UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as
permitted by Rule 14c-5 (d)(2))

☒	Definitive Information Statement

CLEARSTORY SYSTEMS, INC.

(Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction: $4,340,000

5)	Total fee paid: $868

☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No:

	3)	Filing Party:

	4)	Date Filed:

[CLEARSTORY LETTERHEAD]

One Research Drive
Westborough, Massachusetts  01581
(508) 870-4000

April 13, 2006

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF VOTING POWER OF THE COMPANY’S STOCK

Dear Fellow Stockholder:

Notice is hereby given pursuant to Section 228 of the General Corporation Law of the State of Delaware to the holders of the Common Stock, the Series B Convertible Preferred Stock (“Series B Preferred”) and the Series C Convertible Preferred Stock (“Series C Preferred”) of ClearStory Systems, Inc., a Delaware corporation (the “Company”). Holders of a majority in voting power of shares of the Company’s Common Stock, Series B Preferred and Series C Preferred have approved the sale (the “Asset Sale”) of substantially all of the assets of the Company’s document solutions business unit to Datawatch Corporation, a Delaware corporation (“Datawatch”), pursuant to that certain Asset Purchase Agreement, dated as of March 10, 2006 (the “Asset Purchase Agreement”). A copy of the Asset Purchase Agreement is included as Appendix A to this Information Statement.

The Asset Purchase Agreement and the sale of assets to Datawatch have been approved unanimously by our Board of Directors. As permitted by Delaware law and our Amended and Restated Certificate of Incorporation, the Company has received the written consent of holders of a majority in voting power of shares of the Company’s Common Stock, Series B Preferred and Series C Preferred entitled to vote approving the Asset Purchase Agreement and the related asset sale.

ACCORDINGLY, STOCKHOLDERS ARE NOT BEING ASKED FOR PROXIES TO VOTE THEIR SHARES WITH RESPECT TO THE ASSET PURCHASE AGREEMENT OR THE ASSET SALE. NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT AND NO MEETING OF STOCKHOLDERS WILL BE HELD TO CONSIDER THE ASSET PURCHASE AGREEMENT OR THE SALE OF OUR ASSETS.

Pursuant to the terms of the Asset Purchase Agreement, the Company, and not the stockholders, will receive all of the proceeds of the Asset Sale.

The Asset Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. It contains a description of the Asset Purchase Agreement and the asset sale, as well as summary information regarding the contract of sale and the sale of assets. We encourage you to read this Information Statement, including Appendix A, thoroughly. You may also obtain information about us from publicly available documents we file with the Securities and Exchange Commission.

Sincerely,

Henry F. Nelson
President and Chief Executive Officer

INFORMATION STATEMENT

ClearStory Systems, Inc.
One Research Drive
Westborough, Massachusetts  01581
(508) 870-4000

Introduction

This Information Statement is being furnished to the stockholders of ClearStory Systems, Inc., a Delaware corporation (the “Company”), in connection with the prior approval by our Board of Directors of, and receipt of approval by written consent of holders of a majority in voting power of shares of the Company’s Common Stock, Series B Preferred and Series C Preferred entitled to vote for, the proposed sale (the “Asset Sale”) of substantially all of the assets of the Company’s business unit (the “IDARS Business Unit”) that engages in document solutions business activities, which are primarily fixed content, report management and electronic statement presentment in the integrated document archive repository systems market (IDARS) to Datawatch Corporation, a Delaware corporation (“Datawatch”).

The Asset Sale will be effected pursuant to an Asset Purchase Agreement, dated as of March 10, 2006, by and between the Company and Datawatch (the “Asset Purchase Agreement”), as more fully described in this Information Statement. A copy of the Asset Purchase Agreement is included as Appendix A to this Information Statement and is incorporated herein by reference.

The Board of Directors believes that approval and consummation of the Asset Purchase Agreement and the Asset Sale are in the best interests of the Company and its stockholders. Accordingly, on March 9, 2006, the Board unanimously approved the Asset Purchase Agreement and the Asset Sale and directed that they be submitted for stockholder approval. The Company, and not the stockholders, will receive all of the proceeds from the Asset Sale. It is expected that the net proceeds from the sale of the IDARS Business Unit will be used improve the Company’s financial position and be used in the continued development and marketing of the Company’s content solutions in the digital asset management (“DAM”) market.

As of March 3, 2006, the Company had 5,992,287 shares of Common Stock, $.01 par value per share (the “Common Stock”) outstanding. As of March 3, 2006, the Company had no shares of Series A Convertible Preferred Stock, $.01 par value per share (the “Series A Preferred”), outstanding. As of March 3, 2006, the Company had 123,344 shares of Series B Convertible Preferred Stock, $.01 par value per share (the “Series B Preferred”), outstanding which are convertible into 8,634,080 shares of Common Stock. As of March 3, 2006, the Company had 4,185,729 shares of Series C Convertible Preferred Stock, $.01 par value per share (the “Series C Preferred” and collectively with the Series A Preferred and the Series B Preferred, the “Preferred Stock”), outstanding which are convertible into 8,371,458 shares of Common Stock. In the aggregate, the outstanding shares represent a total of 22,997,825 votes entitled to be cast.

Under Delaware law and our Amended and Restated Certificate of Incorporation, the affirmative vote of a majority of the votes entitled to be cast by holders of all shares of the Company’s Common Stock and Preferred Stock outstanding as of the close of business on March 3, 2006, is required to approve the Asset Purchase Agreement and the Asset Sale. Under our Amended and Restated Certificate of Incorporation, each share of Common Stock is entitled to one vote per share, and each share of Preferred Stock is entitled to one vote for each share of Common Stock into which such share is convertible. As of March 3, 2006, there were (1) 5,992,287 shares of Common Stock outstanding, (2) 123,344 shares of Series B Preferred outstanding, which are convertible into 8,634,080 shares of Common Stock, and (3) 4,185,729 shares of Series C Preferred outstanding, which are convertible into 8,371,458 shares of Common Stock, representing a total of 22,997,825 votes entitled to be cast.

As permitted by the Delaware General Corporation Law, on March 10, 2006, the Company has received a written consent in lieu of a meeting of stockholders from holders of 1,330,757 shares of Common Stock, 123,344 shares of Series B Preferred, and 4,185,729 shares of Series C Preferred, representing a total of 18,336,295 votes,

i

which represents 80% of the total votes entitled to be cast, approving the Asset Purchase Agreement and the Asset Sale.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO PROXY CARD HAS BEEN ENCLOSED AND NO MEETING OF STOCKHOLDERS WILL BE HELD TO CONSIDER THE ASSET PURCHASE AGREEMENT OR THE ASSET SALE.

The Asset Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders.

This Information Statement is furnished for the purposes of informing stockholders, in the manner required under the Securities Exchange Act of 1934, as amended, of the Asset Sale before it is consummated. This Information Statement is first being mailed on or about April 13, 2006 to holders of record of Common Stock, Series B Preferred and Series C Preferred as of the close of business on March 3, 2006.

THE INFORMATION IN THIS INFORMATION STATEMENT REGARDING DATAWATCH HAS BEEN SUPPLIED BY DATAWATCH.

ii

Summary Term Sheet

This Information Statement is being furnished to the stockholders of ClearStory Systems, Inc., a Delaware corporation, in connection with the prior approval by our Board of Directors, and receipt by the Board of approval by written consent of holders of a majority in voting power of shares of the Company’s Common Stock, Series B Preferred and Series C Preferred entitled to vote, for the proposed sale (the “Asset Sale”) of substantially all of the assets of the Company’s business unit (the “Business Unit”) that engages in document solutions business activities, which are primarily fixed content, report management and electronic statement presentment to Datawatch Corporation, a Delaware corporation, pursuant to the Asset Purchase Agreement (defined below). The terms “we,” “our,” and the “Company” in this Information Statement refer to ClearStory Systems, Inc. References to “you” are to the stockholders of ClearStory Systems, Inc.

The summary that follows highlights selected information contained elsewhere in this Information Statement. It may not contain all of the information that is important to you. To fully understand the sale of substantially all of the assets of our IDARS Business Unit to Datawatch Corporation, and for a more complete description of the Asset Sale and related matters, you should carefully read this Information Statement (including the Asset Purchase Agreement included as Appendix A) in its entirety.

The Parties

We are a publicly owned Delaware corporation that provides integrated enterprise content management solutions. Our principal office is located at One Research Drive, Suite 200B, Westborough, MA 01581, where our telephone number is (508) 870-4000. See “Information About The Company” at page 1.

Datawatch Corporation (“Datawatch”) is a publicly owned Delaware corporation engaged in the design, development, manufacture, marketing, and support of business computer software primarily for the Windows-based market. Datawatch’s principal office is located at Quorum Office Park, 271 Mill Road, Chelmsford, MA 01824, where its telephone number is (978) 441-2200. See “Information About Datawatch” at page 2.

The Asset Sale

On March 9, 2006, our Board of Directors, at a meeting duly called and held, approved an asset purchase agreement, dated as of March 10, 2006, between Datawatch and us, a copy of which is included as Appendix A to this Information Statement (the “Asset Purchase Agreement”). Pursuant to terms of the Asset Purchase Agreement:

•      we intend to sell substantially all of the assets used in the IDARS Business Unit;

•      the Asset Sale will consist of intellectual property rights and all relevant company records and equipment to sustain the business for the products known as Radiant Business Document Server and Radiant MailManager, along with our existing customer maintenance contracts and other assets and liabilities of the IDARS Business Unit as provided in the Asset Purchase Agreement; and

•      as consideration for these assets, Datawatch has agreed to pay us $4.34 million at closing ($100,000 of which will be held back until audited financial statements for the year ended March 31, 2006 of the IDARS Business Unit are provided) and 30% of the future net revenues (exclusive of the first $337,500 of net revenues) from all sales of the IDARS Business Unit’s related products and services sold by Datawatch for a period of 18 months from the date of completion of the Asset Sale.

See “The Sale Of Assets To Datawatch” at page 1.

Reasons For The Asset Sale

We had maintained a presence in the integrated document archive repository systems market (IDARS) through the IDARS Business Unit which entails capturing, managing, preserving and managing fixed, or static documents. The market focus had traditionally been financial institutions, insurance, healthcare and transaction based organizations. In fiscal 2003, we concluded that the long-term growth opportunity within these vertical segments was limited due to competition from companies with greater financial and technology resources and the maturation of the market.

In a review of potential market prospects, we decided to expand within the broader enterprise content management (“ECM”) market segment in the digital asset management (“DAM”) market which was expected to grow at a significantly higher rate than the IDARS market with no one company having a dominant position within the DAM market.

In September 2003, we acquired WebWare Corporation, a leading provider of solutions for the DAM market. Since that time, we have used the operating profits of the IDARS Business Unit, coupled with the sale of additional preferred equity to our existing shareholders, to continue to develop and market our DAM solutions. As we believe that the long-term growth prospects are more attractive within the DAM market, we have gradually shifted the majority of our resources to the DAM market and away from the IDARS Business Unit. With the exception of the development of our MailManager product, we have made limited investments in new IDARS product offerings and marketing efforts as we have attempted to maximize its operating performance and resulting cash flows in order to provide the needed resources to the DAM business. In order for our IDARS product offerings to stay competitive within the market, additional resources need to be allocated to the IDARS Business Unit which we feel would be better utilized within the DAM market given our limited resources.

As such, we believe that the sale of the IDARS Business Unit offers the opportunity to significantly enhance our balance sheet and offers us the potential opportunity to attain further capital that may be necessary to fund the potential growth strategy in the DAM market. Additionally, the divestiture of the IDARS Business Unit will provide us with the opportunity to singularly focus our efforts in one market, which we believe will further enhance the possibility for success in the DAM market and leverage the market expansion. See “Background Of And Reasons For The Asset Sale” at page 4.

Structure Of The Company After The Asset Sale

After completion of the Asset Sale we will continue to operate without the assets of the IDARS Business Unit and will continue to operate as a public company. Our common stock will continue to be traded on the over the counter market under the symbol CSYS.OB. After the Asset Sale our primary business will be providing software solutions within the DAM market. We intend to use the proceeds of the asset sale for working capital purposes and further expansion into the DAM market. See “Consideration; Use Of Proceeds; Structure Of The Company After The Asset Sale” at page 5.

Approval Of Our Board of Directors And Stockholders

Our Board of Directors, after careful consideration, has approved the Asset Purchase Agreement and the Asset Sale and has recommended that our stockholders vote for its adoption. Immediately following the execution of the Asset Purchase Agreement by Datawatch and the Company on March 10, 2006, stockholders representing 80% of our shares of voting stock outstanding executed a written consent in lieu of a stockholders meeting approving the Asset Purchase Agreement and the Asset Sale. See “Voting Securities And Principal Holders Thereof” at page 11.

Use Of Proceeds

The Asset Purchase Agreement provides that we will receive and Datawatch shall pay $4.34 million at closing and an earnout equivalent to 30% of the future net revenues (exclusive of the first $337,500 of net revenues) from sales of the related products and services of the IDARS Business Unit for a period of 18 months from the date of completion of the Asset Sale. There is no guarantee that the earn-out will net us any proceeds in addition to the $4.34 million paid at closing. In addition, $100,000 of the $4.34 million otherwise payable at closing will be held back by Datawatch until such time as audited financial statements for the year ended March 31, 2006 are delivered to Datawatch.

We, and not our stockholders, will receive all of the net proceeds from the Asset Sale. We currently intend to use the net proceeds from the Asset Sale in one or more of the following ways:

•      For working capital purposes to fund losses in the near term;

•      Expansion of sales and marketing efforts;

•      Reduce outstanding indebtedness;

•      Advance strategic relationships with potential third party resellers and distributors; and

•      Further advance defined vertical applications for the DAM market.

See “Consideration; Use Of Proceeds; Structure Of The Company After The Asset Sale” at page 5.

Dissenters’ Rights

Our stockholders are not entitled to seek dissenters’ or appraisal rights under Delaware law in connection with the Asset Sale. See “Dissenters’ Rights” at page 10.

A NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Information Statement contains certain forward-looking statements, including statements regarding our “expectations,” “beliefs,” “goals,” “hopes,” “strategies,” and the like. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking those safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are subject to change at any time and from time to time and that could cause our actual results, performance or achievements to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results or developments to differ materially from those described in or contemplated or implied by such forward-looking statements include, without limitation, the risk that the assumptions upon which the forward-looking statements are based ultimately may prove to be incorrect or incomplete, that the transactions contemplated by the Asset Purchase Agreement will not be consummated in a timely manner or at all as well as other risks and uncertainties that are described in the Company’s filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

Summary Information In Question And Answer Format

The following information in question and answer format summarizes many of the material terms of our proposed Asset Sale to Datawatch. For a complete description of the terms and conditions of the Asset Sale, you are advised to carefully read this entire Information Statement and the other documents referred to herein. The actual terms and conditions of the Asset Sale are contained in the Asset Purchase Agreement. The Asset Purchase Agreement is included as Appendix A to this Information Statement.

What Vote Is Required To Approve The Asset Sale?

Approval of the Asset Sale requires the affirmative vote of holders of a majority in voting power of shares of our Common Stock, Series B Preferred and Series C Preferred entitled to vote. Under our Amended and Restated Certificate of Incorporation, each share of our Common Stock is entitled to one vote per share, and each share of our Preferred Stock is entitled to one vote for each share of Common Stock into which such share is convertible.

What Constitutes A Majority In Voting Power Of The Shares?

On March 3, 2006, there were 5,992,287 shares of Common Stock outstanding. As of March 3, 2006, there were 123,344 shares of Series B Preferred outstanding, which are convertible into 8,834,080 shares of Common Stock. As of March 3, 2006, there were 4,185,729 shares of Series C Preferred outstanding, which are convertible into 8,371,458 shares of Common Stock, representing a total of 22,997,825 votes entitled to be cast and 11,498,913 constitutes a majority of the voting power of the shares of our Common Stock, Series B Preferred and Series C Preferred.

Who Voted In Favor Of The Asset Sale?

CIP Capital LP, CSSMK, LLC, SCP Private Equity Partners II, LLC, Selway Partners, LLC and Mitchell Klein (including affiliates) voted an aggregate of 1,330,757 common shares, 123,344 Series B shares and 4,185,729 Series C shares in favor of the Asset Sale and the approval of the Asset Purchase Agreement. Such shares represent 80% of the voting power of shares of our Common Stock, Series B Preferred and Series C Preferred entitled to vote. See “Voting Securities And Principal Holders Thereof” at page 11.

Will The Stockholders That Voted In Favor Of The Asset Sale Have Any Relationship With Datawatch Following The Closing Of The Asset Sale?

No. None of the stockholders that voted in favor of the Asset Sale anticipate working for or with Datawatch or otherwise have any direct or indirect financial relationship with Datawatch.

Why Isn’t The Company Holding A Stockholders Meeting To Vote On The Proposed Asset Sale?

In order to lawfully close on the proposed Asset Sale, Delaware law requires that holders of a majority in voting power of shares of our Common Stock, Series B Preferred and Series C Preferred entitled to vote cast votes in favor of the proposed Asset Sale. The stockholders voting in favor of the proposed Asset Sale represent 80% of the shares outstanding, or a majority of the votes entitled to be cast. Therefore, we concluded that because approving a transaction by the written consent of stockholders can be faster than distributing a notice of meeting and proxy statement, and conducting a stockholders meeting, and in light of the fact that we and Datawatch wanted to expedite the closing of the proposed Asset Sale, we decided not to conduct a meeting of stockholders. Instead, promptly following the execution of the Asset Purchase Agreement, stockholders owning approximately 80% of the shares signed a written consent approving the Asset Sale, the Asset Purchase Agreement and the transactions contemplated thereby.

What Are The Terms Of The Asset Purchase Agreement?

On March 9, 2006, our Board of Directors, acting at a meeting duly called and held, approved the Asset Purchase Agreement, a copy of which is included as Appendix A to this Information Statement, pursuant to which we intend to sell, and Datawatch intends to purchase, substantially all of the assets of the IDARS Business Unit (including our intellectual property rights and all relevant company records and equipment to sustain the business for the products known as Radiant Business Document Server and Radiant MailManager, along with the existing customer maintenance contracts, and certain assets and liabilities as mutually agreed). As consideration for these assets, Datawatch has agreed to pay us $4.34 million at closing and an earnout equivalent to 30% of the future net revenues (exclusive of the first $337,500 of net revenues) from sales of all related products and services of the IDARS Business Unit for a period of 18 months from the date of completion of the Asset Sale.

Why Is The Company Selling its Assets?

We feel there is limited growth potential in the markets serviced by the IDARS Business Unit. On the other hand, we feel the DAM market has significantly higher growth potential and we will be able to capitalize on this growth potential based on our current position in the DAM market. Selling the assets of the IDARS Business Unit will provide us with additional capital necessary to grow the DAM market business and will enable us to singularly focus on the DAM market.

What Will Happen To The Company After The Asset Sale?

After completion of the Asset Sale we will continue to operate without the assets of the IDARS Business Unit and will continue to operate as a public company. Our common stock will continue to be traded on the over the counter market under the symbol CSYS.OB. After the Asset Sale our primary business will be providing software solutions within the DAM market.

What Factors Were Considered By Management And Our Board of Directors In Deciding To Sell Substantially All Of The Company’s Assets?

Management and our Board of Directors considered a number of factors before deciding to execute the Asset Purchase Agreement, including but not limited to, the following:

•      Selling the IDARS Business Unit will allow us to singularly focus on the DAM market which we believe is a growing market segment;

•      The terms and conditions of the proposed Asset Sale; and

•      The belief that the offered purchase price by Datawatch is a fair price for the assets of the IDARS Business Unit.

Will Our Stockholders Receive Any Of The Proceeds From The Asset Sale?

No. Datawatch is paying us cash for the assets of the IDARS Business Unit.  The proceeds we receive from the Asset Sale will be retained by the Company and are expected to be used primarily for working capital purposes and expansion of our business in the DAM market. If you owned our stock prior to the Asset Sale you will continue to own our stock after the closing of the Asset Sale.

How Is The Purchase Price For The Asset Sale Being Financed By Datawatch?

Datawatch has advised us that the $4.34 million of the purchase price to be paid to us at closing will be funded from Datawatch’s cash reserves.

What Rights Do Stockholders Have To Dissent From The Asset Sale?

Our stockholders do not have the right to seek the appraisal of their shares under Delaware law. Furthermore, no provision has been made to grant any public stockholder access to the corporate files of the

Company or to the files of any stockholder or to obtain counsel for or appraisal services for any public stockholder at the expense of the Company or any stockholder.

What Are The Conditions Of The Asset Sale?

The following list includes what our Board of Directors and Management believe are the material conditions to the Asset Sale, all of which must be satisfied at or prior to the time of the closing. In view of the fact that interpretations of “materiality” can be subjective, the list is qualified by reference to the Asset Purchase Agreement which is attached as Appendix A to this Information Statement. You are urged to carefully read this entire document including the Asset Purchase Agreement.

•      There are no legal restraints rendering the Asset Purchase Agreement unlawful or preventing the consummation of the transactions contemplated thereunder and no pending litigation that seeks to prohibit, alter, prevent or materially delay those transactions;

•      Certain consents and waivers to the consummation of the Asset Sale shall have been obtained; and

•      The respective representations and warranties made in the Asset Purchase Agreement by each of the parties to the Asset Purchase Agreement shall be true and correct.

CLEARSTORY SYSTEMS, INC.
INFORMATION STATEMENT

TABLE OF CONTENTS

Prior Stockholder Approval
The Sale Of Assets To Datawatch
Parties To The Asset Sale; Relationship Of The Company To Datawatch
Background Of And Reasons For The Asset Sale
Assets Subject To Sale
Consideration; Use Of Proceeds; Structure Of The Company After The Asset Sale
Terms Of The Asset Purchase Agreement
Dissenters’ Rights
Certain Federal Income Tax Consequences
Accounting Treatment
Regulatory Approvals
Voting Securities And Principal Holders Thereof
Where You Can Find Additional Information
Householding Of Information Statement
ClearStory Systems, Inc. Financial And Other Information
Description of Business
Description of Property
Legal Proceedings
Management’s Discussion and Analysis or Plan of Operation
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Financial Statements
ClearStory Systems, Inc. IDARS Business Unit Financial Information
Certain Pro Forma Financial Information and Related Data of ClearStory Systems, Inc.

Appendix

A.            Asset Purchase Agreement, dated as of March 10, 2006, between the Company and Datawatch Corporation.

Prior Stockholder Approval

Our ability to sell our assets without a meeting of our stockholders is authorized by Section 228 of the Delaware General Corporation Law. That section generally provides that a Delaware corporation may substitute for action on a matter by its stockholders at a meeting the written consent of the holders of outstanding shares of capital stock holding at least the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter are present and voted. In accordance with this provision, we obtained the written consent of holders of a majority in voting power of shares of our Common Stock, Series B Preferred and Series C Preferred entitled to vote, approving the sale of substantially all of the IDARS Business Unit’s assets to Datawatch pursuant to the Asset Purchase Agreement. As a result of the action of holders of a majority in voting power of shares of our Common Stock, Series B Preferred and Series C Preferred entitled to vote, we are not soliciting proxies, and there will be no further stockholder action on the Asset Purchase Agreement or Asset Sale.

Holders of record of our Common Stock and Preferred Stock, are entitled to notice of the action taken by written consent approving the Asset Sale and the Asset Purchase Agreement.

Under Delaware law and our Amended and Restated Certificate of Incorporation, the affirmative vote of holders of a majority in voting power of shares of our Common Stock and Preferred Stock entitled to vote, as of the close of business on the record date, was required to approve the Asset Purchase Agreement and the Asset Sale. Each holder of Common Stock is entitled to one vote on each of the foregoing matters, for each share of Common Stock held by such stockholder. Each share of Preferred Stock is entitled to one vote for each share of Common Stock into which such share is convertible. As of March 3, 2006, we had 5,992,287 shares of Common Stock outstanding. As of March 3, 2006, there were 123,344 shares of Series B Preferred outstanding, which were convertible into 8,834,080 shares of Common Stock. As of March 3, 2006, there were 4,185,729 shares of Series C Preferred outstanding, which were convertible into 8,371,458 shares of Common Stock, representing a total of 22,997,825 votes entitled to be cast.

On March 10, 2006, we received the affirmative written consent of the holders of a majority in voting power of shares of our Common Stock, Series B Preferred and Series C Preferred entitled to vote to cast a total of 18,336,295 votes, or 80% of the total votes entitled to be cast by all such holders.

The Sale Of Assets To Datawatch

The terms and conditions of the Asset Sale, which is the sale of substantially all the assets of the IDARS Business Unit to Datawatch, are set forth in the Asset Purchase Agreement, dated as of March 10, 2006. A copy of the Asset Purchase Agreement, excluding the exhibits or schedules thereto, is included as Appendix A to this Information Statement. The description in this Information Statement of the terms and conditions of the Asset Sale and of the Asset Purchase Agreement is a summary only and may not contain all of the information that is important to you. To fully understand the Asset Sale and the terms of the Asset Purchase Agreement, you should carefully read, in its entirety, the copy of the Asset Purchase Agreement included as Appendix A.

Parties To The Asset Sale; Relationship Of The Company To Datawatch

Information About the Company

We were incorporated in Delaware in December 1989 as INSCI Corp. We acquired certain assets and liabilities of WebWare Corp., a leading provider of content management solutions for the digital asset management (“DAM”) market on September 5, 2003. On October 28, 2004, at our Annual Meeting of the Stockholders, we received approval to change our name from INSCI Corp. to ClearStory Systems, Inc. as part of our overall strategic transition within the broader Enterprise Content Management (“ECM”) and DAM markets. We are headquartered in Westborough, Massachusetts, with a mailing address of One Research Drive, Suite 200B, Westborough MA 01581 and telephone number (508) 870-4000.

We are an established provider of software solutions within the ECM and DAM markets. Our proven solutions manage the capture, storage, distribution, security and lifecycle of wide-ranging unstructured content, such as video, marketing assets, multi-media presentations, animation; fixed content, such as reports, statements, trade confirmations, explanation of benefits statements, and other final-form documents, and e-mail. Our suite of software provides applications for the management of this content; and a platform for integrating this content into a wide variety of business environments including global marketing, media services, compliance initiatives, brand management, e-learning, online self-service, finance, and customer service.

Information About Datawatch

Datawatch is engaged in the design, development, manufacture, marketing, and support of business computer software primarily for the Windows-based market. Its products address the enterprise content management and reporting, business intelligence, data replication, service management and help desk markets. Datawatch’s principal office is located at Quorum Office Park, 271 Mill Road, Chelmsford, MA 01824 and its telephone number is (978) 441-2200.

Datawatch’s principal products included in Desktop and Server Software, Report Management and Business Service Management Solutions are:  Monarch, a desktop report mining and business intelligence application that lets users extract and manipulate data from ASCII report files, PDF files or HTML files produced on any mainframe, midrange, client/server or PC system; Monarch Data Pump, a data replication and migration tool that offers a shortcut for populating and refreshing data marts and data warehouses, for migrating legacy data into new applications and for providing automated delivery of reports in a variety of formats via email; Monarch|RMS, a web-based report mining and analysis solution that integrates with any existing COLD/ERM, document or content management archiving solution; Datawatch|ES, a web-enabled business information portal, providing complete report management, business intelligence and content management, and the ability to analyze data within reports derived from existing reporting systems with no new programming or report writing; Datawatch|Researcher, a .NET based content and data aggregation solution that searches inter-related data, documents, and communications scattered over multiple and disparate repositories, then merges and analyzes the results into comprehensive actionable case records; Visual|QSM, a fully internet-enabled IT support solution that incorporates workflow and network management capabilities and provides web access to multiple databases via a standard browser; Visual|Help Desk or Visual|HD, a web-based help desk and call center solution operating on the IBM Lotus Domino platform; and VorteXML, a data transformation product for the emerging XML market that easily and quickly converts structured text output from any system into valid XML for web services and more using any DTD or XDR schema without programming.

Past Contacts and Negotiations

We decided to explore the opportunity to increase the focus on the growing DAM market and to enhance our balance sheet. We determined that increased capital would be necessary to continue to enhance the strategic growth opportunity, including the introduction of the Enterprise Media Server (“EMS”) platform, to establish a direct marketing and sales effort and to augment the services functions within the Company. As a consequence, we hired Berkery, Noyes & Co, LLC (“Berkery”), an investment banking firm, to assist us in pursuing the potential sale of the IDARS Business Unit. A letter of engagement was executed between us and Berkery on August 30, 2005. Under the letter of engagement, Berkery advised us in developing the business presentation to be provided to potential acquirors of the IDARS Business Unit, one of which was Datawatch.  Berkery did not advise us as to the fairness of the consideration offered and did not provide us with a report, opinion or appraisal of any kind.

On November 29, 2005, Robert Hagger, Chief Executive Office of Datawatch, contacted Henry F. Nelson, Chief Executive Officer of the Company to discuss the acquisition of the IDARS Business Unit. Mr. Hagger subsequently executed a Non-disclosure Agreement on behalf of Datawatch and was forwarded the IDARS Business Unit presentation.

On January 12, 2006 Mr. Hagger, Mr. John Hulburt, Chief Financial Officer of Datawatch, Mr. Nelson, Mr. Stephen Read, Chief Financial Officer of the Company and a representative of Berkery (this was the only meeting among the principals the representative of Berkery attended in person) met to discuss valuation, deal structure and possible synergies regarding the potential opportunity. At this meeting, Mr. Hagger expressed an interest in the pursuing the acquisition of the IDARS Business Unit and suggested a valuation for the IDARS Busines Unit of approximately $5 million, which was significantly below our expectation. The representative of Berkery and Mr. Nelson immediately informed him that the proposed valuation was unacceptable and that a transaction at that value was not in the best interest of the Company.

Despite the low initial offer by Datawatch the parties were hopeful they could come to agreement on terms and stayed in contact with each other. Several technical and business development representatives of the Company and Datawatch met on February 7, 2006, to further review the technical aspects of each respective product. Mr. John Hulburt, Chief Financial Officer of the Datawatch, continued certain financial due diligence.

On February 16, 2006, we received a non-binding term sheet for the IDARS Business Unit from Datawatch which called for Datawatch to acquire certain assets and liabilities of the IDARS Business Unit for $5 million in cash at closing and a contingent earnout of 30% of revenues over the 18 month period following the closing. This non-binding term sheet was subject to the completion of financial, product and legal due diligence and the entering into a No-Shop Agreement after preliminary due diligence and the approval by Datawatch’s Board of Directors. Mr. Nelson immediately apprised our Board of Directors as to this event and scheduled a meeting for the following day.

On February 17, 2006, our Board of Directors discussed the strategic implications of the terms relative to the divestiture of the more profitable component of our operations. The proposal from Datawatch included a No-Shop Agreement with an expiration of March 15, 2006, which did not contain any break up fees. Mr. Nelson was instructed to prepare a financial analysis illustrating the financial effects of the proposed sale of the IDARS Business Unit and to proceed ahead with the No-Shop Agreement. The Company and Datawatch agreed that it was expedient and cost effective to instruct all advisors to prepare the Asset Purchase Agreement.

In the process of negotiating the Asset Purchase Agreement Datawatch requested a working capital adjustment. We were not receptive to this proposal. Instead of a working capital adjustment, we suggested that Datawatch not purchase the net accounts receivable of the IDARS Business Unit and an adjustment to the purchase price would be made to reflect this. After negotiations, the parties agreed that the up front purchase price of $5 million would be reduced by $660,000 to account for the fact that we would retain the accounts receivable of the IDARS Business Unit.

On March 3, 2006, Mr. Nelson and Mr. Read formally presented to our Board of Directors the financial, operational and market effects of the proposed transaction. A preliminary Asset Purchase Agreement was distributed for review and the adjustment to the up-front cash consideration from $5 million to $4.34 million and the timing of the proposed transaction were discussed. The Board of Directors instructed Mr. Nelson to complete the Asset Purchase Agreement for review by our Board of Directors on or about March 9, 2006 with a targeted closing of April 14, 2006.

Our Board of Directors met on March 9, 2006 and approved the final terms of the Asset Purchase Agreement and this Information Statement in its preliminary form.

Background Of And Reasons For The Asset Sale

We maintained a presence in the integrated document archive repository systems market (“IDARS”) through the IDARS Business Unit. We accumulated 153 customers within this respective market segment, which entails capturing, managing, preserving and managing fixed, or static documents. The market focus has traditionally been financial institutions, insurance, healthcare and transaction based organizations. We believe the growth opportunity within these vertical segments is limited due to competition from companies with greater financial and technology resources and the maturation of the market. Prior to fiscal 2001, we had never achieved positive operating income in any annual period. In fiscal 2001, we experienced significant financial losses in an effort to expand within the statement presentment market segment. In fiscal 2001, we reported financial losses of approximately $17 million and losses from operations of approximately $8.3 million.

Our Board of Directors began recruiting a new management team in 2001 and we attained significant operational achievement relative to its peer group in fiscal 2002 and 2003 through a more defined strategic plan and subsequent cost reduction plan. However, in a review of the potential market prospects we decided to expand within the broader market segment of enterprise content management (“ECM”) in the digital asset management (“DAM”) market which was expected to grow at a significantly higher rate than the IDARS market with no company having a dominating position with the DAM market. Independent industry reports from IDC, Gartner Group, Frost & Sullivan and Meta Group have estimated the growth of the DAM market from 28% to 47% on an annual basis.

In September 2003, we acquired WebWare Corporation, a leading provider of solutions for the DAM market. Since that time, we have used the operating profits of the IDARS Business Unit, coupled with the sale of additional preferred to our existing shareholders, to continue to develop and market our DAM solutions. As we believe that the long-term growth prospects are more attractive within the DAM market, we have gradually shifted the majority of our resources to the DAM market and away from the IDARS Business Unit. With the exception of the development of our MailManager product, we have made limited investments in new IDARS product offerings and marketing efforts as we have attempted to maximize its operating performance and resulting cash flows in order to provide the needed resources to the DAM business. In order for our IDARS product offerings to stay competitive within the market, additional resources need to be allocated to the IDARS Business Unit which we feel would be better utilized within the DAM market given our limited resources.

For these reasons, we believe that the sale of the IDARS Business Unit offers the opportunity to significantly enhance our balance sheet and offers us the opportunity to attain further capital that may be necessary to fund the potential growth strategy in the DAM market. Additionally, the divestiture of the IDARS Business Unit will provide us with the opportunity to singularly focus our efforts in one market, which we believe will further enhance the possibility for success in the DAM market and leverage the market expansion.

The foregoing factors all were considered by our Board of Directors during the course of its deliberations prior to authorizing execution of the Asset Purchase Agreement, in light of the Board’s knowledge of our business and each director’s business judgment. In its deliberations, our Board of Directors did not quantify or otherwise attempt to assign relative weights to the specific factors considered in determining to approve (and to recommend that the stockholders approve) the Asset Sale and the Asset Purchase Agreement. Rather, our Board made its determination based on the total mix of information available to it, and the judgments of the individual directors may have been influenced to different degrees by various factors. In light of the foregoing, the Board of Directors unanimously approved and adopted the Asset Purchase Agreement, and unanimously recommended that our stockholders approve it and the Asset Sale.

Assets Subject To Sale

The assets to be sold by us to Datawatch consist of substantially all of the IDARS Business Unit’s assets, and include the following:

(a)           Intellectual property rights and all relevant company records and equipment to sustain the business for the products known as Radiant Business Document Server and Radiant MailManager;

(b)           All existing customer maintenance contracts of the IDARS Business Unit; and

(c)           Certain other assets and liabilities as provided in the Asset Purchase Agreement.

Consideration; Use Of Proceeds; Structure Of The Company After The Asset Sale

The Asset Purchase Agreement provides that, we will receive and Datawatch shall pay $4.34 million at closing and an earnout equivalent to 30% of the future net revenues from sales of the related products and services of the IDARS Business Unit for a period of 18 months from the date of completion of the Asset Sale. As a result of an anticipated delay in the closing date from April to early May, the parties have agreed that Datawatch will not pay the 30% earnout payment on the first $337,500 of net revenues. There is no guarantee that the earnout will net us any proceeds in addition to the $4.34 million paid at closing. In addition, $100,000 of the $4.34 million to be paid at closing will be held back by Datawatch until such time as audited financial statements for the year ended March 31, 2006 for the IDARS Business Unit are delivered to Datawatch.

Based upon the contact with and the feedback from the various companies contacted regarding the sale of our IDARS Business Unit, we feel the consideration outlined above is a fair price for the assets of our IDARS Business Unit. We made contact with over forty companies regarding the potential sale of the IDARS Business Unit either through Berkery or by utilizing other existing internal and external relationships. Although a significant portion of the contacts made declined interest immediately, we engaged in meaningful discussions, either at in-person meetings and or conference calls with seven companies which resulted in us receiving five non-binding letters of intent or expressions of interest (the “Letters”).  The Letters contained proposed valuations for the IDARS Business Unit ranging from $6 million to $8 million and were conditioned on the completion of additional due diligence, the approval of board of directors, no-shop provisions and the signing of a definitive agreement.  Several of the offers contained in the Letters were also contingent upon the acquiror obtaining bank financing to complete the transaction and were subject to the attainment of future revenue targets by the IDARS Business Unit and other future contingencies.

Datawatch’s offer for the IDARS Business Unit was in the higher end of the range of $6 million to $8 million and we felt had fewer contingencies than many of the offers contained in the Letters.  As discussed above in “Past Contacts and Negotiations” the consideration Datawatch is paying is $4.34 at closing and an earnout of 30% of the future net revenues (exclusive of the first $337,500 of net revenues) from sales of related products and services of the IDARS Business Unit over the 18 month period following the closing.  In addition, we retained certain accounts receivable at an agreed to value of $660,000.  Based on our projections of sales of related products and services of the IDARS Business Unit, we estimate the earnout payment to be approximately $2.25 million.  As such, we believe that the consideration associated with the Datawatch proposal to be approximately $7.25 million.

Based on discussions with all of the potential acquirors we felt Datawatch was the most interested in completing a transaction swiftly and on fair terms.  We also feel that Datawatch will perform well in selling products and services of the IDARS Business Unit which will be to our benefit as the 18 month earnout payment portion of the consideration is paid.  Based in part on these facts and the fact that Datawatch’s offer was in the range of other offers set forth in the Letters and contained fewer contingencies, we decided to engage in exclusive discussions with Datawatch, and on February 17, 2006, we entered into a No-Shop Agreement with Datawatch.

We, and not our stockholders, will receive all of the net proceeds from the Asset Sale. We currently intend to use the net proceeds from the Asset Sale in one or more of the following ways:

•      For working capital purposes to fund losses in the near term;

•      Expansion of sales and marketing efforts;

•      Reduce outstanding indebtedness;

•      Advance strategic relationships with potential third party resellers and distributors; and

•      Further advance defined vertical applications for the DAM market.

After completion of the Asset Sale we will continue to operate without the assets of the IDARS Business Unit and will continue to operate as a public company. Our common stock will continue to be traded on the over the counter market under the symbol CSYS.OB. After the Asset Sale our primary business will be providing software solutions within the DAM market. We intend to use the proceeds of the asset sale for working capital purposes and further expansion into the DAM market.

Terms Of The Asset Purchase Agreement

The following is a summary of the significant provisions of the Asset Purchase Agreement. To fully understand the Asset Sale and the terms of the Asset Purchase Agreement, you should carefully read in its entirety the copy of the Asset Purchase Agreement that is included as Appendix A to this Information Statement and is incorporated herein by reference.

Purchase Price

The Asset Purchase Agreement provides that Datawatch will pay us $4.34 million at closing, 30% of the future net revenues (the “Earnout Payments”) from all of the IDARS Business Unit’s related products and services sold for a period of 18 months from the date of completion of the Asset Sale and assume certain of our liabilities. As a result of an anticipated delay in the closing date from April to early May, the parties have agreed that Datawatch will not pay the 30% earnout payment on the first $337,500 of net revenues. Before May 15, 2006 we are required to deliver audited financial statements of the IDARS Business Unit for the periods ended March 31, 2006. $100,000 of the $4.34 million to be paid at closing will be held back by Datawatch until such time as these audited financial statements are delivered to Datawatch.

Portion of Earnout is Held-Back

The first $750,000 in accrued Earnout Payments (“Initial Earnout Payment”), shall be held-back by Datawatch and shall not be paid until twelve months after the date of completion of the Asset Sale. Datawatch shall have the right to offset against such Initial Earnout Payment any damages owed by us to Datawatch pursuant to certain indemnification provisions of the Asset Purchase Agreement.

Representations And Warranties

The Asset Purchase Agreement contains various customary representations and warranties made by us for the benefit of Datawatch and by Datawatch for our benefit.

Covenants And Agreements Of The Company And Datawatch

The Company and Datawatch have set forth various covenants and agreements in the Asset Purchase Agreement, including the following:

Conduct of Business Pending Closing.  The Company shall conduct the business in the ordinary course consistent with past practices and shall use its reasonable best efforts to preserve intact the business organization and relationships with third parties and to keep available the services of the present employees of the business.

Noncompetition.  The Company agrees that for a period of three full years from the closing date, neither it nor any of its affiliates shall:

(a)           Engage, either directly or indirectly, as a principal or for its own account, or solely or jointly with others, or as a stockholder in any corporation or joint stock association, in any business that competes with the IDARS Business Unit;

(b)           Employ or solicit, or receive or accept the performance of services by, any transferred employee; or

(c)           Advise any customer or supplier of the business with respect to its business relationship with the IDARS Business Unit.

In the event the Company is acquired after the Asset Sale by a person (the “Acquiror”), the business activities of Acquiror on the date Acquiror acquires the Company (including any activities that compete with the IDARS Business Unit) shall not be deemed a violation of the provisions of the noncompetition section notwithstanding the fact that the combined entity of Acquiror and the Company will continue to engage in such business activities.

Trademarks; Tradenames.  Except as noted in the Asset Purchase Agreement, the Company shall eliminate the use of all of the trademarks, tradenames, service marks and service names used in the business, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents. The Company shall grant Datawatch the right to use the Company name, as described in the Trademark License Agreement attached as Exhibit B to the Asset Purchase Agreement.

No-Shop Provision. The Company shall not:

(a)           Enter into any agreement, understanding or arrangement relating to any proposal, plan, agreement, understanding or arrangement contemplating (directly or indirectly):

(i)            Any merger, consolidation, reorganization, recapitalization or similar transaction involving the Company or any of our subsidiaries;

(ii)           Any transfer or issuance of any capital stock or other securities of the Company or any of the Company’s subsidiaries for the purpose of effecting a change of control of the Company; or

(iii)          Any transfer of any material asset of the business (collectively, an “Acquisition Proposal”).

(b)           Engage in any discussions or negotiations relating to, any Acquisition Proposal;

(c)           Provide any information regarding Datawatch or its business or operations to any party (other than to Datawatch) in connection with any possible acquisition proposal; or

(d)           Solicit or encourage the submission of any acquisition proposal.

Provided however, that from March 10, 2006 until the closing date, the Company may engage in discussions with other parties regarding the purchase of solely the assets of the Company not utilized in the IDARS Business Unit.

In the event that we receive a written or oral inquiry expressing interest in an acquisition proposal from any third party, we shall immediately by electronic mail notify Datawatch in writing of such inquiry.

Delivery of Financial Statements.  The Company shall deliver to Datawatch the audited balance sheet and the related statements of operations and cash flows as of March 31, 2006, by May 15, 2006.

Billings by the Company Between Signing and Closing.  Between the date of the Asset Purchase Agreement and closing, the Company will bill its customers consistent with past practices and specifically, the Company will not bill its customers more than 75 days in advance of the commencement of a service period.

Customer Overpayments.  Within thirty (30) days after the closing, the Company will send cash refunds to any customers of the business in the amounts listed on Schedule 5.11 of the Asset Purchase Agreement for which customer overpayments have been retained by the Company.

Post-Closing Transition.  To the extent Datawatch’s employees temporarily reside at our office in Westborough, MA after the closing to facilitate transition issues, Datawatch agrees that such employees (and any equipment or other assets of Datawatch) shall be removed from our premises by June 1, 2006.

Seller License Agreement.  At the closing, Datawatch will grant the Company for fifteen (15) named users a non-exclusive right and license to use Radiant Business Document Server and Radiant MailManager for our own internal business purposes.

Audit Fees.  Datawatch agreed to pay the fees of the audits of the financial statements of the Business as of March 31, 2005 and March 31, 2006, in an aggregate amount not to exceed $60,000.00.

Confidentiality. The Company, Datawatch and affiliates of each are subject to duties of confidentiality typical in a transaction of this nature.

Conditions To Closing; Closing Date

Datawatch’s obligations to complete the Asset Sale are subject to the satisfaction or waiver of, among others, the following conditions:

(a)           The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it;

(b)           The representations and warranties of the Company contained in the Asset Purchase Agreement shall be true and correct except for such untruths or inaccuracies that, individually or in the aggregate, are not reasonably likely to have a material adverse effect;

(c)           There has not been any material adverse change, or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay Seller’s ability to consummate the transactions contemplated by the Asset Purchase Agreement or perform its material obligations under the Asset Purchase Agreements;

(d)           No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Datawatch of all or any material portion of the purchased assets after the closing date and no proceeding challenging the Asset Purchase Agreement or the transactions contemplated thereby or seeking to prohibit, alter, prevent or materially delay the closing (i) shall have been instituted by any governmental authority before any court, arbitrator or governmental body, agency or official and be pending or (ii) shall have been instituted by any person (other than a governmental authority) before any court, arbitrator or governmental body, agency or official and be pending, where such proceeding would in the reasonable judgment of Datawatch reasonably be expected to result in a ruling that would prohibit, alter, prevent or materially delay the closing;

(e)           Datawatch shall have received an opinion of Sullivan & Worcester LLP with respect to certain matters specifically identified in the Asset Purchase Agreement;

(f)            Datawatch shall have received the audited balance sheet of the IDARS Business Unit as of March 31, 2006 and the related statements of the IDARS Business Unit of operations and cash flows of the Business for the one year period ending March 31, 2006 together with an audit opinion of the independent registered accounting firm of Miller Ellin & Company, LLP;

(g)           The Company shall have received certain specified consents, authorizations or approvals to close the transactions contemplated by the Asset Purchase Agreement.

Our obligation to complete the Asset Sale is subject to the satisfaction or waiver of, among others, the following conditions:

(a)           Datawatch shall have performed in all material respects all of its obligations hereunder required to be performed by it; and

(b)           The representations and warranties of Datawatch contained in the Asset Purchase Agreement are true and correct as of the closing date;

The parties are working toward completing the Asset Sale as quickly as possible. This Information Statement is being sent to you on or about April 13, 2006. We currently expect that the Asset Sale will close on or after May 1, 2006.

Indemnification

Each party agrees to indemnify the other party against and agrees to hold it harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) incurred or suffered arising out of:

(a)           any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty giving rise to claim for indemnity thereunder);

(b)           any claim, action, suit or proceeding by any third party alleging facts that if proven true would constitute a misrepresentation or breach of warranty;

(c)           any breach of any covenant or agreement; and

(d)           any tax obligations of the Company (other than any tax obligations under Section 8.03(c) of the Asset Purchase Agreement), whether as a result of a permitted lien or otherwise, notwithstanding any disclosure on any disclosure schedule hereto or otherwise of the possibility of any such Taxes or the existence of any reserves therefor.

Neither party shall be liable for damages under clause (a) above unless the aggregate amount of the damages with respect to all such misrepresentations or breaches of warranty (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to claim for indemnity hereunder) exceeds $50,000. Datawatch shall holdback the Initial Earnout Payment ($750,000) to pay damages owed by the Company to Datawatch. Our maximum liability for damages under clauses (a) and (b) above shall not exceed the Initial Earnout Payment. Our maximum liability for damages under clause (d) above shall not exceed the $4.34 million plus the amount of the Earnout Payments.

Termination

The Asset Purchase Agreement and the transactions contemplated thereby may be terminated at any time prior to the closing of the Asset Sale:

(a)           By written agreement of Datawatch and the Company;

(b)           By either Datawatch or the Company if the closing shall not have been consummated on or before June 30, 2006; and

(c)           By either Datawatch or the Company if consummation of the transactions contemplated thereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

Dissenters’ Rights

In accordance with the Delaware General Corporation Law, our stockholders do not have dissenters’ or appraisal rights in connection with the Asset Sale.

Certain Federal Income Tax Consequences

The Asset Sale will be treated as a taxable transaction for federal and state tax purposes. It is anticipated that any gain from the proposed Asset Sale will be substantially offset against our net operating loss carryforwards.

Accounting Treatment

Upon the completion of the Asset Sale, the assets and liabilities of the IDARS Business Unit will be removed from our consolidated balance sheet. The Company is expected to reflect a gain on the asset sale of approximately a $5 million measured as the difference between the amount received for the assets of the IDARS Business Unit and our basis in such assets. The subsequent 30% Earnout Payments will be recorded as additional gain on the asset sale in the periods which such royalties are earned.

Regulatory Approvals

Except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this Information Statement and of the Delaware General Corporation Law in connection with the Asset Sale, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with the Asset Sale.

Voting Securities And Principal Holders Thereof

As of March 3, 2006 record date, there were outstanding 22,997,825 votes entitled to be cast by holders of all shares of our Common Stock, Series B Preferred and Series C Preferred.

The following table sets forth, as of March 3, 2006, certain information with respect to (1) any person who is known to the Company to be a beneficial owner of more than five percent (5%) of our outstanding Common Stock; (2) beneficial ownership of shares of our Common Stock by each director and executive officer; and (3) beneficial ownership of shares of our Common Stock by all directors and executive officers as a group.

Unless otherwise noted, all shares are beneficially owned and the sole voting and investment power is held by the persons/entities indicated.

Name of Beneficial Owner	Shares of Common Stock	Options/ Other		Total Beneficial Ownership	% of Common Stock Outstanding (1)
Selway Partners, LLC 52 Forest Avenue Paramus, NJ 07652	106,889	8,527,315	(2)(3)(4)	8,634,204	59.47%
CIP Capital L.P. 1200 Liberty Park Drive Building 300 Wayne, PA 19087	42,002	2,934,061	(2)(5)(6)	2,976,063	33.34%
SCP Private Equity Partners, LP 1200 Liberty Park Drive Building 300 Wayne, PA 19087	716,213	17,198,758	(7)(8)(9)	17,914,971	79.79%
Henry F. Nelson	—	1,656,822	(10)(11)	1,656,822	21.66%
Stephen A. Read	—	67,666	(11)	67,666	1.12%
Yaron I. Eitan	—	16,693,624	(11)(12)	16,693,624	77.80%
Derek Dunaway	—	8,500,116	(8)(11)	8,500,116	59.60%
Mitchell Klein	274,686	495,981	(11)(13)(14)	770,667	12.53%
Amit Avnet	—	8,489,116	(8)(11)	8,489,116	59.56%
Steven Morgenthal	—	8,499,116	(8)(11)	8,499,116	59.59%
Adi Raviv	—	55,000	(11)	55,000	*
George Calhoun	567	45,000	(11)	45,567	*
Thomas Rebar	—	17,969,971	(11)(12)	17,969,971	77.80%
All current directors and executive officers as a group	275,253	20,490,734	(10)(11)(12)(13) (14)	20,765,987	82.7%

*              Less than 1%.

(1)           Computed on the basis of 5,992,287 shares of Common Stock outstanding, plus, in the case of any person deemed to own shares of Common Stock as a result of owning options, warrants, or rights to purchase Common Stock exercisable within 60 days of the date set forth above, Series A Preferred (convertible on a 1:1.181818 ratio), Series B Preferred (convertible on a 1:70 ratio) or Series C Preferred (convertible on a 1:2 ratio), the additional shares of Common Stock which would be outstanding upon such exercise, purchase or conversion by such person or group.

(2)           Includes 272,727 shares of Common Stock currently issuable upon exercise of preferred stock warrants followed by conversion into Common Stock.

(3)           Includes 1,248,568 shares of Common Stock that would be issuable upon the conversion of 624,284 shares of Series C Preferred.

(4)           Includes 7,006,020 shares of Common Stock that would be issuable upon the conversion of 100,086 shares of Series B Preferred.

(5)           Includes 1,033,274 shares of Common Stock that would be issuable upon the conversion of 516,637 shares of Series C Preferred.

(6)           Includes 1,628,060 shares of Common Stock that would be issuable upon the conversion of 23,258 shares of Series B Preferred.

(7)           Includes 4,969,806 shares of Common Stock that would be issuable upon the conversion of 2,484,903 shares of Series C Preferred.

(8)           Includes 8,634,204 shares of Common Stock deemed to be beneficially owned by Selway with which SCP, Mr. Dunaway, Mr. Avnet and Mr. Morgenthal are affiliated.

(9)           Includes 2,976,063 shares of Common Stock deemed to be beneficially owned by CIP Capital LP with which SCP is affiliated.

(10)         Includes 840,502 shares of Common Stock that would be issuable upon the conversion of 420,251 shares of Series C Preferred.

(11)         Includes the number of shares of Common Stock currently issuable upon exercise of stock options held by the following persons: Mr. Nelson – 816,320 shares, Mr. Read – 67,667 shares, Mr. Eitan – 52,000 shares, Mr. Dunaway – 47,000 shares, Mr. Klein – 47,000 shares, Mr. Avnet – 35,000 shares, Mr. Morgenthal – 45,000 shares, Mr. Raviv – 55,000 shares, Mr. Calhoun – 45,000, Mr. Rebar – 55,000 shares and all current officers and directors as a group – 1,144,056 shares.

(12)         Includes 17,914,971 shares of Common Stock deemed to be beneficially owned by SCP with which Mr. Eitan and Mr. Rebar are affiliated. All current officers and directors as a group also include the shares attributable to SCP.

(13)         Includes 279,308 shares of Common Stock that would be issuable upon the conversion of 139,654 shares of Series C Preferred.

(14)         Includes 190,967 shares of Common Stock deemed to be beneficially owned by the Revocable Trust of Celia Klein.

Where You Can Find Additional Information

We file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our public filings are also available to the public from commercial document retrieval services.

Householding Of Information Statement

Some banks, brokers and other record holders may participate in the practice of “householding” information statements. This means that, unless stockholders give contrary instructions, only one copy of this Information Statement may be sent to multiple stockholders sharing an address. The Company will promptly deliver a separate copy of this document to any stockholder at a shared address upon written or oral request by such stockholder at the following address or telephone number:  ClearStory Systems, Inc., One Research Drive, Suite 200B, Westborough, Massachusetts 01581, Attn: Chief Financial Officer, telephone (508) 870-4000. Any stockholder who wants to receive separate copy of this Information Statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact such stockholder’s bank, broker or other record holder, or such stockholder may contact the Company at the above address or telephone number.

CLEARSTORY SYSTEMS, INC.

FINANCIAL AND OTHER INFORMATION

INDEX

Description of Business

Description of Property

Legal Proceedings

Management’s Discussion and Analysis or Plan of Operation

Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

Financial Statements

DESCRIPTION OF BUSINESS

Overview

ClearStory Systems, Inc. (“we”, “our”, “ClearStory” or the “Company”) (OTCBB: CSYS) was incorporated in Delaware in December 1989 as INSCI Corp. We acquired certain assets and liabilities of WebWare Corp., a leading provider of content management solutions for the digital asset management (“DAM”) market on September 5, 2003. On October 28, 2004, at our Annual Meeting of the Stockholders, we received approval to change our name from INSCI Corp. to ClearStory Systems, Inc. as part of our overall strategic transition within the broader Enterprise Content Management (“ECM”) and DAM markets. The Company is headquartered in Westborough, Massachusetts, with a mailing address of One Research Drive, Suite 200B, Westborough MA 01581 and telephone number (508) 870-4000. The Company can also be reached at its Website http://www.clearstorysystems.com.

We are an established provider of software solutions within the ECM and DAM markets. The Company’s proven solutions manage the capture, storage, distribution, security and lifecycle of wide-ranging unstructured content, such as video, marketing assets, multi-media presentations, animation, and e-mail;  and fixed content, such as reports, statements, trade confirmations, explanation of benefits (“EOB”) statements, and other final-form documents. Our suite of software provides applications for the management of this content; and a platform for integrating this content into a wide variety of business environments including global marketing, media services, compliance initiatives, brand management, e-learning, online self-service, finance, and customer service.

On March 10, 2006, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Datawatch Corporation (“Datawatch”). Pursuant to the terms of the Agreement, the Company has agreed to sell (the “Asset Sale”) substantially all of the assets of the Company’s business unit that engages in document solutions business activities, which are primarily fixed content, report management and electronic statement presentment products comprising the Integrated Document Archiving and Retrieval Systems (“IDARS”) business (the “IDARS Business Unit”) and is primarily comprised of Radiant Business Document Server, a proven and industry-recognized system for high-volume document capture, archiving, and online presentment within financial services, insurance, and healthcare markets and Radiant MailManager, a highly scalable e-mail active archiving solution that provides complete lifecycle, compliance, and storage management for the corporate e-mail knowledge base to Datawatch. The Company shall receive approximately $4.34 million in cash at closing. In addition, Datawatch will pay the Company 30% of the future net revenues (the “Earnout Payments”) from all of the IDARS Business Unit’s related products and services sold (exclusive of the first $337,500 of net revenues) for a period of 18 months from the date of completion of the Asset Sale.

The accompanying consolidated financial statements for the year ended March 31, 2005 and 2004 include the operations of the Company and its wholly-owned subsidiaries, WCORP, Inc. (“WCORP”) and Lognet 2000, Inc. WCORP was established August 26, 2003 to acquire certain assets and liabilities of WebWare® Corporation (“WebWare”). WCORP acquired certain assets and assumed certain liabilities of WebWare on September 5, 2003. Additional subsidiaries of the Company are InfiniteSpace.com, Corp., The Internet Broadcasting Company, Inc. and INSCI (UK) Limited, all of which are no longer active.

Strategy

Our mission is to provide market-leading solutions for the integration of rich media and business documents into business processes. Our strategy is based on three principles:

•      Open architecture: a philosophy for integrating systems, media processing tools and technologies, with a commitment to Java Enterprise Edition (“J2EE”), which allows us to support best practices environments for our customers; and gives developers the flexibility to build value on our platform;

•      Scalability: offering applications built on a foundation designed to support the rapid proliferation of enterprise content and able to withstand the demands of growing user communities as our customers extend their systems to external users;

•      Total cost of ownership: building on our strength in knowledge of rich media management, creating extensible solutions that bring greater value to our customers, while embracing technology that offers cost effective, rapid deployment.

Our history began with software solutions for the capture and preservation of high-volume, mission-critical content necessary for business operations, or regulatory compliance. This content includes documents such as bank statements, 401(k) statements, customer and vendor statements, EOB statements, and transaction confirmation documents. Our product offering evolved as the market sought to extend this content to customer-facing initiatives, such as document libraries for call centers and online statement presentment for customers. Leveraging emerging market opportunities, we have expanded our product offering to include e-mail archiving, and DAM—which  captures, stores and delivers high-value digital assets such as video, branded content, graphics and multi-media presentations. Overall, our product suite helps our customers improve productivity, increase customer satisfaction, enhance communication, and ultimately provides them with a strategic foundation for business agility and innovation. With the recent release of out Radiant Enterprise Media Server, our next-generation software platform, coupled with our ActiveMedia™ product offerings, we have substantially expanded our digital media capabilities and supported the demands of global enterprises that are seeking solutions such as video management, marketing content management, and enterprise media services.

Industry Background

Today’s digital enterprise is expanding the creation of content at an overwhelming rate. Regulatory compliance issues, cost pressures, productivity requirements and consumer demands are requiring corporations to increasingly control and manage their enterprise content. Managing rich media, including video, audio, marketing graphics and compound documents has become a critical business requirement. Rapid production and on-demand consumption of rich media is a growing demand as wireless telecom and broadcast digital infrastructures create new channels for delivery of content. To meet these demands, organizations are faced with the requirement to capture, store and deliver business content in a variety of information formats from multiple applications. This information may be in the form of transactional data, documents,  video, voice, audio, e-mail, multi-media presentations, and web content, among others. Electronic management of this business content requires a flexible and well architected solution, which includes the ability to employ industry standard technology to leverage information from discrete information systems, and integrate content into business processes.

International Data Group (“IDC”) expects the ECM market to grow to over $9 billion in 2008, a compound annual growth rate (“CAGR”) of 14%. According to IDC, the fastest growing sub-segments of this market are DAM—due to rich media growth demands—with a projected CAGR of 42% by 2008 and e-mail, with a CAGR of 50% for the same period.

Internet delivery and presentment is rapidly becoming a business requirement. New capabilities such as electronic bill presentment, customer access to statements and bills, and integrated invoicing and marketing extend the value of conventional customer-facing documents. Electronic commerce, business-to-business correspondence, electronic customer presentment and e-mail are required communications components of most companies.

With the growing need for accelerated time to market, companies are looking to improve brand management, increase marketing productivity, and accelerate product launches. By better managing digital assets (such as images, video, documents, layouts, and other rich media), and enabling secure access to this content across the global enterprise, companies gain a platform for market acceleration and business agility.

We help our customers manage their business content - through advanced, flexible and cost-effective solutions. Our technology is engineered to scale with a customer’s growing business requirements without performance degradation as content volume proliferates. With the powerful cataloging and metadata technology, millions of documents and digital assets are preserved for easy retrieval, management and distribution.

Software Products

Our Radiant Content Suite provides a powerful platform for integrating content into a wide variety of business environments including global marketing, media services, corporate governance initiatives, e-learning, finance and customer service.

Radiant Enterprise Media Server (“Radiant EMS”) (released in February 2005) is a pure J2EE platform for document and rich media solutions offering a scaleable n-tier architecture that takes advantage of industry standard Web Services description language and Remote Method Invocation application program interface (“API”). Its advanced architecture offers interoperability for substantially increased market opportunity through seamless integration with third party applications and a developer platform for service providers. Its modular design provides exceptional go-to-market flexibility, including direct-sale installed applications, original equipment manufacturers (“OEM”) and/or platform-centric opportunities, and a subscription-based hosted service offering.

ActiveMedia is our next-generation enterprise DAM application, built on our Radiant EMS platform. It provides a highly scalable, completely Web-based solution for the management of rich media with low total cost of ownership, powerful functionality, flexible metadata models, user simplicity, and high interoperability. The system offers a  secure central repository where rich media files such as images, documents, video, animation, voice and other formats of rich media and brand assets are organized and stored; and it provides secure on-demand delivery of this content to Web-browser users, desktops, websites, or enterprise applications. The system also offers superior handling of video and compound documents (such as QuarkXpress and Adobe InDesign), a critical requirement for marketing teams, advertising agencies, and marketing services firms.

Radiant Business Document Server (“Radiant BDS”) is a proven and industry-recognized system for high-volume document capture, archiving, and online presentment. The Company has successfully marketed Radiant BDS to premiere clients within financial services, insurance, and healthcare markets, which has resulted in a substantial ongoing revenue stream.

Radiant BDS captures, stores, and delivers mass-volumes of business-critical content enterprise-wide. It provides a highly scalable digital content repository for the preservation of wide-ranging content (legacy computer output, documents, e-mail, Microsoft Office files, and imaged documents). Designed to meet the unique demands of large-scale implementations, Radiant BDS manages millions of documents and supports instant Internet-based access to this content by thousands of concurrent users.

Radiant BDS is built on a scalable architecture that supports multiple platforms. Access to archived content is offered through both a web-deployable desktop client, and browser-based access. Additionally, an industry-standard Java-based API offers integration with third-party applications, such as Web portals, Customer Relationship Management (“CRM”), service providers, and Healthcare Information Technology (“HIT”) providing a platform for expanded market presence.

Radiant MailManager (released January 2005) is a highly scalable e-mail active archiving solution that provides complete lifecycle, compliance, and storage management for the corporate e-mail knowledge base. The Company believes this product can be the foundation for more comprehensive compliance solutions. Built for performance, it uses a lightweight embedded JBOSS application server and mySQL database. Fully integrated with Microsoft Outlook, the search client uses XML over HTTP to send query information and receive results from the embedded application server.

Professional Services Group

We believe that a high level of customer service and support is necessary for the long-term performance and success of the Company. We offer an array of services to new and existing clients and partners, including maintenance support for our customers. Additionally, we offer our rich media products, Radiant EMS and ActiveMedia, under a subscription-based hosted service model.

Our professional services group offers implementation, integration, and customization services designed for each customer’s specific requirements. We also offer periodic classroom training at our Westborough, MA location for end-users, application programmers and systems administrators as well as on-site training when requested. Utilizing our core products, technologies and the capabilities of our professional services resources, we have developed specialized systems integration methodologies to implement advanced solutions within large and complex client environments. For rich media solutions, our dedicated professional services group offers clients the opportunity to optimize and customize the workflow and user experience for brand management, media services, product launches, and document and rich media archiving. For Radiant BDS, our professional services group includes expertise in integrated output management, document imaging, document management, on-demand printing, data storage, data mining, and web-based statement presentment.

Our maintenance support services may include end-user telephonic or web-based support, diagnostic review, consulting, bug fixes and software updates. We offer a standard coverage package for normal business hours and twenty-four hour support, which is available at an enhanced rate. The Company strives to release at least one update of our applications on an annual basis for all products. Maintenance agreements are typically one year in length and automatically renew for successive annual terms unless notification is provided. Customers covered by maintenance agreements are provided periodic product information, product enhancement information and product schedules. The typical fee for annual maintenance support is 15% - 24% of the then current list price. Customers may elect to execute multi-year maintenance agreements for a reduced fee.

Warranty

The Company provides a limited warranty for its software products for 90 days. We generally include the limited warranty on the Company-developed applications and specifically exclude the warranty on all third party products.

Product Development

The market for ECM applications is highly competitive and characterized by frequent technological change. Consequently, we must continually enhance our products while developing new products to meet market needs. The Company utilizes development engineers and customer support personnel to identify, design, and test product enhancements and new products. We have employed industry standard technology as a basis to develop our Radiant Content Suite.

Our ability to remain competitive will depend in part on our ability to attract and retain skilled employees with certain technology-based experience.

Marketing and Sales

Our customer base of over 250 customers includes leading companies in media & entertainment, pharmaceutical, consumer packaged goods, financial services, and healthcare markets. Sales to new end-users generally include software license, professional services and maintenance contracts. Additionally, we offer our rich media products, Radiant EMS and ActiveMedia, under a subscription-based hosted model. Hosted-service sales typically include recurring revenues that are recognized on a monthly basis as services are provided and earned.

We market our products through our recently expanded direct sales force and indirect channel partners (“Alliance Partners”). We currently have a limited number of Partners primarily under value added reseller (“VARs”) and OEM agreements. VARs generally are organizations that sell their own computer application software systems or services to special vertical markets. We have VAR relationships with Unisys Corporation and Xerox Corporation and OEM agreements with Agfa Corporation and Sunguard Shareholder Systems, Inc. In addition, on March 30, 2005, we signed a teaming agreement with International Business Machines Corporation (“IBM”), representing a new distribution opportunity for our recently released platform, Radiant EMS, and our DAM application, ActiveMedia.

We will continue to seek and enter into additional marketing alliances that will have the potential to generate further sales opportunities. In particular, we believe that enterprises in specific vertical markets such as financial services, banking, manufacturing, brand management, marketing services, CRM, healthcare, and electronic commerce are likely to require our products in order to meet their business objectives. Such marketing alliances may take the form of a traditional distribution relationship or a tighter product integration of applications utilizing our Java-based API toolkits.

Marketing activities include the management of our website, distribution of sales and product literature and other communications describing our products and services as well as on-going communications with our established base of customers and partners via newsletters. We augment our direct sales efforts through telemarketing, webinar presentations and direct mail and e-mail marketing campaigns. Promotion of our products includes publishing of user success stories, participation and attendance at industry specific tradeshows and conferences, media and analyst relations, and distributing press releases about the Company and its products.

Vendors and Suppliers

The sale of third party hardware products has been significantly reduced in order to focus on the license of our own software and services products, which have historically generated higher gross margins. Typically, the hardware that hosts our software products is either owned or purchased directly by our customers for their location. Accordingly, sales of third party hardware are minimal and we have no material dependence on third party hardware suppliers in order to attain our revenues. We are not dependent upon any one supplier or vendor.

Competition

There are a number of suppliers offering DAM, electronic document archiving, electronic bill presentment and e-commerce products. However, in many instances, we believe that our products and services offer certain advantages over the competition. These advantages include:

•                  An industry recognized and award winning solution for the digital asset market

•                  A hosted subscription-based model offers potential customers a cost effective initial solution

•                  The adoption of a J2EE web services architectural model, which we believe is a compelling and cost-effective platform

•                  A comprehensive product portfolio encompassing enterprise archive and retrieval, web-based functionality, scanning and imaging, document mining, report generation and management, and a multi platform strategy

•                  High volume throughput and enterprise-level scalability

•                  API’s for integration with end users and potential partners

•                  The ability to rapidly customize traditional features of a user interface (“UI”)

•                  Support for multiple intelligent data streams and other data formats

•                  Comprehensive systems integration and support services

•                  Strategic alliances and partnership relationships with corporate partners

We believe that our market positioning, strategic alliances and product functionality allow us to compete favorably with products offered by our primary competitors. However, competition among companies providing these products is intense and many of our primary competitors have substantially greater financial resources, more personnel, greater access to related products, and broader contact with potential customers than we have.

Proprietary Information

We do not hold any patents and currently rely upon a combination of trademarks, contractual rights, trade secrets and copyright laws to protect our proprietary rights in our products. We seek to protect our proprietary rights in our products through restrictions on disclosure and use set forth in customer agreements and employee nondisclosure agreements. Additionally, we require that all of our employees execute confidentiality, trade secret and invention agreements in connection with their employment by us. Despite these precautions, it may be possible for third parties, without authorization, to copy or duplicate our proprietary software or to obtain and use our proprietary information. Existing copyright laws afford only limited protection for computer software, and the laws of certain foreign countries do not protect our proprietary rights in our products to the same extent as the laws of the United States. Because of the rapid pace of technological change in our industry, we believe that the legal protection for our products is less significant for our success than the knowledge, technical expertise and marketing skills of our personnel, the frequency of product enhancements and the timeliness and quality of support services we provide.

Governmental Regulation

We market and support applications in certain regulated industries which require increased costs and adherence to specified regulations including Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), SEC 17A and various securities regulations as specified by the Securities and Exchange Commission (“SEC”). We believe that our applications and business practices adhere to the various requirements as specified by the regulatory authorities.

Employees

We employed 61 full-time employees as of December 31, 2005. Our future success depends, in part, on our ability to retain existing employees and to attract new management and technical employees. We have no collective bargaining agreements and consider our relationships with our employees to be good.

Business Risks

An investment in our common stock involves a high degree of risk. Current and potential investors should carefully consider the following risks, and consult with their legal, tax and financial advisors when considering an investment in the Company.

We Need Additional Financing To Fund Our Operations.

We are actively exploring alternative sources of capital, which could result in additional financing arrangements. The opinion of our independent auditors on our audited financial statements for the year ended March 31, 2005 is subject to a “going concern” qualification and states that our accumulated deficit resulting from recurring losses from operations and a working capital deficiency raises substantial doubt about our ability to continue as a going concern. If we are unable to obtain additional financing or attain profitability within the next three to nine months, we may be unable to continue operating as an independent entity. There is no assurance that we will be successful. Further, additional financing could take the form of equity or debt offerings, spin-offs, joint ventures or other collaborative relationships that may require us to issue shares or share revenue. Any such financing strategies would likely impose operating restrictions on us and be dilutive to holders of our common stock, and may not be available on attractive terms or at all. Further, any additional financing we enter into would be subject to approval by SCP.

We Have A History Of Losses And Our Ability To Be Profitable Depends On A Number Of Factors That We May Be Unable To Control.

We have incurred substantial operating losses since our inception, which has resulted in an accumulated deficit of $59,670,000, as of December 31, 2005. For the years ended March 31, 2005 and March 31, 2004, we incurred net losses of $1,242,000 and $2,324,000, respectively, and we incurred additional net losses of $2,696,000 for the nine months ended December 31, 2005. We expect this working capital deficit to further increase as we anticipate incurring additional losses for the remainder of fiscal 2006. Since our acquisition of certain assets and liabilities of WebWare on September 3, 2003, we have experienced operating losses as we focused our efforts on integration and market enhancement initiatives and the development of our next generation platform, Radiant EMS. There can be no assurance that revenues will continue to increase from current levels to allow us to become profitable or that any expense reduction actions we may take will allow us to become profitable, or not affect our future revenues or market position.

Our quarterly sales and operating results have varied significantly, and may vary in the future, as a result of several factors such as:

•                  Size and timing of software license orders

•                  Adoption of recently introduced products

•                  Sales mix of installed versus hosted license revenues

•                  License revenues as a percentage of our revenues

•                  Completion of backlog orders

•                  Successful implementation of a direct sales model

•                  Acceptance and sign off of service contracts

•                  Maintenance contract renewal rates

•                  Seasonality

•                  Customer budgetary constraints and timelines

•                  Availability of embedded third party products or tool sets

•                  Availability of Alliance Partner products

•                  Financial condition of Alliance Partners

•                  Variations of Alliance Partner strategies

•                  Competitive pricing

•                  Changes in product distribution channels

•                  Execution of a direct sales strategy

•                  Variations in expense levels

•                  General technology trends

•                  Change of business strategy

•                  General economic conditions

•                  Changes in accounting pronouncements

A significant amount of our license and service revenues are derived from a limited number of customers. Such orders are typically placed within the specific financial quarter when revenue is recognized, and we expect this trend to continue. The placement of such orders is typically at the end of a fiscal quarter requiring shipment. The sales cycle is typically lengthy for a new licensed customer and shorter for an existing customer. Revenue recognition for service contracts requires the acceptance and sign off from a customer. The amount of licensed product and service backlogs at the end of a quarter is typically immaterial. We experience variations in product demand due to customer budgetary constraints that may be imposed within a fiscal year. Additionally, we may experience changes in product demand due to changes in budgetary timelines. As a consequence, we experience difficulty in forecasting license and service revenues, particularly at the beginning of the fiscal quarter.

License revenue gross margins are substantially higher than other revenue sources. The percentage of license revenues to the overall revenues in a fiscal period may materially affect the overall gross margins and profitability for any period. Variations in expense levels compared to other periods may result in changes in operating income within a fiscal period.

Because We Have Experienced Losses We May Need Additional Working Capital To Implement Our Business Plan.

We experienced losses from operations of $1,242,000 and $2,324,000 for the fiscal years ended March 31, 2005 and 2004, respectively, and we incurred additional net losses of $2,696,000 for the nine months ended December 31, 2005. These losses were funded partially through additional equity offerings and most recently debt offerings. Based upon our current operating outlook for the remainder of the current fiscal year and the first half of fiscal 2007, we need additional financial resources to meet our short term liquidity requirements. Additional financing could take the form of equity or debt offerings, spin-offs, joint ventures or other collaborative relationships that may require us to issue shares or share revenue. As of December 31, 2005, we had a working capital deficit of $5,756,000 compared to a working capital deficit of $3,708,000 as of March 31, 2005.

If additional funds are raised by issuance of equity securities, dilution to our stockholders will result. There can be no assurances, however, that we will be successful in obtaining funds from any equity sources. If additional funds are not available, we may be forced to eliminate or curtail certain of our projects, sell assets, take additional steps to conserve cash and modify the execution of our business plan. These actions may adversely affect our results of operations.

We Have Recently Released The Next Generation Of Our Product.

We recently announced the release of our next generation software platform, Radiant EMS, based upon a pure J2EE architecture. We have also embraced a Web services technology model for the user and application program interface. There can be no assurance that such technologies will not be replaced by more contemporary offerings in the marketplace.

The market acceptance of the architecture and related applications cannot be ensured. To the extent that we experience certain product issues or that acceptance is limited, we may incur increased expense to maintain additional product lines and may not realize anticipated savings with the technology model. The performance and market adoption of this platform may alter future product development strategies, which may result in delays to subsequent product introductions. In addition, customers may delay upgrading and migrating to new products. As a result of the above, we may experience reduced revenues and increased expenses in future periods.

We Have Recently Begun Efforts To Transition Our Existing Customer Base To Our Next Generation Product.

We recently began contacting certain of our existing customers, both installed and hosted clients, regarding upgrading to ActiveMedia 7.0 from previous versions of ActiveMedia, specifically those supported by a WebObjects operating system. The upgrade to ActiveMedia 7.0 requires implementing our next generation software platform, Radiant EMS, a pure J2EE architecture. In certain instances, this upgrade may require the re-development of custom code and user interfaces that may have been developed and employed specifically for that customer. As we have not yet specifically addressed all of the transition issues that may be required for each of our customers, nor have we yet successfully migrated a client from an previous version of ActiveMedia to ActiveMedia 7.0, we can give no assurance that we will be able to successfully and efficiently migrate our existing customers without experiencing reduced revenues and increased expenses in future periods. Furthermore, if a significant amount of our customers demand to be upgraded to the newest version of our software, we may be unable to accommodate them in a timely manner without potentially incurring additional costs.

Execution Of Our Business Plan Will Require The Successful Implementation Of Our Direct Sales Strategy.

Historically, we have significantly relied on the indirect sales channel for sales leads and product revenues. We have invested, and expect to continue to invest, in the development and growth of a direct sales channel. To the extent that we are not successful in such efforts, future revenue growth and operating margins may be adversely affected.

Our Inability To Raise Additional Capital On Acceptable Terms In The Future May Limit Our Growth.

If our capital resources become insufficient to meet future requirements, we will have to raise additional funds to continue the operations, development and commercialization of our technologies. Our inability to raise capital would seriously harm our business and development efforts. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operations. These funds may not be available on favorable terms, or at all. If adequate funds are not available on attractive terms, we may have to restrict our operations significantly or obtain funds by entering into agreements on unattractive terms. Further, to the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to our stockholders.

Our Existing Common Stock Shareholders Face Substantial Dilution Upon the Conversion of Our Outstanding Series B Convertible Preferred Stock and Series C Convertible Preferred Stock.

Our stock is traded on the Over the Counter Bulletin Board (OTCBB) under the symbol “CSYS”. As of March 3, 2006, we have 5,992,287 common shares outstanding. As of March 3, 2006, the Company’s Series B Convertible Preferred Stock is convertible into 8,634,080 shares of common stock while the Company’s Series C Convertible Preferred Stock is convertible into approximately 8,371,458 shares of common stock.

The Members Of Our Board Of Directors Own A Significant Percentage Of Our Common Stock And Can Influence Matters Requiring The Vote Of Shareholders.

As of March 3, 2006, our directors and officers, assuming the conversion of all outstanding preferred stock into common stock, owned approximately 18.3 million shares of common stock, representing approximately 80% of the outstanding common stock. Based on their ownership, our directors and officers have the ability to influence matters requiring a stockholder vote, including the election of directors, the amendment of charter documents, the merger or dissolution of the Company and the sale of all or substantially all of its assets. Their voting power also may discourage or prevent any proposed takeover.

Our Preferred Stockholders Have Senior Rights In The Event Of Our Liquidation, Dissolution Or Winding-Up.

Our preferred stockholders have senior rights in the event of our liquidation, dissolution or winding-up, including our sale to a third party. In the event that any liquidation, dissolution or winding-up occurs, our common stockholders would not be entitled to any proceeds of such liquidation, dissolution or winding-up until the liquidation preference of our preferred stockholders is fully satisfied. As a result, we can provide no assurances that our common stockholders will receive any proceeds in the event of our liquidation, dissolution or winding-up to the extent that the liquidation preference of our preferred stockholders is not fully satisfied. As of December 31, 2005, the aggregate liquidation preference for all series of preferred stock, excluding the conversion of the outstanding Series C Preferred warrants issued in connection with the guarantee by SCP of our obligations under the Revolver, was approximately $19.9 million.

The Potential Issuance Of Additional Shares Of Preferred Stock May Negatively Affect The Market Price Of Our Common Stock And Shareholder Rights.

Our certificate of incorporation empowers the board of directors with the right to determine the designations, rights, preferences and privileges of the holders of one or more series of preferred stock. Our board of directors can issue, without stockholder approval, preferred stock with voting, dividend, conversion, liquidation or other rights, which could adversely affect the voting power and equity interest of common stockholders.

Because Our Common Stock Has Historically Had Limited Trading Volumes, Our Shareholders May Experience Liquidity Issues.

The average daily trading volume for the three-month trading period ended March 21, 2006 on the OTC bulletin board was approximately 9,000 shares of common stock. This may impair the ability of our shareholders to achieve liquidity within certain periods of trading.

Our Former Independent Public Accountants, Goldstein & Morris PC, Resigned Effective October 20, 2004.

On October 20, 2004, Goldstein & Morris PC (“Goldstein & Morris”) informed us that they were resigning as our independent registered public accounting firm. Prior to October 20, 2004, Goldstein & Morris had not previously advised management or our audit committee of its intention to resign its engagement as our independent registered public accounting firm. The resignation was not sought or recommended by our audit committee.

Following this resignation, the Company’s audit committee engaged a new independent public accounting firm.

On May 25, 2005, the Public Company Accounting Oversight Board took action against Goldstein & Morris by revoking its registration and barring its managing partner, Edward B. Morris, from associating with a registered accounting firm for violating the auditor independence rules of the Sarbanes-Oxley Act with respect to two public companies unrelated to the Company.

SEC rules require the Company to present historical audited financial statements in various SEC filings, such as registration statements, along with Goldstein & Morris’s consent to the inclusion of their audit report in those filings. Despite our best efforts, we have not been able to obtain the consent of Goldstein & Morris to the inclusion of their audit report in the Company’s current filing and, most likely, future filings. In certain circumstances, the SEC has allowed a company to file reports without requiring it to file a consent of its former independent registered public accounting firm but purchasers of securities sold under such company’s registration statements, which were not filed with the consent of such company’s former independent registered public accounting firm’s audit report, would not be able to sue the former independent registered public accounting firm pursuant to Section 11(a)(4) of the Securities Act. Therefore, a purchasers’ right of recovery under that section may be limited as a result of the Company’s inability to obtain Goldstein & Morris’s consent.

Our business and our results of operations may be adversely impacted by Goldstein & Morris’s resignation in that:

•                  We have and expect to continue to incur substantial additional legal and accounting fees relating to disclosure and other regulatory compliance matters associated with the resignation of Goldstein & Morris; and

•                  Our management has already spent, and is expected to continue to spend, considerable time and effort on matters related to the resignation of Goldstein & Morris.

Our Business Greatly Depends On Indirect Sales.

We depend upon introductions to potential customers by companies with which we maintain strategic alliances for a significant percentage of our sales. Although we have written agreements with our Alliance Partners and other value added resellers, the agreements do not require customer introductions nor do they provide for minimum required purchases of our products. If any of the companies with which we maintain strategic alliances decide not to refer potential customers to us, our sales may be reduced and operating losses increased. In addition, there is no assurance that we will be able to maintain our strategic alliances on current terms. If our Alliance Partners’ strategy, product offerings or financial condition change, or if there are material changes in their sales force or customer support, or if their hardware or software products are unavailable, our revenues may be affected.

We Are Dependent On Licensed Technology.

We depend on certain software products that are licensed from third parties, which are embedded and used in our products. We believe that there are replacement alternatives for such third party products; however, the interruption of the availability of such products may have an adverse impact on the delivery of our products. Additionally, we expect our third party vendors to maintain and continually improve their products. To the extent that such products became obsolete or inoperable with other industry standard applications, we may experience an adverse effect on revenues, operating results and a decrease in customer satisfaction.

We Changed The Name Of The Company And Initiated A New Product Branding.

At the Annual Stockholder Meeting held on October 28, 2004, our stockholders approved a proposal to change the name of the Company to ClearStory Systems, Inc. from INSCI Corp. We believe that the name change better reflects our current positioning within the ECM market. The name change has required and may continue to require increased expense for legal matters, as well as promotional, marketing and communication materials. We have also initiated an effort to establish a common brand for our products within the ECM market with a new naming convention for certain of our products. To the extent that the name change and product branding cause confusion within our target market or client base, we may experience a decrease in revenues and/or an increase in overall expenses.

We Are Offering Our Customers A Hosted Solution.

We host certain of our applications in our hosted data center. The success of the hosted application business model has not been clearly demonstrated, and market acceptance of the hosted center is not ensured. To the extent that we experience technological problems or challenges, certain of our customers may seek a market alternative, which may limit market adoption of the hosted model.

Our Products And Services Are Dependent On Internet Acceptance, Accessibility, Infrastructure And Security.

We have developed and realized revenues from our Internet-based products and related services. The Internet is a recent product delivery platform, and as such, is characterized by rapid technology changes, evolving standards and adoption rates. Future revenues and services are dependent upon the acceptance of the Internet as a recognized method of conducting business.

The accessibility of the Internet has expanded over the last several years. Technology enhancements and improvements have accelerated the availability of Internet access. To the extent that continued

developments in communications, communication standards, availability and accessibility do not continue to expand, the rate of adoption may decline. Additionally, the expansion of the Internet as a commercial communications platform typically requires continued capital investment and infrastructure support. To the extent that capital investment declines or funding for Internet-based programs is reduced, the accessibility and necessary supporting infrastructure may reduce the adoption and performance of the Internet.

If there is an increase in the use of the Internet, or no increase in bandwidth, the infrastructure may not be able to effectively support demand and result in a degradation of commercial acceptance. Reduced response times may also affect the acceptance of the Internet.

Rapid Technology Changes In Our Industry May Adversely Affect Our Business.

Our business is subject to technological advances and possible product obsolescence. The market for our products is characterized by rapidly changing technology, intense competition, technological complexity and evolving industry standards. We must ensure that our products are compatible with those products offered by third-party vendors, including server platforms for our software and various storage devices and platforms. We have no contracts with third-party vendors; therefore, there is no assurance that we will be able to make our software products compatible with new products that are introduced by others.

Quality Assurance And Product Stability.

We have invested to establish a quality assurance function to limit certain errors, omissions and support incidents. While we believe that we have implemented industry standards and procedures to minimize issues, there can be no assurance that released versions of the product will not contain certain issues, the consequence of which cannot be fully determined.

We Depend On Proprietary Technology, Which Is Not Protected By Patents.

Our business depends on proprietary software technology for which we have no patent protection. Although we require our employees and others to whom we disclose proprietary information to sign non-disclosure agreements, this protection may not be sufficient. Our business will be adversely affected if anyone improperly uses or discloses our proprietary software or other proprietary information.

We do not hold any patents and rely on copyright and trade secret laws, non-disclosure agreements and contractual provisions to protect our proprietary technology. These methods afford only limited protection. Despite the precautions we take, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technologies, ideas, know-how and other proprietary information without authorization or may independently develop technologies similar or superior to our technologies. Policing unauthorized use of our products may be difficult and costly. Also, the laws of some foreign countries may not protect our proprietary rights to the same extent as the laws of the United States. Therefore, we are unable to predict whether our means of protecting our proprietary rights will be adequate.

We believe that our technologies have been developed independent of others. Nevertheless, third parties may assert infringement claims against us and our technologies may be determined to infringe on the intellectual property rights of others. We could become liable for damages, or be required to modify our technologies or obtain a license if our technologies are determined to infringe upon the intellectual property rights of others. We may not be able to modify our technologies or obtain a license in a timely manner, if required, or have the financial or other resources necessary to defend an infringement action. We would be materially adversely affected if we fail to do any of the foregoing.

Because Of The High Cost, We Lack Product Liability Insurance.

We develop, market, install and service enterprise content management and digital asset management systems. Failure of our products may result in a claim against us. Because of the high cost of product liability insurance, we do not maintain insurance to protect against claims associated with the use of our products. Any claim against us may result in costs to us in defending litigation. Further, any claim may require management’s time and the use of certain of our resources.

We Depend Upon Certain Key Employees To Develop Our Products.

We do not have the financial resources to compete with larger more established companies to attract and retain certain key technological employees. The loss of current technological employees or our inability to recruit and retain employees with certain key technology skills could have an adverse effect on product development and our business.

Because Of Certain Provisions In Our By-Laws, Change In Control May Be Difficult.

Our by-laws and the Delaware General Corporation Law contain provisions that may make a change in control of the Company more difficult or delay attempts by others to obtain control of us, even when this may be in the interests of stockholders. The Delaware General Corporation Law also imposes conditions on certain business combinations with “interested stockholders”, as defined by Delaware law. Under certain agreements with key personnel, we also have provided the acceleration of vesting of stock options in the event of a change of control and severance payments in the event that the employment of such personnel is terminated without cause following a change in control. Additionally, we have provided that if a change of control occurs, certain directors will receive immediate vesting of stock options granted under our 1992 and 2004 Directors Option Plans.

DESCRIPTION OF PROPERTY

The Company leases approximately 27,500 square feet of office space as its corporate headquarters, including its hosting operations, in Westborough, Massachusetts under an operating lease that expires in April 2011. We also lease approximately 5,500 square feet office space in Sausalito, California under an operating lease that expires in October 2009. The Company closed its California office effective February 2006 is attempting to sub-lease the space.

We consider our present office space adequate for our foreseeable needs.

LEGAL PROCEEDINGS

The Company was a defendant in an action commenced on May 16, 2003 by one of its customers for the return of certain pre-petition payments made prior to the customer’s bankruptcy petition in the amount of approximately $121,000. The Company was contesting the action and was asserting a number of affirmative defenses on its behalf. On February 8, 2005, we entered into a settlement agreement whereby all claims regarding this action were settled for $30,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

The following discussion of the financial condition and results of operations for the years March 31, 2005 (“Fiscal 2005”) and  March 31, 2004 (“Fiscal 2004”) and the nine months ended December 31, 2005  (“First Three Quarters of Fiscal 2006”) and the nine month ended December 31, 2004  (“First Three Quarters of Fiscal 2005”) and the discussion of the Company’s financial condition at December 31, 2005  should be read in conjunction with the audited financial statements and notes thereto contained elsewhere in this report. The following discussion contains forward-looking statements that reflect our business, plans, estimates and beliefs. Our results could differ materially from those discussed in the forward-looking statements.

On October 28, 2004, at our Annual Meeting of the Stockholders, we received approval to change our name from INSCI Corp. to ClearStory Systems, Inc. to more appropriately describe our current positioning as a leading provider of solutions to the ECM market. Our highly scalable solutions provide storage, access and presentment of mission-critical documents, reports, statements, e-mail and high-value digital assets necessary for business operations, or regulatory compliance. The industry recognized that highly scaleable archive solutions support high volume ingestion, digital asset preservation, and on-line presentment and delivery functions via internal networks, or via the World Wide Web. With the addition of web-enabled capabilities, our customers can take advantage of e-commerce to improve communication, customer satisfaction, and productivity while potentially decreasing operating costs.

We were founded to capture and preserve high volumes of mission critical business information. Our product offering includes web-based presentment capabilities for documents such as bank statements, 401(k) statements, customer and vendor statements, explanation of benefits (“EOB”) statements, and transaction confirmation documents. We have expanded our product offerings to include e-mail archiving and notification capabilities as well as the ability to capture, store and deliver high value digital assets such as video, voice on demand, graphics and presentations subsequent to our acquisition of certain assets and liabilities of WebWare Corp. on September 5, 2003. These offerings provide our customers with the ability to improve internal communication, enhance productivity and increase customer satisfaction and communication. With the March 2005 release of Radiant Enterprise Media Server (“Radiant EMS”), our next generation software platform, coupled with our ActiveMedia product offerings, we have substantially expanded our digital archive and rich media asset management capabilities and support business efforts such as video and voice on demand, and brand and channel management.

We distribute our products through a combination of our direct sales force and through our Alliance Partners. Revenue is net of discounts and allowances given to our Alliance Partners. We also market and license our products on an international basis through our Alliance Partners. We have reseller relationships with Unisys, and Xerox Global Services, and original equipment manufacturer (“OEM”) agreements with Agfa Corporation and Sunguard Shareholder Systems, Inc. In addition, on March 30, 2005, we signed an  agreement with IBM, representing a new distribution opportunity for our recently released platform, Radiant EMS. We consider the development of a successful Alliance Partner program as a key element for our future growth. In Fiscal 2005, we derived approximately 46% of our total revenues from our Alliance Partners. Sales to new end-users generally include a software license, professional services, and maintenance contracts. Additionally, our Radiant EMS and Active Media products are also offered under a hosting contract pursuant to which we are an application service provider (“ASP”). ASP sales typically include monthly recurring revenues that are recognized as earned.

Significant Accounting Policies

Financial Reporting Release No. 60, which was recently issued by the SEC, requires all registrants to discuss critical accounting policies or methods used in the preparation of the financial statements. The notes to the consolidated financial statements for the year ended March 31, 2005 contained elsewhere in this report include a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements, the most significant of which are revenue recognition, capitalization of software, and income taxes.

Further, we have made a number of estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses, and actual results may differ from those estimates. The areas that require the greatest degree of management judgment are the assessment of the recoverability of long-lived assets, primarily goodwill and capitalized software costs. Capitalized software costs, which consist primarily of payroll and related expenses, are capitalized once technological feasibility, which is defined as completion of beta testing, is established. It is then amortized when the product is released over an estimated useful life of three to five years.

We believe that full consideration has been given to all relevant and material circumstances to which we may be subject, and the financial statements accurately reflect our best estimate of the results of operations, financial position and cash flows for the periods presented.

RESULTS OF OPERATION

First Three Quarters of Fiscal 2006 Compared to First Three Quarters of Fiscal 2005:

Revenues

	Nine Months Ended December 31,
	2005	2004	% Change
Product revenues	$1,318	$3,031	(57)%
Professional services	1,056	1,187	(11)%
Maintenance and hosting contract revenues	3,726	4,046	(8)%
Total revenues	$6,100	$8,264	(26)%

Revenues for the First Three Quarters of Fiscal 2006 decreased by $2,164,000, or 26%, to $6,100,000 as compared to revenues of $8,264,000 for the First Three Quarters of Fiscal 2005. Product revenues decreased by $1,713,000, or 57%, to $1,318,000 in the First Three Quarters of Fiscal 2006 as compared to $3,031,000 in the First Three Quarters of Fiscal 2005. The decrease in product revenues was primarily attributable to lower product revenue associated with Radiant BDS and with longer sales cycles associated with our Radiant EMS product. Professional service revenues decreased by $131,000, or 11%, to $1,056,000 in the First Three Quarters of Fiscal 2006 as compared to $1,187,000 in the First Three Quarters of Fiscal 2005. The decrease in professional services revenues was due to the decline in product revenues which have historically resulted in the initiation of service engagements. Maintenance and hosting revenues decreased by $320,000, or 8%, to $3,726,000 in the First Three Quarters of Fiscal 2006 as compared to $4,046,000 in the First Three Quarters of Fiscal 2005. The decrease in maintenance and hosting revenues was due primarily to a decline in hosting revenues as a large hosting customer moved its application in-house.

Gross Profit

Gross profit for the First Three Quarters of Fiscal 2006 decreased by $1,899,000, or 34%, to $3,623,000 as compared to gross profit of $5,522,000 for the First Three Quarters of Fiscal 2005. The decrease in gross profit is related to the decrease in product and service revenue as previously discussed. Gross margin percentage decreased to 59% for the First Three Quarters of Fiscal 2006 from 67% for the First Three Quarters of Fiscal 2005. The decrease in the gross margin percentage was primarily the result of lower product revenue, which has higher gross profit margins, the amortization of software development costs of $197,000 primarily associated with the development of the Radiant EMS product we recently released, partially offset by an improvement in service margins.

Sales and Marketing

Sales and marketing expenses for the First Three Quarters of Fiscal 2006 decreased by $422,000, or 19%, to  $1,838,000, as compared to $2,260,000 for the First Three Quarters of Fiscal 2005. The decrease is primarily due to lower commissions earned due to the decline in revenues and a decrease in marketing costs incurred in the Third Quarter of Fiscal 2005 associated with the re-branding of our suite of products, along with our company name change to ClearStory.

Sales and marketing expenses expressed as a percentage of sales increased to 30% in the First Three Quarters of Fiscal 2006 compared to 27% in the First Three Quarters of Fiscal 2005, primarily due to the decrease in revenues.

Product Development

Product development expenses, net of capitalized software, for the First Three Quarters of Fiscal 2006 increased by $583,000, or 31%, to $2,445,000 as compared to $1,862,000 for the First Three Quarters of Fiscal 2005. We capitalized $1,123,000 of product development costs associated with the development of our next generation platform, Radiant EMS, in the First Three Quarters of Fiscal 2005 with no capitalization occurring in the First Three Quarters of Fiscal 2006. Radiant EMS achieved technological feasibility in the fourth quarter of Fiscal 2004 and was released in March 2005. Excluding the impact of the software capitalization, total product development expenses for the First Three Quarters of Fiscal 2006 would have decreased by $540,000, or 18%, to $2,445,000 as compared to $2,985,000 for the First Three Quarters of Fiscal 2005. The decrease in product development costs is attributable to reduced costs associated with Radiant BDS and a reduction in external development costs associated with the development of Radiant EMS.

Product development expenses, excluding the impact of the software capitalization, expressed as a percentage of revenues was 40% in the First Three Quarters of Fiscal 2006, compared to 36% in the First Three Quarters of Fiscal 2005.

General and Administrative

General and administrative expenses for the First Three Quarters of Fiscal 2006 decreased by $441,000, or 20%, to $1,727,000 as compared to $2,168,000 for the First Three Quarters of Fiscal 2005. General and administrative expenses decreased primarily as a result of reduced facility costs as we moved into a new corporate facility on March 1, 2004 but continued to be obligated on our prior facility through September 2004.

General and administrative expense, expressed as a percentage of revenues, was 28% for the First Three Quarters of Fiscal 2006, compared to 26% in the First Three Quarters of Fiscal 2005.

Interest Expense, net

Interest expense, net for the First Three Quarters of Fiscal 2006 increased by $161,000 to $309,000 as compared to $148,000 for the First Three Quarters of Fiscal 2005. The increase in interest expense, net was primarily due to the outstanding borrowings under our Note and Revolver and the amortization of deferred financing costs, primarily the value assigned to Series C Preferred Stock Warrants issued to SCP for its guaranty of our obligations under the Revolver.

Provision for Taxes

No provision for or benefit from federal, state or foreign income taxes was recorded for the First Three Quarters of Fiscal 2006 or for the First Three Quarters of Fiscal 2005 because we incurred net operating losses and fully reserved our deferred tax assets as their future realization could not be determined.

Liquidity and Capital Resources

As of December 31, 2005, we had a cash balance of $55,000, the ability to sell certain accounts receivable for additional funds of approximately $146,000 pursuant to our Factoring Agreement and $500,000 of available funds under our Revolver. Based upon our current operating outlook for the remainder of the current fiscal year and the first half of fiscal 2007, we need additional financial resources to meet our short term liquidity requirements, especially for intra-quarter liquidity requirements that depend on the timing and amount of monthly cash receipts that are anticipated by our current operating outlook. Additional financing could take the form of equity or debt offerings, spin-offs, joint ventures or other collaborative relationships that may require us to issue shares or share revenue. Since our acquisition of WebWare in September 2003, we have incurred operating losses and negative cash flows which have historically been funded through the issuance of additional capital from our major stockholders. Based upon our latest operating outlook, we expect to incur losses for the remaining quarter of the current fiscal year due in part to significant investments in our direct sales and marketing efforts, the establishment of new sales distribution channels and the development and release of our products. There can be no assurances that we will be able to achieve revenue levels or sufficiently reduce expenses to allow us to become profitable without detrimentally affecting our long-term revenues or market position. Additionally, we already have a working capital deficit of $5,756,000 as of December 31, 2005, compared to a working capital deficit of $3,708,000 as of March 31, 2005, which increases the need for us to successfully execute and deliver on our current business plan. We expect our working capital deficit to increase, as we anticipate incurring operating losses for the remaining quarter of fiscal 2006 and the first half of fiscal 2007. In the event that our plans or assumptions change or prove to be inaccurate (due to revenue shortfalls, unanticipated expenses, difficulties, delays or otherwise), we may have insufficient funds to support our operations. Over the past several years, we have been successful in raising additional funds from our major shareholders, and these funds have allowed us to continue to make certain strategic investments. However, our ability to garner continued financial support from these, or other investors, should the need arise, cannot be assured.

On March 10, 2006, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Datawatch Corporation (“Datawatch”). Pursuant to the terms of the Agreement, the Company has agreed to sell (the “Asset Sale”) substantially all of the assets of the Company’s business unit (the “IDARS Business Unit”) that engages in document solutions business activities, which are primarily fixed content, report management and electronic statement presentment to Datawatch. The Company shall receive approximately $4.34 million in cash at closing. In addition, Datawatch will pay the Company 30% of the future net revenues (the “Earnout Payments”) from all of the IDARS Business Unit’s related products and services sold (exclusive of the first $337,500 of net revenues) for a period of 18 months from the date of completion of the Asset Sale.

First Three Quarters of Fiscal 2006 Compared to First Three Quarters of Fiscal 2005:

Our cash flows are summarized below for the periods indicated: (in thousands)

	Nine Months Ended December 31,
	2005	2004	Delta
Cash provided by (used in):
Operating activities	$(2,713)	$233	$(2,946)
Investing activities	(40)	(1,837)	1,797
Financing activities	1,959	1,008	951
Net decrease in cash	(794)	(596)	(198)
Cash, beginning of period	849	751	98
Cash, end of period	$55	$155	$(100)

Net cash used in operating activities was $2,713,000 in the First Three Quarters of Fiscal 2006 compared to net cash provided by operating activities of $233,000 in the prior comparable period. The decrease in cash from operations is primarily due to our higher net loss for the First Three Quarters of Fiscal 2006, a decrease in accounts payable and accrued expenses due to the timing of payments and an increase in accounts receivable. For the Third Quarter of Fiscal 2006, the day’s sales outstanding (“DSO”) was 43 compared to a DSO of 69 for the Third Quarter of Fiscal 2005.

Net cash used in investing activities was $40,000 in the First Three Quarters of Fiscal 2006 compared to $1,837,000 in the prior comparable period. For the First Three Quarters of 2005, we utilized funds of $1,123,000 for capitalized software development costs and $714,000 of funds for capital expenditures for the completion of our hosted data center, other equipment relating to the relocation of corporate facilities and computer equipment and software associated with our product development activities.

Net cash provided by financing activities was $1,959,000 in the First Three Quarters of Fiscal 2006 compared to net cash provided by financing activities of $1,008,000 in the prior comparable period. Cash provided by financing activities in the First Three Quarters of Fiscal 2006 was a result of the proceeds from the issuance of $250,000 of Series C Preferred, the proceeds of $1,500,000 under our new Revolver and $312,000 of advances against accounts receivable under our Factoring Agreement. Cash provided by financing activities in the First Three Quarters of Fiscal 2005 was a result of the proceeds from an increase in advances against accounts receivable under our Factoring Agreement of $412,000, the issuance of $450,000 of Series C Preferred and the proceeds of $240,000 under a sale and leaseback transaction.

Comparison of Fiscal Years Ending March 31, 2005 and March 31, 2004

Revenues

The following tables compare total revenues for the fiscal years indicated (in thousands):

	Year Ended March 31,
	2005	2004	% Change
Product revenues	$4,703	$3,137	50%
Professional services	1,310	1,215	8%
Maintenance and hosting contract revenues	5,575	4,477	25%
Total revenues	$11,588	$8,829	31%

Revenues

Revenues for Fiscal 2005 increased by $2,759,000, or 31%, to $11,588,000 as compared to revenues of $8,829,000 for all of Fiscal 2004. Product revenues increased by $1,566,000, or 50%, to $4,703,000 in Fiscal 2005 as compared to $3,137,000 in Fiscal 2004. Professional service revenues increased $95,000, or 8%, to $1,310,000 in Fiscal 2005 as compared to $1,215,000 in Fiscal 2004. Maintenance and hosting revenues increased $1,098,000, or 25%, to $5,575,000 in Fiscal 2005 as compared to $4,477,000 in Fiscal 2004. The revenue increases were primarily attributable to the inclusion of WebWare for the entire Fiscal 2005.

Gross Profit

Gross profit for Fiscal 2005 increased by $1,564,000, or 24%, to $8,023,000 as compared to gross profit of $6,459,000 for Fiscal 2004. The increase in gross profit is related to the increase in product and maintenance and hosting revenues as previously noted. Gross margin decreased to 69% for Fiscal 2005 as compared to 73% for Fiscal 2004. The decline in gross margins was primarily the result of the inclusion of service and maintenance revenues associated with WebWare, which operate at lower gross margins than our historical gross margins. Further, our service margins decreased due to investments made in our services organization for additional personnel to support the release of our new next generation rich media platform, Radiant EMS.

Sales and Marketing

Sales and marketing expenses for Fiscal 2005 increased by $458,000, or 16%, to $3,380,000 as compared to sales and marketing expenses of $2,922,000 for Fiscal 2004. The increase in sales and marketing expenses was attributable to higher commissions to our direct sales force on the increase in revenues, as well as a commission of $225,000 paid to a systems integration company, an increase in marketing costs associated with the re-branding of our suite of products, our name change to ClearStory Systems, Inc. and our continued strategic investment in our direct sales force.

Sales and marketing expenses expressed as a percentage of sales decreased to 29% in Fiscal 2005 compared to 33% in Fiscal 2004.

Product Development

Product development expenses, net of capitalized software, for Fiscal 2005 decreased by $294,000, or 10%, to $2,679,000 as compared to $2,973,000 for Fiscal 2004. We capitalized $1,336,000 of product development costs associated with the development of our next generation platform for Fiscal 2005 as compared to $242,000 for Fiscal 2004. This application, Radiant EMS, achieved technological feasibility in the fourth quarter of Fiscal 2004 and was released in March 2005. Excluding the impact of the software capitalization, total product development expenses for Fiscal 2005 would have increased by $800,000, or 25%, to $4,015,000 as compared to $3,015,000 for Fiscal 2004. The increase in product development costs is attributable to the product development efforts associated with Radiant EMS mentioned above, the development of MailManager and the development of formalized quality assurance and documentation procedures to support our expanded product development investments.

Product development expense, excluding the impact of software capitalization, expressed as a percentage of revenues, for Fiscal 2005 would have been 35%, compared to 36% for Fiscal 2004.

General and Administrative

General and administrative expenses for Fiscal 2005 increased $799,000, or 37%, to $2,962,000 as compared to $2,163,000 for Fiscal 2004. The increase in general and administrative expense is primarily attributable to an increase in rent expense, the inclusion of WebWare general and administrative expenses for all of Fiscal 2005 and a provision of $80,000 for state and local taxes associated with previous years. We moved to a new corporate facility that includes our data hosting facility on March 1, 2004. While the new lease provided for rent abatement through February 2005, we continued to be obligated for rent on our previous facility through September 2004. Accordingly, we recorded rent expense for both facilities during this period.

General and administrative expenses, expressed as a percentage of revenues, were 26% for Fiscal 2005 as compared to 25% for Fiscal 2004.

Interest Expense, net

Interest expense, net for Fiscal 2005 decreased $180,000, or 42%, to $244,000 as compared to $424,000 for Fiscal 2004. The decrease was due to the lower level of borrowings, as $1.9 million of convertible debt was redeemed for $405,000, with the remaining debt being converted to Series C Convertible Preferred Stock as of March 31, 2004. These interest expense savings were partially offset by higher borrowings, fees and interest under our factoring agreements.

Provision for Taxes

No provision for or benefit from federal, state or foreign income taxes was recorded for Fiscal 2005 or Fiscal 2004 because we incurred net operating losses and fully reserved deferred tax assets as their future realization could not be determined.

Comparison of Fiscal Years Ending March 31, 2004 and March 31, 2003

Revenues

The following tables compare total revenues for the fiscal years indicated (in thousands):

	Fiscal Year Ended March 31,
	2004	2003	% Change
Product revenues	$3,137	$3,811	(18)%
Professional services	1,215	1,199	1
Maintenance and hosting contract revenues	4,477	4,226	6
Total revenues	$8,829	$9,236	(4)

Revenues for Fiscal 2004 decreased by $407,000, or 4%, to $8,829,000 as compared to revenues of $9,236,000 for Fiscal 2003. Total revenues decreased despite the inclusion of approximately $1.7 million of revenue associated with WebWare which was acquired on September 3, 2003. Product revenues decreased by $674,000, or 18%, to $3,137,000 in Fiscal 2004 as compared to $3,811,000 in Fiscal 2003. The decrease in product licenses was due to slow market acceptance and an increased focus on new market expansion. Maintenance and hosting revenues increased by $251,000, or 6%, to $4,477,000 in Fiscal 2004 as compared to $4,226,000 in Fiscal 2003. The increase in maintenance and hosting revenues was primarily attributable to the inclusion of revenues associated with the WebWare acquisition.

Gross Profit

Gross profit for Fiscal 2004 decreased by $1,430,000, or 18%, to $6,459,000 as compared to gross profit of $7,889,000 for Fiscal 2003. The decrease in gross profit is related to the decrease in product revenues as previously noted. Gross margin decreased to 73% for Fiscal 2004 as compared to 85% for Fiscal 2003. The decline in gross margins was primarily the result of: (i) lower product revenues as a percentage of total revenues in Fiscal 2004, compared to Fiscal 2003, (ii) the inclusion of service and maintenance revenues associated with WebWare, which operate at lower gross margins than our historical gross margins, and (iii) additional costs associated with our hosting center as we  invest in this solution.

Sales and Marketing

Sales and marketing expenses for Fiscal 2004 increased by $719,000, or 33%, to $2,922,000 as compared to sales and marketing expenses of $2,203,000 for Fiscal 2003. The increase in sales and marketing expenses was primarily attributable to the WebWare acquisition and increased expenses to expand our direct telemarketing and direct sales effort to increase market visibility.

Sales and marketing expenses expressed as a percentage of sales increased to 33% in Fiscal 2004 as compared to 24% in Fiscal 2003.

Product Development

Product development expenses, net of capitalized software, for Fiscal 2004 increased by $967,000, or 48%, to $2,973,000 as compared to $2,006,000 for Fiscal 2003. We capitalized $242,000 of product development costs associated with the development of our next generation platform for Fiscal 2004. Excluding the impact of the software capitalization, total product development expenses for Fiscal 2004 would have increased by $1,209,000, or 60%, to $3,215,000 as compared to $2,006,000 for Fiscal 2003. The Company recorded capitalized development costs upon the achievement of technological feasibility in the fourth quarter of Fiscal 2004 of it next generation platform, Radiant EMS. The remaining increase was a result of the increased investment in e-mail archiving applications and Java-based client presentations.

Product development expense, excluding the impact of software capitalization, expressed as a percentage of revenues, for Fiscal 2004 would have been 36%, compared to 22% of revenues for Fiscal 2003.

General and Administrative

General and administrative expenses for Fiscal 2004 increased by $267,000, or 14%, to $2,163,000 as compared to $1,896,000 for Fiscal 2003. The increase in general and administrative expenses is primarily attributable to the inclusion of WebWare and the leasing of a new corporate facility.

General and administrative expenses, expressed as a percentage of revenues, were 25% for Fiscal 2004 as compared to 21% for Fiscal 2003.

Non-recurring Items

Non-recurring items in Fiscal 2004 totaled $301,000 and consisted of severance, relocation and moving expenses and other charges incurred as part of a plan to realign our operations due to the acquisition of WebWare.

Interest Expense, net

Interest expense, net for Fiscal 2004 was $424,000, a decrease of $266,000, or 38%, from the prior fiscal year expense of $690,000. This decrease was due to decreased borrowings, primarily as a result of the conversion of debt into convertible preferred stock and the reduction of the interest rate as a result of more favorable terms on an operating cash facility.

Liquidity and Capital Resources

Comparison of Fiscal Years Ending March 31, 2004 and March 31, 2003

Our cash flows are summarized below for the periods indicated (in thousands):

	Year Ended March 31,
	2005	2004
Cash provided by (used in):
Operating activities	$1,607	$(1,756)
Investing activities	(2,103)	(1,696)
Financing activities	594	3,432
Net increase (decrease) in cash	98	(20)
Cash, beginning of period	751	771
Cash, end of period	$849	$751

Net cash provided by operating activities was $1,607,000 in Fiscal 2005 compared to net cash used in operating activities of $1,756,000 in Fiscal 2004. The increase in cash from operations is primarily due to our lower net loss for Fiscal 2005, increased non-cash expenses of $640,000, a reduction in accounts receivable of $1,014,000 and an increase in accounts payable and accrued expenses of $629,000. For Fiscal 2005, the days sales outstanding (“DSO”) was 28 days compared to a DSO of 88 days for Fiscal 2004. The reduction in accounts receivable is attributable to the collection of a $1.6 million receivable from one customer in the fourth quarter of Fiscal 2005.

Net cash used in investing activities was $2,103,000 in Fiscal 2005 compared to $1,696,000 in Fiscal 2004. For Fiscal 2005, we utilized funds of $1,336,000 for capitalized software development costs and $767,000 of funds for capital expenditures primarily attributable to the completion of our hosted data center, other equipment relating to the relocation of corporate facilities and computer equipment and software associated with our product development activities. During Fiscal 2004, we utilized $242,000 of funds for capitalized software development costs, $827,000 of funds for capital expenditures primarily attributable to computer equipment and software associated with our product development activities and $627,000 of funds for the acquisition of the assets and certain liabilities of WebWare. Additionally, we issued 716,204 shares of our common stock in connection with the WebWare acquisition, which we valued at $800,000.

Net cash provided by financing activities was $594,000 in Fiscal 2005 compared to net cash provided by financing activities of $3,432,000 in Fiscal 2004. Cash provided in Fiscal 2005 was a result of the proceeds from the issuance of 670,241 shares of Series C Preferred Stock for $1,300,000, proceeds from a sale and leaseback of capital equipment of $240,000 partially offset by the repayment of $806,000 of advances against accounts receivable and $140,000 of payments on capital leases. Cash provided in Fiscal 2004 was a result of the proceeds of $3,500,000 from the issuance of Series C Preferred Stock.

“Forward-Looking” Statements Under The Private Securities Litigation Reform Act:

This Annual Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this Annual Report and include all statements that are not statements of historical fact regarding the intent, belief or expectations of the Company and its management. These statements are based upon a number of assumptions and estimates, which are subject to significant uncertainties, many of which are beyond our control. Words such as “may,” “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan” and “estimate” are meant to identify such forward-looking statements. Such forward-looking statements are not guarantees and actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to our ability to achieve or maintain growth or profitability, our ability to execute our business strategy successfully, our ability to obtain financing and to pay off our existing liabilities and to fund our working capital needs, our relationship with our existing lenders, our relationship with our customers and suppliers, increased competition, possible system failures and rapid changes in technology and other factors discussed in this Annual Report and in our other filings with the SEC.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On October 20, 2004, Goldstein & Morris informed us that they were resigning as our independent registered public accounting firm. Prior to October 20, 2004, Goldstein & Morris had not previously advised management or our audit committee of its intention to resign its engagement as our independent registered public accounting firm. The resignation was not sought or recommended by our audit committee.

On November 22, 2004, the Company’s audit committee engaged Miller, Ellin & Company, LLP as its new independent public accounting firm for the year ended March 31, 2005.

The Company had no disagreement with its auditors in any matter of accounting principles, practices, financial statement disclosures or auditing scope or procedures.

TABLE OF CONTENTS TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Report of Former Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of March 31, 2005, March 31, 2004 and December 31, 2005 (Unaudited)

Consolidated Statements of Operations for the Years Ended March 31, 2005 and 2004 and for the Nine Months Ended December 31, 2005 and 2004 (Unaudited)

Consolidated Statements of Stockholders’ Equity for the Years Ended March 31, 2005 and 2004 and for the Nine Months Ended December 31, 2005 and 2004 (Unaudited)

Consolidated Statements of Cash Flows for the Years Ended March 31, 2005 and 2004 and for the Nine Months Ended December 31, 2005 and 2004 (Unaudited)

Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
ClearStory Systems, Inc.

We have audited the accompanying consolidated balance sheet of ClearStory Systems, Inc. as of March 31, 2005 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended March 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of ClearStory Systems, Inc. as of March 31, 2004, were audited by other auditors whose report dated May 28, 2004, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ClearStory Systems, Inc. as of March 31, 2005 and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the consolidated financial statements, the Company has an accumulated deficit resulting from recurring losses from operations and a working capital deficiency which conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 16. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ MILLER ELLIN & COMPANY, LLP
New York, NY
May 13, 2005

THE FOLLOWING REPORT IS A COPY OF THE ACCOUNTANT’S REPORT PREVIOUSLY
ISSUED BY GOLDSTEIN & MORRIS PC. THIS REPORT HAS NOT BEEN REISSUED BY
GOLDSTEIN & MORRIS PC

REPORT OF FORMER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
ClearStory Systems, Inc.

We have audited the accompanying consolidated balance sheets of ClearStory Systems, Inc. (formerly INSCI Corp.) as of March 31, 2004 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended March 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ClearStory Systems, Inc. as of March 31, 2004 and the consolidated results of its operations and its cash flows for the year ended March 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/S/GOLDSTEIN & MORRIS

New York, New York
May 28, 2004

ClearStory Systems, Inc.

CONSOLIDATED BALANCE SHEETS
As of March 31, 2005 and 2004 and December 31, 2005 (Unaudited)
(In thousands, except per share amounts)

	March 31,	March 31,	December 31,
	2005	2004	2005
			(Unaudited)
ASSETS
Current assets :
Cash and cash equivalents	$849	$751	$55
Accounts receivable, net of allowance for doubtful accounts of $22, $10, and $22, respectively	917	2,128	1,010
Prepaid expenses and other current assets	439	358	473
Total current assets	2,205	3,237	1,538

Property and equipment:
Furniture and fixtures	28	33	28
Computer and other equipment	1,204	677	1,280
Software	313	163	313
Leasehold Improvements	622	537	622
	2,167	1,410	2,243
Accumulated depreciation	(728)	(285)	(1,135)
	1,439	1,125	1,108

Capitalized software, net of accumulated amortization of $125, $46, and $244, respectively	1,852	596	1,608
Goodwill	1,223	1,223	1,223
Other assets	186	244	631
	$6,905	$6,425	$6,108

The accompanying notes are an integral part of these consolidated financial statements.

	March 31,	March 31,	December 31,
	2005	2004	2005
			(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,665	$1,975	$2,145
Advances against accounts receivable sold with recourse	606	1,412	918
Revolvong credit facility			1,500
Deferred revenue	2,527	2,374	2,590
Capital leases, current portion	115	85	141
Total current liabilities	5,913	5,846	7,294

Long term liabilities:
Deferred rent	494	185	468
Capital leases, net of current portion	112	42	23
Total long term liabilities	606	227	491

Commitments and contingencies

Stockholders’ equity:
Series A Convertible Preferred Stock, $.01 par value, 1,668 authorized: none issued	—	—	—
Series B Convertible Preferred Stock, $.01 par value, 2,317 authorized; 123 issued and outstanding	1	1	1
Series C Convertible Preferred Stock, $.01 par value, 6,015 authorized; 3,666, 2,683 and 4,012, issued and outstanding	37	27	40
8% Convertible Preferred Stock, $.01 par value, authorized 0 shares: 74 issued and outstanding	1	1	1
Common Stock, $.10 par value, 75,000 authorized; 5,992 issued and outstanding	599	599	599
Additional paid-in capital	56,139	54,243	57,352
Accumulated deficit	(56,391)	(54,519)	(59,670)
Total stockholders’ equity	386	352	(1,677)
	$6,905	$6,425	$6,108

The accompanying notes are an integral part of these consolidated financial statements.

ClearStory Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended March 31, 2005 and 2004
and for the Nine Months Ended December 31, 2005 and 2004 (Unaudited)
(In thousands, except per share amounts)

	Year Ended March 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
			(Unaudited)
Revenue:
Product	$4,703	$3,137	$1,318	$3,031
Services	6,885	5,692	4,782	5,233
	11,588	8,829	6,100	8,264
Cost of revenues:
Product	212	157	274	138
Services	3,353	2,213	2,203	2,604
	3,565	2,370	2,477	2,742
Gross profit	8,023	6,459	3,623	5,522

Operating expenses:
Sales and marketing	3,380	2,922	1,838	2,260
Product development	2,679	2,973	2,445	1,862
General and administrative	2,962	2,163	1,727	2,168
Non-recurring items	—	301	—	—
	9,021	8,359	6,010	6,290

Operating loss	(998)	(1,900)	(2,387)	(768)

Interest expense, net	(244)	(424)	(309)	(148)

Net loss	$(1,242)	$(2,324)	$(2,696)	$(916)

Net loss per share - basic and diluted	$(0.31)	$(0.46)	$(0.55)	$(0.23)

Weighted average common shares outstanding-basic and diluted	5,992	5,685	5,992	5,992

The accompanying notes are an integral part of these consolidated financial statements.

ClearStory Systems, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended March 31, 2005 and 2004
and for the Nine Months Ended December 31, 2005 (Unaudited)
(In thousands)

	Series B		Series C		8%					Accum-
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	ulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, March 31, 2003	123	$1	—	$—	74	$1	5,276	$527	$48,338	$(51,917)	$(3,050)
Issuance of Series C preferred Shares			1,804	18					3,482		3,500
Issuance of common shares for purchase of WebWare							716	72	728		800
Conversion of convertible debt to Series C preferred stock			832	8					1,605		1,613
Series B cash dividend										(163)	(163)
Dividend accrual on Series C										(24)	(24)
Series C dividend issued as additional Series C Stock			47	1					90	(91)	—
Net loss										(2,324)	(2,324)
Balance, March 31, 2004	123	1	2,683	27	74	1	5,992	599	54,243	(54,519)	352
Issuance of Series C preferred Stock			670	7					1,293		1,300
Series B dividend issued as additional Series C Stock			84	1					162	(163)	—
Series C dividend issued as additional Series C Stock			229	2					441	(443)	—
Dividend accrual on Series C Stock										(24)	(24)
Net loss										(1,242)	(1,242)
Balance, March 31, 2005	123	1	3,666	37	74	1	5,992	599	56,139	(56,391)	386
Issuance of Series C preferred Stock			129	1					249		250
Series B dividend issued as additional Series C Stock			63	1					122	(123)	—
Series C dividend issued as additional Series C Stock			154	1					298	(299)	—
Issuance of warrants of Series C preferred									544		544
Dividend accrual on Series C Stock										(161)	(161)
Net loss										(2,696)	(2,696)
Balance, December 31, 2005	123	$1	4,012	$40	74	$1	5,992	$599	$57,352	$(59,670)	$(1,677)

The accompanying notes are an integral part of these consolidated financial statements.

CLEARSTORY SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005 AND 2004 (UNAUDITED)
(IN THOUSANDS)

			Nine Months Ended
	Year Ended March 31,		December 31,
	2005	2004	2005	2004
			(Unaudited)
Cash flows from operating activities:
Net loss	$(1,242)	$(2,324)	$(2,696)	$(916)
Reconciliation of net loss to net cash providcd by (used in) operating activities:
Depreciation	443	206	411	335
Amortization	90	46	325	60
Non-cash restructuring and other charges	—	(225)	—	—
Deferred rent	309	185	(26)	277
Changes in assets and liabilities:
Accounts receivable	1,211	197	(93)	42
Prepaid expenses and other current assets	(81)	61	(34)	(75)
Other assets	48	(72)	18	30
Accounts payable and accrued expenses	666	37	(681)	495
Deferred revenue	153	133	63	(15)
Net cash provided by (used in) operating activities	1,597	(1,756)	(2,713)	233

Cash flows from investing activities:
Capitalized software	(1,336)	(242)	—	(1,123)
Capital expenditures	(757)	(827)	(40)	(714)
Purchase of net assets of WebWare	—	(627)	—	—
Net cash used in investing activities	(2,093)	(1,696)	(40)	(1,837)

Cash flows from financing activities:
Net advances (repayments) from sale of receivables	(806)	554	312	412
Proceeds from Revolving Credit Facilty	—	—	1,500	—
Proceeds from the issuance of Note	—	—	750	—
Repayment of Note	—	—	(750)	—
Proceeds from sale and leaseback of equipment	240	—	—	240
Payments on capital leases	(140)	(54)	(103)	(94)
Proceeds from issuance of Series C Preferred	1,300	3,500	250	450
Series B Preferred dividends paid	—	(163)	—	—
Repayments on long-term convertible debt	—	(405)	—	—
Net cash provided by financing activities	594	3,432	1,959	1,008
Net decrease in cash	98	(20)	(794)	(596)
Cash, beginning of period	751	771	849	751
Cash, end of period	$849	$751	$55	$155

Supplemental Disclosure of Cash Flow Information:
Series C Preferred Stock issued in settlement of dividends	$606	$91	$421	$322
Series C Preferred Stock warrants issued	—	—	544	—
Equipment purchased under capital lease	—	—	40	—
Common Stock issued in connection with WebWare	—	800	—	—
Cash interest paid	235	445	222	111

The accompanying notes are an integral part of these consolidated financial statements.

CLEARSTORY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Nature of Business

ClearStory Systems, Inc. (“ClearStory” or the “Company”) is an established provider of software solutions within the Enterprise Content Management (“ECM”) market. The Company’s proven solutions manage the capture, storage, distribution, security and lifecycle of a wide-range of unstructured content, such as video, marketing assets, animation, e-mail, and fixed content—final-form documents and reports. By bringing together digital assets and business content with a unified Web services platform, the Company readily enables content use in e-commerce, customer service, marketing content management and regulatory compliance applications.

On October 28, 2004, at the Annual Meeting of Stockholders, the Company’s name was changed from INSCI Corp. to ClearStory Systems, Inc. (OTCBB: CSYS).

Note 2 - Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Consolidation

The accompanying consolidated financial statements include the operations of ClearStory and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in the preparation of these financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Deferred Revenues

Software license revenue

The Company recognizes software license sales in accordance with Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, and SOP No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition With Respect to Certain Transactions. For software license sales for which any services rendered are not considered essential to the functionality of the software, it recognizes revenue upon delivery of the software, provided (1) there is evidence of an arrangement, (2) collection of our fee is considered probable and (3) the fee is fixed or determinable. In certain of these arrangements, vendor specific objective evidence of fair value exists to allocate the total fee to all elements of the arrangement. If vendor specific objective evidence of fair value does not exist for the license element, it uses the residual method under SOP No. 98-9 to determine the amount of revenue to be allocated to the license element. When the professional services are considered essential to the functionality of the software, the Company records revenue for the license and professional services over the implementation period using the percentage of completion method, measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract. For software license sales where the license term does not begin until installation is complete, it recognizes license and professional services revenue when we complete the installation of the software. For license arrangements in which the fee is not considered fixed or determinable, the license revenue is recognized as payments become due. For those arrangements where collectibility is not considered probable, revenue is recognized upon cash collections. For subscription license arrangements where customers are allowed the rights to unspecified products as well as unspecified upgrades and enhancements during a specified term, the license revenue is recognized ratably over the term of the arrangement.

Service revenues

Service revenues include revenue from software maintenance contracts and hosting of the Company’s software in its data center and systems integration and training revenue. Software maintenance revenue and hosting revenue is recognized ratably over the contract period, generally one year. Systems integration and training revenue is recognized when there are no significant remaining obligations and upon acceptance by the customer of the completed project where the contract is of a short duration for a fixed price. Systems integration and training revenues provided to customers on a time and materials basis are recognized as the related services are performed.

Deferred revenues

Deferred revenues represent (1) payments received from customers for software licenses, services, hosting and maintenance in advance of performing services and (2) amounts deferred in accordance with SOP No. 97-2 and SAB No. 101.

Capitalized Software Costs

The Company’s policy is to capitalize costs incurred in creating software products once technological feasibility, which we define as completion of beta testing, is established. During the fiscal years ended March 31, 2005 and 2004, the Company capitalized software development costs in the amount of $1,336,000 and $242,000, respectively. Amortization of these costs will begin when the product is released and will be amortized over a period of five years. Additionally, capitalized software costs at March 31, 2004 and 2005 includes $400,000 of software associated with the acquisition of WebWare Corporation which is being amortized over a five-year period. The Company recorded software amortization expense of $79,000 and $46,000 for the years ended March 31, 2005 and 2004, respectively. The Company recorded software amortization expense of $243,000 and $60,000 for the nine months ended December 31, 2005 and 2004, respectively. The Company reviews the amounts capitalized for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. As of March 31, 2005, the Company has concluded that no impairment charge is required.

Product development costs include all research and development expenses and software development costs. The Company expenses all software costs associated with establishing technological feasibility. The capitalized software costs noted above were primarily associated with the Company’s development of it next generation platform Radiant Enterprise Media Server which achieved technological feasibility during the fourth quarter of Fiscal 2004 and was made generally available in April 2005. Prior to this significant initiative, the Company had not capitalized any software development costs due to the insignificant amount of costs being incurred between completion of beta testing and general customer release.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the determination of net income (loss). The estimated useful lives are as follows:

Furniture and fixtures	5 - 7 years
Equipment	3 - 7 years
Software	3 years
Leasehold improvements	Life of lease

The Company recorded depreciation and amortization expense on its property and equipment of $443,000 and $206,000 for the years ended March 31, 2005 and 2004, respectively. The Company recorded depreciation and amortization expense on its property and equipment of $411,000 and $335,000 for the nine months ended December 31, 2005 and 2004, respectively.

Income Taxes

The Company provides for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. SFAS No. 109 recognizes tax assets and liabilities for the cumulative effect of all temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are currently in effect.

Earnings (Loss) per Common Share

Basic and diluted net earnings (loss) per share are presented in conformity with SFAS No. 128, Earnings Per Share, for all periods presented. In accordance with SFAS No. 128, basic net earnings (loss) per common share was determined by dividing net earnings (loss) applicable to common stockholders by the weighted average common shares outstanding during the period. Basic and diluted net earnings (loss) per share are the same because all outstanding common stock equivalents have been excluded as they are anti-dilutive.

Reconciliation of the Company’s net loss to net loss attributable to common shareholders is as follows:

			Nine Months Ended
	Year Ended March 31,		December 31,
	2005	2004	2005	2004
			(Unaudited)
Net loss - as reported	$(1,242)	$(2,324)	(2,696)	(916)
Preferred stock dividends	(630)	(278)	(583)	(458)
Net loss attributable to common shareholders	$(1,872)	$(2,602)	$(3,279)	$(1,374)

For the year ended March 31, 2005 and 2004, approximately 19.1 million shares and 17.1 million shares, respectively, from stock options, warrants and convertible securities were excluded due to their anti-dilutive effect. For the nine months ended December 31, 2005 and 2004, approximately 20.9 million and 17.1 million shares, respectively, from stock options, warrants and convertible securities were excluded due to their anti-dilutive effect.

Long-Lived Assets

The Company follows SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the assets’ carrying amounts may not be recoverable. In performing the review for recoverability, if future undiscounted cash flows (excluding interest charges) from the use and ultimate disposition of the assets are less than their carrying values, an impairment loss is recognized. Such losses are measured by the excess of the carrying amount over the fair value. No write-downs have been required for the years ended March 31, 2005 and 2004.

Fair Value of Financial Instruments

The Company’s financial instruments, which include cash, accounts receivable, accounts payable, accrued expenses and advances against receivables, approximate fair value due to the short-term nature of these assets and liabilities. The carrying value of our capital lease obligations approximates their fair value given their market rates of interest and maturity schedules.

Accounting for Stock Options and Warrants

The Company has elected to follow Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company discloses information relating to the fair value of stock-based compensation awards in accordance with SFAS No. 123, Accounting for Stock-Based Compensation.  See Note 10 for the effect on net income (loss) and income (loss) per share as if the Company had applied the fair value recognition provision of SFAS No. 123.

Allowance for Doubtful Accounts

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated credit risk by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is estimated and recorded based on management’s assessment of the credit history with the customer and current relationships with them.

Business Acquisition and Goodwill

On September 5, 2003, the Company acquired certain assets and assumed certain liabilities of WebWare Corporation from Diablo Management Group, as assignee for the benefit of creditors of WebWare. The purchase price was $1.3 million and was comprised of $500,000 in cash and the issuance of 716,204 shares of common stock which was valued at $800,000. Additionally, the Company incurred closing costs of $127,000. The Company has granted registration rights for these shares, which are subject to a lock up agreement. This transaction has been accounted for as a purchase and accordingly, the operating results have been included in the Company’s consolidated results of operations from the date of acquisition.

The components of the purchase price and allocation are as follows (in thousands):

Purchase price:
Cash	$500
716,204 shares of ClearStory common stock	800
Acquisition costs	127

Total purchase price	$1,427

Allocation of purchase price:
Fair value of assets acquired, net of $783 in liabilities assumed	$204
Purchase price in excess of fair value of net assets acquired allocated to goodwill	1,223

Total purchase price	$1,427

Goodwill, in accordance with SFAS No. 142, will be tested for impairment annually and whenever there is an impairment indicator. The Company has not recorded any impairment charges for the years ended March 31, 2005 and 2004, respectively.

Unaudited pro forma operating results for the year ended March 31, 2004 for the Company, assuming the purchase of the assets of WebWare occurred on April 1, 2003, is as follows (in thousands):

2004
Revenues	$9,418
Net loss	(4,607)
Basic and diluted loss per share from continuing operations	$(0.81)

Reclassifications

Certain reclassifications have been made to the prior years consolidated financial statements to conform to current presentation.

Recently Issued Accounting Standards

In December 2004, the FASB issued Statement of Financial Standards No. 123 (revised 2004), Share-Based payment (“SFAS No. 123(R)”), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach to accounting for share-based payments in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share—based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure of the fair value of share-based payments is no longer an alternative to financial statement recognition. SFAS No. 123(R) is effective for small public business issuers at the beginning of the first fiscal year beginning after December 15, 2005, or effective April 1, 2006 for the Company.

The Company expects the adoption of SFAS No. 123(R) to have a material effect on its financial statements, in the form of additional compensation expense, on a quarterly and annual basis. It is not possible to precisely determine the expense impact of adoption since a portion of the ultimate expense that is recorded will likely relate to awards that have not yet been granted, but are likely to be granted prior to our April 1, 2006 adoption date. The expense associated with these future awards can only be determined based on factors such as the price for the Company’s common stock, volatility of the Company’s stock price and risk free interest rates as measured at the grant date. However, the pro forma disclosures related do SFAS No. 123 included in the Company’s historic financial statements are relevant data points for gauging the potential level of expense that might be recorded in future periods.

Note 3 – Concentrations of Credit Risk and Major Customers

Credit Concentrations

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash with one major financial institution. The balance at times may exceed the federally insured limit of $100,000. Management believes the risk is limited because the institution is a large national institution with a strong financial position.

The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit risks as determined by management. Accounts receivable consists of geographically and industry dispersed customers. As of March 31, 2005, the Company had more than 21% of its outstanding accounts receivable concentrated with two customers. As of March 31, 2004, the Company had more than 19% of its outstanding accounts receivable concentrated with one customer.

Major Customers

For the year ended March 31, 2005, sales made to two customers accounted for approximately 25% of the Company’s total revenues while one customer accounted for approximately 18% of the Company’s total revenues for the year ended March 31, 2004.

Note 4 – Advances against Receivables Sold with Recourse

On November 2, 2004, the Company entered into a factoring agreement (“Factoring Agreement”) with a new financing company, which replaced its existing financing agreement with a commercial bank that it entered into in February 2004. Pursuant to the Factoring Agreement, the Company will sell certain accounts receivable at a purchase price, for each accepted account, equal to (i) 98.75% of the face amount of the applicable account receivable less (ii) fees and the amount of any trade or cash discounts, credits or allowances, set-offs or any other applicable reductions or adjustments. The Company has also granted the new financing company a security interest in all of the Company’s assets to secure the payment and performance of all obligations under the Factoring Agreement.

In February 2004, the Company entered into a financing agreement with a commercial bank, which replaced its arrangement from May 2002. This agreement provided for the financing of all eligible accounts receivable of the Company with recourse. The agreement called for advances of 80% of the face amount of the eligible account with fees of 0.25% per annum and interest of 1.50% over prime on a per annum basis. The Company had granted a security interest in all of the Company’s assets and accounts receivable to the bank.

In May 2002, the Company entered into an agreement with a commercial financing company, which provided for the sale of all of the eligible domestic accounts receivable of the Company with recourse. Pursuant to the terms of the agreement, the Company received 80% of the face amount of the accepted account and was charged a commission equal to 2.25% of the accepted amount. The Company had granted a security interest in all of the Company’s assets and accounts receivable to the financing company.

The Company recorded fees and expenses of approximately $147,000 and $233,000 associated with borrowings under the agreements mentioned above which is reflected as interest expense on the Company’s Statement of Operations for the years ended March 31, 2005 and 2004, respectively.

Note 5 - 10% Convertible Promissory Note

On June 16, 2005, the Company, issued a 10% Convertible Promissory Note (the “Note”) to SCP Private Equity Partners II, L.P. (“SCP”). The Note was issued in the amount of $750,000, and was payable on demand at any time. Pursuant to the terms of the Note, the Note was convertible upon demand into up to 386,678 shares of the Company’s Series C Convertible Preferred Stock, par value $.01 per share (“Series C Preferred”) or other equity securities of the Company. The Note could be pre-paid by the Company at any time without penalty. On September 8, 2005, the Company utilized borrowings from its Revolving Credit Facility to repay the Note.

Note 6 - Revolving Credit Facility

On August 25, 2005, the Company entered into a Loan and Security Agreement (“Revolver’) with Silicon Valley Bank (“SVB”) which provided for the Company to borrow up to $1,500,000 for general corporate purposes for  two years at the prime interest rate plus 0.5%, payable monthly. The Company granted SVB a third security interest in all of the Company’s assets to secure the payment and performance of all of its obligations under the Revolver. The Revolver also contains certain financial covenants and was guaranteed by SCP. In consideration for the guarantee by SCP, the Company issued a warrant to SCP to purchase 232,007 shares of Series C Preferred at $1.9396 per share. The term of the warrant expires on August 25, 2015. The Company has valued the warrant at $408,000 utilizing the Black-Scholes option pricing model. The Company will amortize this cost along with

$41,000 of legal and other fees incurred over the term of the Revolver. On September 8, 2005, the Company utilized borrowings under the Revolver to repay its Note with SCP.

Based upon the results for the three months ended September 30, 2005 and its outlook for the remainder of the year, the Company was in violation of its financial covenants set forth in the Revolver. On November 28, 2005, the Company and SVB entered into an amendment (the “Amendment”) to the Revolver to increase the Company’s maximum borrowing amount under the line of credit to $2,000,000 and to eliminate the financial covenants from the Revolver. The Company’s obligations under the expanded Revolver continue to be guaranteed by SCP. In consideration for the expanded guarantee by SCP, the Company issued an additional warrant to SCP to purchase 77,336 shares of Series C Preferred at $1.9396 per share. The term of the warrant expires on November 28, 2015. The Company has valued this warrant at $136,000 utilizing the Black-Scholes option pricing model. The Company will amortize this cost over the remaining term of the Revolver.

Note 7 - Income Taxes

At March 31, 2005, the Company had net operating loss (“NOL”) carryforwards of approximately $37,300,000 which expire in various years through 2025, available to offset future taxable income. The deferred tax assets consist primarily of net operating loss carryforwards. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which is uncertain. Accordingly, the deferred tax assets have been fully offset by valuation allowances of the same amount.

The Company believes that an “Ownership Change” occurred in January 1996 within the meaning of Section 382 of the Internal Revenue Code. Under an ownership change, the Company will be permitted to utilize approximately $13,000,000 in NOL carryforwards (available on the date of such change) in any year thereafter to reduce its income to the extent that the amount of such income does not exceed the product of (the “Section 382 limit”) the fair market value of its outstanding equity at the time of the ownership change and the long-term tax exempt rate published by the IRS. Any ownership changes in the future could limit the availability of the NOL carryforwards.

Note 8– Long-Term Liabilities

Capital Lease Obligations

The Company is obligated under various leases for equipment, which expire at various dates through March 2007. Total assets capitalized under capital leases were approximately $296,000 with accumulated depreciation of approximately $71,000 at March 31, 2005.

Minimum future lease payments under capital lease obligations as of March 31, 2005 are as follows (in thousands):

Year ending March 31,
2006	$148
2007	109
Total future minimum lease payments	257
Less amount representing interest	(30)
Present value of net minimum lease payments	227
Less current portion	115
$112

Deferred Rent

Deferred rent is attributable to the accrual of additional rent expense associated with the Company’s new corporate headquarters, as a result of amortizing the total amount to be paid, including known rent escalations, on a straight-line basis over the life of the lease including the rent free period.

Note 9- Preferred Stock And Related Party Transactions

Related Parties

The Company has raised additional capital through the issuance of convertible debt and convertible preferred stock through various affiliated entities over the last five years. SCP Private Equity Partners II, LP (“SCP”) is the majority shareholder of Selway Partners, LLC (“Selway”) and Selway Management, Inc. (“Selway Mgt.”) with five current members of the Company’s Board of Directors being affiliated with SCP and Selway. CIP Capital LP (“CIP”) is an affiliate of SCP in that Mr. Winston Churchill is a managing partner in both. CSSMK, LLC (“CSSMK”) is an entity which is majority owned by Henry F. Nelson, the Company’s President and Chief Executive Officer and director. Klein Partners I, LLC (“Klein LLC’) is an entity which is majority owned by Mitchell Klein, a director of the Company.

Series A Convertible Preferred Stock

In connection with a subordinated convertible debt financing in November 2000, the Company’s Board of Directors created the Series A Convertible Preferred Stock (“Series A Preferred”). As subsequently amended on March 31, 2003, each share of Series A Preferred is convertible, at the option of the holder, into 1.181818 shares of common stock, subject to adjustment as defined. The Series A Preferred contain limited anti-dilution protection and adjustment rights granted to each share. Dividends accrue on a cumulative basis at an annual floating rate equal to prime rate plus 2.5 % payable in additional shares of Series A Preferred issued at a price of $1.30 per share, subject to adjustment as defined. The holders of Series A Preferred will also share pari passu on an as converted basis in any dividends declared on the Company’s common stock. Each share of Series A Preferred shall be entitled to one vote for each share of Common Stock into which it is convertible. The Series A Preferred may be redeemed at any time after five years from date of issuance, out of legally available funds as determined by the Company, for cash at $1.30 per share (subject to adjustment as defined) plus an amount equal to the amount of all declared but unpaid dividends if certain requirements and/or conditions are met. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, subject to the rights of the holders of 8% Preferred Stock to be paid on a pari passu basis with the Series A Preferred, the holders of the Series A Preferred shall be entitled to an amount equal to $1.30 per share as adjusted for any recapitalizations, stock combinations, stock splits and the like with respect to such shares.

As part of the refinancing completed in March 2003, Selway and CIP, were granted warrants, exercisable immediately, to purchase 461,538 shares of Series A Preferred stock at $1.44 per share, which would be convertible into 545,454 shares of common stock. A warrant to purchase 346,154 shares of Series A Preferred will expire in November 2007 and a warrant to purchase 115,384 shares of Series A Preferred will expire in January 2008. In connection with this refinancing, Selway was also issued a warrant to purchase 20,000 shares of common stock at $7.20 per share which expire in November 2008.

Series B Convertible Preferred Stock

Series B Convertible Preferred Stock (“Series B Preferred”) is convertible on a 70:1 basis to common stock and provides for cumulative dividends at 1.915% of an issue price of $67.886 per share, payable monthly in cash or in additional shares of Series C Convertible Preferred Stock (“Series C Preferred”) at the holder’s option.

Holders of shares of Series B Preferred shall be entitled to vote equally with the shares of the Company’s common stock and not as a separate class, at any annual or special meeting of stockholders of the Company on the following basis: each holder of shares of Series B Preferred shall be entitled to such number of votes as shall be equal to the number of shares of common stock into which the holder’s Series B Preferred shares would convert immediately after the close of business on the record date fixed for such meeting. In addition, the holders of shares of Series B Preferred shall be entitled as a separate single class to elect two members to the Board at each election of directors.

In the event of any liquidation, whether voluntary or involuntary, before any distribution or payment shall be made to any holders of any junior stock, the holders of Series B Preferred shall be entitled to be paid out of the assets of the Company an amount per share equal to the greater of (a) 51.6% of the Series B original issue price, which is equivalent to 350% of the original investment, plus an amount equal to all accrued and unpaid dividends or (b) the price per share a holder of Series B Preferred would have been entitled to receive had all shares of outstanding preferred stock been converted into common stock immediately preceding such liquidation. The Series B Preferred provides for anti-dilution protection. All outstanding shares of Series B Preferred may be redeemed, out of legally available funds as determined by the Company, if certain requirements and/or conditions are met on March 31, 2006.

On March 31, 2003, Selway, Selway Mgt. and CIP converted $1,035,000 of subordinated convertible debentures, plus accrued interest of approximately $198,000, into 123,344 shares of Series B Preferred.

For the year ended March 31, 2005, the Company issued a total of 83,811 shares of Series C Preferred in settlement of dividends of approximately $163,000 on its Series B Preferred Stock. For the year ended March 31, 2004, the Company paid cash dividends of approximately $163,000 to shareholders of its Series B Preferred.

For the nine months ended December 31, 2005, the Company issued a total of 63,146 shares of Series C Preferred in settlement of dividends of $122,000 on its Series B Preferred.

As of December 31, 2005, the 123,344 shares of Series B Preferred may be converted into 8,634,080 shares of the Company’s common stock.

Series C Convertible Preferred Stock

Series C Preferred provides for annual cumulative dividends at 8% of the issue price of $1.9396 per share, payable semi-annually in cash or in additional shares of Series C Preferred at the Company’s option. Series C Preferred shares are convertible on a 2:1 basis into shares of common stock at the option of the holder.

Holders of shares of Series C Preferred shall be entitled to vote equally with the shares of the Company’s common stock and not as a separate class, at any annual or special meeting of stockholders of the Company on the following basis: each holder of shares of Series C Preferred shall be entitled to such number of votes as shall be equal to the number of shares of common stock into which the holder’s Series C Preferred shares would convert immediately after the close of business on the record date fixed for such meeting. In addition, the holders of shares of Series C Preferred shall be entitled as a separate single class to elect two members to the Board at each election of directors.

In the event of any liquidation, whether voluntary or involuntary, before any distribution or payment shall be made to any holders of any junior stock, the holders of Series C Preferred shall be entitled to be paid out of the assets of the Company in an amount per share equal to the greater of (a) 200% of the Series C original issue price plus an amount equal to all accrued and unpaid dividends or (b) the price per share a holder of Series C Preferred would have been entitled to receive had all shares of outstanding preferred stock been converted into common stock immediately preceding such liquidation. The Series C Preferred provides for anti-dilution protection. All outstanding shares of Series C Preferred may be redeemed, out of legally available funds as determined by the Company, if certain requirements and or conditions are met on September 1, 2009.

On September 5, 2003, the Company and SCP entered into a Series C Convertible Preferred Stock Purchase Agreement (“Series C Preferred Agreement”) wherein SCP agreed to purchase 1,546,711 shares of Series C Preferred in the Company for $3 million.  As a part of the investment agreement with SCP for the purchase of the Series C Preferred, the Company amended its agreements with Selway and CIP with respect to the rights associated with the Company’s Series A Preferred and Series B Preferred.

On December 31, 2003, the Company amended the Series C Preferred Agreement to include CSSMK, wherein CSSMK purchased 257,785 shares of Series C Preferred for $500,000.

On March 31, 2004, Selway and CIP, in the aggregate converted $1,613,216 of Series A Convertible Debentures into 831,726 shares of Series C Preferred at a price of $1.9396 per share.

On September 22, 2004, the Company further amended its Series C Preferred Agreement, whereby the Company sold 180,450 shares of Series C Preferred to SCP for $350,000 and sold 51,557 shares of Series C Preferred to CSSMK for $100,000.

On January 28, 2005, the Company entered into a new Series C Convertible Preferred Stock Purchase Agreement (“New Series C Preferred Agreement”) with SCP and CSSMK under similar terms to the original agreement, whereby the Company sold 257,785 shares of Series C Preferred to SCP for $500,000 and sold 51,557 shares of Series C Preferred to CSSMK for $100,000. Pursuant to the agreement, SCP, or at the discretion of SCP, CIP, agreed to purchase a minimum of 77,336 additional shares of Series C Preferred for $150,000, on or before April 15, 2005 (the “Second Closing”). In addition, SCP could, at its sole discretion, expand the number of shares to be purchased at the Second Closing to a maximum of 128,893 shares of Series C Preferred for $250,000. SCP elected to purchase 128,893 shares of Series C Preferred for $250,000 on April 15, 2005.

On February 23, 2005, the Company amended the New Series C Preferred Agreements to include Klein LLC, wherein Klein LLC purchased 128,892 shares of Series C Preferred for $250,000.

For the year ended March 31, 2005, the Company issued a total of 83,811 shares of Series C Preferred in settlement of dividends of approximately $163,000 on its Series B Preferred Stock.

The Company issued 228,658 and 46,993, shares of Series C Preferred in settlement of dividends on its Series C Preferred for the years ended March 31, 2005 and 2004, respectively. The Company also issued 154,261 shares of Series C Preferred in settlement of dividends of $299,000 on its Series C Preferred Stock for the nine months ended December 31, 2005. The Company has accrued additional dividends totaling approximately $208,000 associated with its Series C Preferred at December  31, 2005. Accrued dividends are included under the caption of accrued expenses as of March 31, 2005 in the accompanying consolidated financial statements.

As of December 31, 2005, the Company has issued 4,012,225 shares of Series C Preferred, which is convertible into 8,024,450 shares of the Company’s common stock.

In connection with the purchases of Series C Preferred by CSSMK and Klein LLC, CSSMK and Klein LLC entered into a Stockholders Agreement with SCP, wherein the transfer and assignment of the Series C Preferred is restricted pursuant to the terms of the Stockholders Agreement and SCP is granted rights of first refusal and certain voting rights. CSSMK and Klein LLC may be deemed affiliates of SCP as a result of the agreement entered into by and between CSSMK and SCP whereby CSSMK and Klein LLC agree to vote in accordance with SCP on certain matters as stated in the agreement.

8% Convertible Preferred Stock

On October 1, 2001, any outstanding 8% Preferred Stock automatically converted into shares of common stock at the lesser of $3.75 per share or the average bid price for the common stock for twenty consecutive trading days ending five business days prior to October 1, 2001.

The terms and conditions of the Company’s 1996 Unit Purchase Agreement (the “Unit Placement”) required holders of 8% Preferred Stock to automatically convert the issued and outstanding shares of Preferred Stock into shares of ClearStory’s Common Stock. In compliance with the Unit Placement, the Company determined that one share of Preferred Stock was convertible into 1.9455 shares of Common Stock.

As December 31, 2005, there remain 74,031 shares of 8% Preferred Stock outstanding which is convertible into 144,027 shares of common stock.

Other Related Party Transactions

The Company incurred interest expense on its convertible debt held by Selway and CIP during the fiscal years ended March 31, 2004 of approximately $171,000. The Company made principal and interest payments on the convertible debt totaling $576,000 during the fiscal year ended March 31, 2004.

On September 5, 2003, the Company acquired certain assets and assumed certain liabilities of WebWare from Diablo Management Group, as assignee for the benefit of creditors of WebWare, of which SCP was a significant shareholder. The total purchase price was $1.3 million of which the Company paid $500,000 in cash and issued 716,204 shares of its common stock valued at $800,000.

Note 10 - Employee Benefit Plan

The Company has a 401(k) salaried deferred benefit plan covering substantially all employees who have met certain requirements. The Company matches contributions on a discretionary basis as determined by the Board of Directors. The Board of Directors elected to make matching contributions of approximately $66,000 and $16,000 for the years ended March 31, 2005 and 2004, respectively.

Note 11 - Stock Option Plans

1992 Directors’ Stock Option Plan

The 1992 Directors’ Plan (the “1992 Directors’ Plan”) authorized 100,000 options to be granted under the plan with the exercise price per share of not be less than the fair market value of the shares underlying such option on the date of grant.  No more grants will be made under the 1992 Directors’ Plan. At March 31, 2005 and 2004, the Company had 44,000 options outstanding at a weighted average exercise price of $11.70 per share.

1997 Employee Stock Option Plan

The 1997 Equity Incentive Plan is the successor plan to the Company’s 1992 Stock Option Plan, which was terminated in 1996. The outstanding options remain in effect according to their terms and conditions. Under the 1997 Equity Incentive Plan, the Company may grant incentive and nonqualified stock options to purchase up to an aggregate of 3,000,000 shares of common stock to directors, employees and consultants. Options may be granted at an exercise price of not less than 100 percent of the fair market value of the stock at the date of grant. Stock options become exercisable over varying dates as determined by the Board of Directors and expire no later than 10 years and one day from the date of the grant. At March 31, 2005, there were 354,644 options available for grant under 1997 Equity Incentive Plan. The Company had 2,579,786 and 1,538,236 options outstanding at a weighted average exercise price of $0.98 and $1.62 per share at March 31, 2005 and 2004, respectively.

2004 Directors’ Stock Option Plan

The 2004 Directors’ Option Plan (the “2004 Director’ Plan”) is the successor plan to the 1992 Directors’ Option Plan, which was terminated. The plan authorized 800,000 options to be granted under the plan and provided that each outside director receive an initial grant of  25,000 stock options on the date of appointment or election to the board of directors, or outside directors serving at December 31, 2003. Each outside director will receive an annual grant of 10,000 stock options upon each anniversary and, if an outside director is a member of the Company’s Audit Committee or Compensation Committee, an additional annual grant of 5,000 options for service on each of those committees. The exercise price per share of any option granted under the 2004 Directors’ Plan shall not be less than the fair market value of the shares underlying such option on the date of grant. At March 31, 2005, there were 398,000 options available for grant under 2004 Directors’ Plan. At March 31, 2005, the Company had 402,000 options outstanding at a weighted average exercise price of $0.35 per share, all of which were issued in March 2005.

The following is a summary of all of the stock option activity under the various plans:

	Number of Shares	Weighted Average Exercise Price Price($)
Outstanding at March 31, 2003	165,288	18.18
Granted	1,469,378	1.00
Cancelled	(25,430)	13.78
Outstanding at March 31, 2004	1,609,236	2.56
Granted	1,466,000	0.35
Cancelled	(43,450)	31.32
Outstanding at March 31, 2005	3,031,786	1.08

The following table summarizes information about stock options outstanding and exercisable at March 31, 2005.

	Options Outstanding			Options Exercisable
		Weighted Average			Weighted
	Number		Contractual	Number	Average
	of	Exercise	Life	of	Exercise
Exercise Price	Shares	Price	Remaining	Shares	Price
$0.35	1,466,000	$0.35	10.0	722,000	$0.35
$0.80 - $1.20	1,501,378	$1.00	8.6	681,724	$1.00
$5.00- $75.40	64,408	$19.59	2.7	64,408	$19.59
	3,031,786	$1.08	9.2	1,468,132	$1.50

Note 12 - Stock-Based Compensation

All stock options and warrants that have been granted to employees have been at or above fair market value of the Company’s common stock at the time of grant. As a result, no compensation expense or other accounting relating to the Company’s stock options issued has been required to be recorded within its financial statements. The foregoing accounting is in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company has adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Included below is the impact of the fair value of employee stock-based compensation plans on net loss and net loss per share on a pro forma basis for awards granted pursuant to SFAS No. 123. Had compensation expense been determined as provided in SFAS No. 123 for stock options using the Black-Scholes option pricing model, the pro forma effect would have been (in thousands, except per share amounts):

	Year Ended March 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
			(Unaudited)
Net loss attributable to common shareholders:
As reported	$(1,872)	$(2,602)	$(3,279)	$(1,374)
Pro forma - SFAS 123	$(2,353)	$(3,053)	$(3,537)	$(1,701)

Basic and diluted net loss per share:
As reported	$(0.31)	$(0.46)	$(0.55)	$(0.23)
Pro forma - SFAS 123	$(0.39)	$(0.54)	$(0.59)	$(0.28)

The fair value of each option grant is calculated using the following weighted average assumptions:

	Year Ended March 31,
	2005	2004
Expected life (years)	7	10
Interest rate	3.66%	2%
Volatility	100%	181%
Dividend yield	0%	0%

Note 13 - Commitments and Contingencies

Legal Proceedings

The Company was a defendant in an action commenced by one of its customers for the return of certain payments made prior to the customer’s bankruptcy petition in the amount of approximately $121,000. The Company contested the action and asserted a number of affirmative defenses on its behalf. In February 2005, the Company entered into a settlement agreement whereby all claims regarding this action were settled for $30,000. This settlement was paid and reflected in the Company’s consolidated results of operations for the year ended March 31, 2005.

The Company is involved in other legal proceedings and is subject to various claims that arise in the normal course of business. The Company’s management does not expect that the results in any of these proceedings or claims will have a material adverse effect on the Company’s consolidated financial position or results of operations.

Employment Agreements

The Company has employment agreements with certain of its executive officers which provide for six months to 1 year of severance in the event of termination without cause, or a change of control of the Company, as defined in the agreements.

Lease Commitments

On October 30, 2003, the Company entered into a new operating lease for its corporate headquarters which expires in April 2011. The lease includes provisions requiring the Company to pay a proportionate share of increases in real estate taxes and operating expenses over base period amounts. Additionally, the Company leases office space for its Sausalito, California location which expires in October 2009.

Minimum payments for these leased properties for subsequent years are as follows (in thousands):

Year ending March 31,
2006	$539
2007	570
2008	574
2009	577
2010	549
Thereafter	537
$3,346

Rent expense, net of sublease income for the years ending March 31, 2005 and 2004 was approximately $733,000 and $402,000, respectively.

Note 14 - Segment Information

The Company operates as a single reportable segment as a developer and seller of software for electronic document distribution, storage and presentment.

Revenue was derived from customers in the following geographic areas (in thousands):

	Year Ended March 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
			(Unaudited)
North America	$10,375	$7,524	$5,372	$7,302
Europe	815	835	405	679
Other	398	470	323	283
	$11,588	$8,829	$6,100	$8,264

Note 15 - Non-recurring items

The Company recorded non-recurring charges for $301,000 for the year ended March 31, 2004 which consisted of severance, relocation and moving expenses incurred as part of a plan to realign its operations as a result of the acquisition of WebWare. At March 31, 2004, the remaining liability for these costs was approximately $90,000, all of which was paid during the year ended March 31, 2005.

Note 16 – Liquidity

As of December 31, 2005, the Company had a cash balance of $55,000, the ability to sell certain accounts receivable for additional funds of approximately $146,000 pursuant to its Factoring Agreement and $500,000 of available funds under its Revolver. Based upon the Company’s current operating outlook for the remainder of the current fiscal year and the first half of fiscal 2007, the Company needs additional financial resources to meet its short term liquidity requirements, especially for intra-quarter liquidity requirements that depend on the timing and amount of monthly cash receipts that are anticipated by its current operating outlook. Additional financing could take the form of equity or debt offerings, spin-offs, joint ventures or other collaborative relationships that may require the Company to issue shares or share revenue. Since its acquisition of WebWare in September 2003, the Company has incurred operating losses and negative cash flows which have historically been funded through the issuance of additional capital from its major stockholders. Based upon its latest operating outlook, the Company expects to incur losses for the remaining quarter of the current fiscal year due in part to significant investments in its direct sales and marketing efforts, the establishment of new sales distribution channels and the development and release of its products. There can be no assurances that the Company will be able to achieve revenue levels or sufficiently reduce expenses to allow the Company to become profitable without detrimentally affecting its long-term revenues or market position. Additionally, the Company already has a working capital deficit of $5,756,000 as of December 31, 2005, compared to a working capital deficit of $3,708,000 as of March 31, 2005, which increases the need for the Company to successfully execute and deliver on its current business plan. The Company expects its working capital deficit to increase, as the Company anticipates incurring operating losses for the remaining quarter of fiscal 2006 and the first half of fiscal 2007. In the event that the Company’s plans or assumptions change or prove to be inaccurate (due to revenue shortfalls, unanticipated expenses, difficulties, delays or otherwise), the Company may have insufficient funds to support its operations. Over the past several years, the Company has been successful in raising additional funds from its major shareholders, and these funds have allowed the Company to continue to make certain strategic investments. However, the Company’s ability to garner continued financial support from these, or other investors, should the need arise, cannot be assured.

On March 10, 2006, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Datawatch Corporation (“Datawatch”). Pursuant to the terms of the Agreement, the Company has agreed to sell (the “Asset Sale”) substantially all of the assets of the Company’s business unit that engages in document solutions business activities, which are primarily fixed content, report management and electronic statement presentment products comprising the Integrated Document Archiving and Retrieval Systems (“IDARS”) business (the “IDARS Business Unit”) and is primarily comprised of Radiant Business Document Server, a proven and industry-recognized system for high-volume document capture, archiving, and online presentment within financial services, insurance, and healthcare markets and Radiant MailManager, a highly scalable e-mail active archiving solution that provides complete lifecycle, compliance, and storage management for the corporate e-mail knowledge base to Datawatch. The Company shall receive approximately $4.34 million in cash at closing. In addition, Datawatch will pay the Company 30% of the future net revenues (the “Earnout Payments”) from all of the IDARS Business Unit’s related products and services sold (exclusive of the first $337,500 of net revenues) for a period of 18 months from the date of completion of the Asset Sale.

Note 17 - Quarterly Results (Unaudited)

This unaudited information has been prepared on the same basis as the audited Consolidated Financial Statements appearing elsewhere in this document and, in the opinion of the Company’s management, reflects all adjustments (of a normal and recurring nature) which are necessary to present fairly this information for the quarters presented. This information should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto included elsewhere in this document. Result of operations of the Company for any quarter may not be indicative of the results that may be expected for future periods.

	For the fiscal Quarter Ended
	06/30/05	09/30/05	12/31/05
Revenues	$2,135	$1,853	$2,112
Cost of revenues	817	810	850
Gross profit	1,318	1,043	1,262
Operating expenses	2,084	2,062	1,864
Operating income (loss)	(766)	(1,019)	(602)
Interest expense, net	(45)	(105)	(159)
Net income (loss)	$(811)	$(1,124)	$(761)

	For the fiscal Quarter Ended
	06/30/04	09/30/04	12/31/04	03/31/05
Revenues	$2,983	$2,577	$2,704	$3,324
Cost of revenues	890	999	853	823
Gross profit	2,093	1,578	1,851	2,501
Operating expenses	1,967	2,145	2,178	2,731
Operating income (loss)	126	(567)	(327)	(230)
Interest expense, net	(26)	(28)	(94)	(96)
Net income (loss)	$100	$(595)	$(421)	$(326)

	For the fiscal Quarter Ended
	06/30/03	09/30/03	12/31/03	03/31/04
Revenues	$2,078	$1,790	$2,229	$2,732
Cost of revenues	300	466	777	827
Gross profit	1,778	1,324	1,452	1,905
Operating expenses (1)	1,613	2,245	2,606	1,895
Operating income (loss)	165	(921)	(1,154)	10
Interest expense, net	(107)	(101)	(130)	(86)
Net income (loss)	$58	$(1,022)	$(1,284)	$(76)

(1)                                  The Company recorded non-recurring items totaling approximately $301,000 in the quarter ended September 30, 2003. These charges consist of severance, relocation and moving expenses to be incurred as part of a plan to realign the operations as a result of its acquisition of WebWare on September 5, 2003.

ClearStory Systems, Inc. IDARS Business Unit Financial Information

TABLE OF CONTENTS TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Condensed Balance Sheets as of March 31, 2005 and December 31, 2005 (Unaudited)

Condensed Statements of Operations for the Years Ended March 31, 2004 and 2005 and the nine months ended December 31, 2005 (Unaudited)

Condensed Statements of Cash Flows for the Years Ended March 31, 2004 and 2005 and the nine months ended December 31, 2005 (Unaudited)

Notes to Condensed Financial Statements

ClearStory Systems, Inc.

IDARS Business Unit

CONDENSED BALANCE SHEETS

As of March 31, 2005 and December 31, 2005

(Unaudited - in thousands)

	March 31, 2005	December 31, 2005
ASSETS
Current assets:
Accounts receivable, net	$519	$341
Prepaid expenses and other current assets	157	231
Total current assets	676	572

Property and equipment, net	466	397
Other assets	41	205
	$1,183	$1,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,205	$790
Advances against accounts receivable sold with recourse	520	523
Revolving Credit Facility	—	538
Deferred revenue	1,949	1,904
Total current liabilities	3,674	3,755

Long-term deferred rent	246	168

Investment in net assets of business	(2,737)	(2,749)
	$1,183	$1,174

The accompanying notes are an integral part of these condensed financial statements.

ClearStory Systems, Inc.

IDARS Business Unit

CONDENSED STATEMENTS OF OPERATIONS

For the Years Ended March 31, 2004 and 2005

And for the Nine Months Ended December 31, 2005

(Unaudited - In thousands)

			Nine Months ended
	Year ended March 31,		December 31,
	2005	2004	2005
Revenue:
Product	$3,289	$2,532	$564
Services	4,326	4,546	3,293
	7,615	7,078	3,857
Cost of revenues:
Product	41	101	32
Services	1,414	1,219	972
	1,455	1,320	1,004

Gross profit	6,160	5,758	2,853

Operating expenses:
Sales and marketing	1,681	2,398	331
Product development	1,897	2,373	903
General and administrative	1,508	1,817	620
	5,086	6,588	1,854

Operating loss	1,074	(830)	999

Interest expense, net	138	248	170

Net Income	$936	$(1,078)	$829

The accompanying notes are an integral part of these condensed financial statements.

ClearStory Systems, Inc.

IDARS Business Unit

CONDENSED STATEMENTS OF CASH FLOWS

For the Years Ended March 31, 2004 and 2005

And for the Nine Months Ended December 31, 2005

(Unaudited - In thousands)

			Nine Months ended
	Year ended March 31,		December 31,
	2005	2004	2005
Cash flows from operating activities:
Net loss	$936	$(1,078)	$829
Reconciliation of net loss to net cash provided by operating activities:
Depreciation and amortization	128	133	69
Deferred rent	141	106	(78)
Changes in assets and liabilities:
Accounts receivable	781	818	178
Prepaid expenses and other current assets	60	150	(74)
Other assets	56	74	(164)
Accounts payable and accrued expenses	318	(890)	(414)
Deferred revenue	131	(208)	(46)
Net cash provided by (used in) operating activities	2,551	(895)	300

Cash flows from investing activities:
Net investment provided (returned) to parent	(2,305)	1,513	(841)
Capital expenditures	(60)	(466)	—
Net cash used in investing activities	(2,365)	1,047	(841)

Cash flows from financing activities:
Net advances (repayments) on sale of receivables	(186)	(152)	3
Proceeds from Revolving Credit Facility	—	—	538
Net cash provided by financing activities	(186)	(152)	541

Net change in cash	—	—	—
Cash, beginning of period	—	—	—
Cash, end of period	$—	$—	$—

The accompanying notes are an integral part of these condensed financial statements.

ClearStory Systems, Inc.

IDARS Business Unit

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 1 - Nature of Business

ClearStory Systems, Inc. (“ClearStory”) is an established provider of software solutions within the Enterprise Content Management (“ECM”) market. ClearStory’s proven solutions manage the capture, storage, distribution, security and lifecycle of a wide-range of unstructured content, such as video, marketing assets, animation, e-mail, and fixed content—final-form documents and reports.

The Integrated Document Archiving and Retrieval Systems (“IDARS”) Business Unit engages in document solution business activities, which are primarily fixed content, report management and electronic statement presentment products and is primarily comprised of the Radiant Business Document Server (BDS) system, a proven and industry-recognized system for high-volume document capture, archiving, and online presentation for the financial services, insurance, and healthcare markets and Radiant MailManager, a highly scalable e-mail active archiving solution that provides complete lifecycle, compliance, and storage management for the corporate e-mail knowledge base.

The consolidated financial statements included in this report have been prepared by ClearStory, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations relating to interim condensed financial statements. However, ClearStory believes that the disclosures contained herein are adequate to make the information presented not misleading. The financial statements should be read in conjunction with the financial statements and notes thereto included in Clearstory’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005. The results for the nine months ended December 31, 2005 may not be indicative of the results that may be expected for the year ending March 31, 2006 or for any other future period.

In the opinion of the management of ClearStory, the accompanying unaudited financial statements reflect all adjustments that are necessary to present fairly the financial position of the IDARS Business Unit as of December 31, 2005 and the results of operations for the nine months ended December 31, 2005 and 2004 and cash flows for the nine months ended December 31, 2005 and 2004.

Note 2 - Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Deferred Revenues

Software license revenue

The IDARS Business Unit recognizes software license sales in accordance with Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, and SOP No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition With Respect to Certain Transactions. For software license sales for which any services rendered are not considered essential to the functioning of the software, revenues are recognized upon delivery of the software, provided (1) there is evidence of an arrangement, (2) collection of our fee is considered probable and (3) the fee is fixed or determinable. In certain of these arrangements, vendor specific objective evidence of fair value exists to allocate the total fee to all elements of the arrangement. If vendor specific objective evidence of fair value does not exist for the license element, it uses the residual method under SOP No. 98-9 to determine the amount of revenue to be allocated to the license element. When the professional services are considered essential to the functionality of the software, the IDARS Business Unit records revenue for the license and professional services over the implementation period using the percentage of completion method, measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract. For software license sales where the license term does not begin until installation is complete, it recognizes license and professional services revenue when we complete the installation of the software. For license arrangements in which the fee is not considered fixed or determinable, the license revenue is recognized as payments become due. For those arrangements where collectibility is not considered probable, revenue is recognized upon cash collections. For subscription license arrangements where customers are allowed the rights to unspecified products as well as unspecified upgrades and enhancements during a specified term, the license revenue is recognized ratably over the term of the arrangement.

Service revenues

Service revenues include revenue from software maintenance contracts of the IDARS Business Unit’s software in its data center and systems integration and training revenue. Software maintenance revenue is recognized ratably over the contract period, generally one year. Systems integration and training revenue is recognized when there are no significant remaining obligations and upon acceptance by the customer of the completed project where the contract is of a short duration for a fixed price. Systems integration and training revenues provided to customers on a time and materials basis are recognized as the related services are performed.

Deferred revenues

Deferred revenues represent (1) payments received from customers for software licenses, services and maintenance in advance of performing services and (2) amounts deferred in accordance with SOP No. 97-2 and SEC Staff Accounting Bulletin (SAB): No. 101 – Revenue Recognition in Financial Statements.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the determination of net income (loss). The estimated useful lives are as follows:

Furniture and fixtures	5 - 7 years
Equipment	3 - 7 years
Software	3 years
Leasehold improvements	Life of lease

The IDARS Business Unit recorded depreciation and amortization expense on its property and equipment of approximately $128,000 and $133,000 for the years ended March 31, 2005 and 2004, respectively and $69,000 for the nine months ended December 31, 2005.

Income Taxes

Income taxes are accounted for using the asset and liability method prescribed in Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under this method, income taxes are provided for amounts currently payable and for amounts deferred as tax assets and liabilities based on differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. Deferred income taxes are measured using the enacted tax rates and laws that are assumed will be in effect when the differences reverse.

Fair Value of Financial Instruments

The IDARS Business Unit’s financial instruments, which include cash, accounts receivable, accounts payable, accrued expenses and advances against receivables. The carrying amounts of these assets and liabilities approximate fair value due to their short-term nature.

Accounting for Stock Options and Warrants

Clearstory has elected to follow Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. Therefore, stock compensation related to employees directly associated with the IDARS Business Unit has been accounted for in accordance with APB No. 25. Under APB No. 25, when the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recorded. The IDARS Business Unit discloses information relating to the fair value of stock-based compensation awards in accordance with SFAS No. 123, Accounting for Stock-Based Compensation.

Allowance for Doubtful Accounts

The IDARS Business Unit extends unsecured credit to its customers in the ordinary course of business but mitigates the associated credit risk by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is estimated and recorded based on management’s assessment of the credit history with the customer and current relationships with them.

Note 3 – Concentrations of Credit Risk and Major Customers

Credit Concentrations

Financial instruments that potentially expose the IDARS Business Unit to concentrations of credit risk primarily consist of accounts receivable. The IDARS Business Unit performs ongoing credit evaluations of its customers and maintains reserves for potential credit risks as determined by management. Accounts receivable consists of geographically and industry dispersed customers. As of March 31, 2005, the IDARS Business Unit had more than 26% of its outstanding accounts receivable concentrated with three customers.

Major Customers

For the year ended March 31, 2005, sales made to three customers accounted for approximately 48% of the IDARS Business Unit’s total revenues.

Note 4 – Advances against Receivables Sold with Recourse

On November 2, 2004, ClearStory entered into a factoring agreement (“Factoring Agreement”) with a financing company, which replaced its existing financing agreement with a commercial bank that it entered into in February 2004. Pursuant to the Factoring Agreement, ClearStory will sell certain accounts receivable at a purchase price, for each accepted account, equal to (i) 98.75% of the face amount of the applicable account receivable less (ii) fees and the amount of any trade or cash discounts, credits or allowances, set-offs or any other applicable reductions or adjustments. ClearStory has also granted the new financing company a security interest in all of ClearStory’s assets to secure the payment and performance of all obligations under the Factoring Agreement. The balance of

$520,000 as of March 31, 2005 represent specific receivables associated with the IDARS Business Unit, which were sold with recourse.

In February 2004, ClearStory entered into a financing agreement with a commercial bank, which replaced its arrangement from May 2002. This agreement provided for the financing of all eligible accounts receivable of ClearStory with recourse. The agreement called for advances of 80% of the face amount of the eligible account with fees of 0.25% per annum and interest of 1.50% over prime on a per annum basis. ClearStory had granted a security interest in all of ClearStory’s assets and accounts receivable, including those specifically associated with the IDARS Business Unit, to the bank.

Note 5 - Income Taxes

At March 31, 2005, ClearStory had net operating loss (“NOL”) carryforwards of approximately $37,300,000 which expire in various years through 2025, available to offset future taxable income. Therefore, ClearStory’s deferred tax assets consist primarily of net operating loss carryforwards. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which is uncertain. Accordingly, ClearStory’s deferred tax assets have been fully offset by valuation allowances of the same amount.

ClearStory believes that an “Ownership Change” occurred in January 1996 within the meaning of Section 382 of the Internal Revenue Code. Under an ownership change, ClearStory will be permitted to utilize approximately $13,000,000 in NOL carryforwards (available on the date of such change) in any year thereafter to reduce its income to the extent that the amount of such income does not exceed the product of (the “Section 382 limit”) the fair market value of its outstanding equity at the time of the ownership change and the long-term tax exempt rate published by the IRS. Any ownership changes in the future could limit the availability of the NOL carryforwards.

No provision for income taxes for the IDARS Business Unit was made for the year ended March 31, 2005 as a significant portion of the NOL carryforwards were generated by IDARS Business Unit. However, future tax benefits from NOL carryforwards may not be transferred with any sale of the IDARS Business Unit.

Note 6– Long-Term Deferred Rent

Deferred rent is attributable to the accrual of the IDARS Business Unit allocated portion of additional rent expense associated with ClearStory’s new corporate headquarters, as a result of amortizing the total amount to be paid, including known rent escalations, on a straight-line basis over the life of the lease including the rent free period.

Note 7 - Employee Benefit Plan

ClearStory has a 401(k) salaried deferred benefit plan covering substantially all employees who have met certain requirements. ClearStory matches contributions on a discretionary basis as determined by the Board of Directors. The Board of Directors elected to not make a matching contribution for the year ended March 31, 2005.

Note 8 - Stock Option Plans

1997 Employee Stock Option Plan

Under the 1997 Equity Incentive Plan, ClearStory may grant incentive and nonqualified stock options to purchase up to an aggregate of 3,000,000 shares of common stock to directors, employees and consultants. Options may be granted at an exercise price of not less than 100 percent of the fair market value of the stock at the date of grant. Stock options become exercisable over varying dates as determined by the Board of Directors and expire no later than 10 years and one day from the date of the grant. At March 31, 2005, ClearStory had outstanding 54,233 options to employees directly associated with the IDARS Business Unit at a weighted average exercise price of $7.10 per share.

Note 9 - Stock-Based Compensation

All stock options and warrants that have been granted to employees have been at or above fair market value of ClearStory’s common stock at the time of grant. As a result, under the provisions of APB No. 25, no compensation expense relating to the IDARS Business Unit’s employees’ stock options issued has been recorded  The provisions of SFAS No. 123 require disclosure of the impact of recording compensation expense on net income or loss at the fair value of options granted. The following presents the impact of recording compensation expense for the fair value of employee stock options granted on the net income of the IDARS Business Unit for the year ended March 31, 2005. No per share impact is presented as the IDARS Business Unit has no publicly trade shares on a stand-alone basis.

			Nine Months ended
	Year ended March 31,		December 31,
Net income:	2005	2004	2005
As reported	$936	$(1,078)	$829
Pro forma - SFAS 123	$695	$(1,210)	$700

Note 10 - Commitments and Contingencies

Legal Proceedings

The IDARS Business Unit was a defendant in an action commenced by one of its customers for the return of certain payments made prior to the customer’s bankruptcy petition in the amount of approximately $121,000. The IDARS Business Unit contested the action and asserted a number of affirmative defenses on its behalf. In February 2005, the IDARS Business Unit entered into a settlement agreement whereby all claims regarding this action were settled for $30,000. This settlement was paid and reflected in the IDARS Business Unit’s consolidated results of operations for the year ended March 31, 2005.

The IDARS Business Unit is involved in other legal proceedings and is subject to various claims that arise in the normal course of business. The IDARS Business Unit’s management does not expect that the results in any of these proceedings or claims will have a material adverse effect on the IDARS Business Unit’s consolidated financial position or results of operations.

Lease Commitments

ClearStory is obligated under an operating lease for its corporate headquarters that expires in April 2011. The lease includes provisions requiring ClearStory to pay a proportionate share of increases in real estate taxes and operating expenses over base period amounts. Additionally, ClearStory leases office space for its Sausalito, California location which expires in October 2009.

Certain Pro Forma Financial Information

and Related Data of ClearStory Systems, Inc.

INTRODUCTION TO PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The following pro forma condensed consolidated financial statements give effect to the Asset Purchase Agreement (the “Asset Purchase Agreement”) by and between ClearStory Systems, Inc. (“ClearStory”, or the “Company”) and Datawatch Corporation (“Datawatch”) dated March 10, 2006, whereby the Company agreed to sell (the “Asset Sale”) substantially all of the assets of the Company’s business unit (the “IDARS Business Unit”) that engages in document solutions business activities, which are primarily fixed content, report management and electronic statement presentment to Datawatch as contemplated by the Asset Purchase Agreement. The pro forma condensed consolidated balance sheet of ClearStory as of December 31, 2005 has been prepared as if the Company’s sale of the IDARS Business Unit had been consummated on December 31, 2005. The pro forma condensed consolidated statements of operations of ClearStory for the year ended March 31, 2005 and the nine months ended December 31, 2005 are presented as if the Company’s sale of the IDARS Business Unit pursuant to the Asset Purchase Agreement occurred on April 1, 2004 and the effect was carried forward through the balance of the nine month period ended December 31, 2005.

Pursuant to the terms of the Asset Purchase Agreement, the Company will receive and Datawatch shall pay $4.34 million at closing and an earn-out equivalent to 30% of the future net revenues (exclusive of the first $337,500 of net revenues) from sales of the related products and services of the IDARS Business Unit for a period of 18 months from the date of completion of the Asset Sale. There is no guarantee that the earn-out will net the Company any proceeds in addition to the $4.34 million paid at closing. No estimate of the earn-out has been reflected in the accompanying condensed consolidated balance sheet as of December 31, 2005. The closing of the transaction is subject to the satisfaction of a number of closing conditions pursuant to the terms of the Asset Purchase Agreement.

The pro forma condensed consolidated financial statements are based upon available information and certain assumptions considered reasonable by management. The pro forma condensed consolidated financial statement may be subject to adjustment based on the actual carrying value of net assets sold at the date of closing, among other considerations. The pro forma condensed consolidated financial statements do not represent what the Company’s financial position would have been assuming the completion of the Company’s sale of the IDARS Business Unit pursuant to the Asset Purchase Agreement had occurred on December 31, 2005, or what the Company’s results of operations would have been assuming the completion of the Company’s sale of the IDARS Business Unit, nor do they project the Company’s financial position or results of operations at any future date or for any future period. These pro forma condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 as filed with the Securities and Exchange Commission.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2005
(UNAUDITED — AMOUNTS IN THOUSANDS)

		Disposition
	As Reported	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$55	$4,340	(a)	$2,895
		$(1,500	)(b)
Accounts receivable, net	1,010	—		1,010
Prepaid expenses and other current assets	473	(86	)(c)	387
Total current assets	1,538	2,754		4,292

Property and equipment, net	1,108	(69	)(c)	1,039
Capitalized software, net	1,608			1,608
Goodwill	1,223			1,223
Other assets	631			631
	$6,108	$2,685		$8,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,145	$(119	)(c)	$2,826
		800	(d)
Advances against accounts receivable sold with recourse	918			918
Revolving Credit Facility	1,500	(1,500	)(b)	—
Deferred revenue	2,590	(1,904	)(c)	686
Capital leases, current portion	141			141
Total current liabilities	7,294	(2,723)		4,571

Long term liabilities:
Deferred rent	468			468
Capital leases, net of current portion	23			23
Total long term liabilities	491	—		491

Stockholders’ equity:
Series B Convertible Preferred Stock	1			1
Series C Convertible Preferred Stock	40			40
8% Convertible Preferred Stock	1			1
Common Stock	599			599
Additional paid-in capital	57,352			57,352
Accumulated deficit	(59,670)	5,408	(e)	(54,262)
Total stockholders’ equity (deficit)	(1,677)	5,408		3,731
	$6,108	$2,685		$8,793

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2005

(Unaudited – Amounts In Thousands, Except for Per Share Data)

		Disposition
	As Reported	Adjustments		Pro Forma
Revenue:
Product	$4,703	$(3,289	)(f)	$1,414
Services	6,885	(4,326	)(f)	2,559
	11,588	(7,615)		3,973
Cost of revenues:
Product	212	(41	)(f)	171
Services	3,353	(1,414	)(f)	1,939
	3,565	(1,455)		2,110

Gross profit	8,023	(6,160)		1,863

Operating expenses:
Sales and marketing	3,380	(1,681	)(f)	1,699
Product development	2,679	(1,897	)(f)	782
General and administrative	2,962	(1,508	)(f)	1,454
	9,021	(5,086)		3,935

Operating loss	(998)	(1,074)		(2,072)

Interest expense, net	244	(138	)(f)	106

Net loss	$(1,242)	$(936)		$(2,178)

Net loss per share - basic and diluted	$(0.31)			$(0.47)

Weighted average common shares outstanding - basic and diluted	5,992			5,992

Reconciliation of net loss attributable to common shareholders:
Net loss - as reported	$(1,242)			$(2,178)
Preferred stock dividends	(630)			(630)
Net loss attributable to common shareholders	$(1,872)			$(2,808)

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2005
(Unaudited – Amounts In Thousands, Except for Per Share Data)

		Disposition
	As Reported	Adjustments		Pro Forma
Revenue:
Product	$1,318	$(564	)(f)	$754
Services	4,782	(3,293	)(f)	1,489
	6,100	(3,857)		2,243
Cost of revenues:
Product	274	(32	)(f)	242
Services	2,203	(972	)(f)	1,231
	2,477	(1,004)		1,473

Gross profit	3,623	(2,853)		770

Operating expenses:
Sales and marketing	1,838	(331	)(f)	1,507
Product development	2,445	(903	)(f)	1,542
General and administrative	1,727	(619	)(f)	1,108
	6,010	(1,853)		4,157

Operating loss	(2,387)	(1,000)		(3,387)

Interest expense, net	309	(170	)(f)	139

Net loss	$(2,696)	$(830)		$(3,526)

Net loss per share - basic and diluted	$(0.55)			$(0.69)

Weighted average common shares outstanding - basic and diluted	5,992			5,992

Reconciliation of net loss attributable to common shareholders:
Net loss - as reported	$(2,696)			$(3,526)
Preferred stock dividends	(583)			(583)
Net loss attributable to common shareholders	$(3,279)			$(4,109)

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited – Amounts in Thousands)

BALANCE SHEET

(a)                                  To reflect the initial $4,340 in cash proceeds as per the Asset Purchase Agreement, less a $400 fee payable to the Company’s financial advisors and $400 in other estimated transaction costs.

(b)                                 To reflect elimination of borrowings under the Company’s existing Revolving Credit Facility with a portion of the cash proceeds received pursuant to the Asset Purchase Agreement.

(c)                                  To reflect the adjustment required to eliminate the assets sold and liabilities disposed of in connection with the sale of the IDARS Business Unit to Datawatch.

(d)                                 To reflect the accrual of fees payable to the Company’s financial advisors of approximately $400 and an additional $400 in other estimated transaction costs.

(e)                                  To reflect the estimated gain on sale of net assets. A provision for estimated federal and state income taxes has not been made as the Company currently anticipates utilizing net operating losses to offset the expected gain on the transaction. No estimate of the earn-out has been reflected in the accompanying condensed consolidated balance sheet as of December 31, 2005.

STATEMENT OF OPERATIONS

(f)                                    To reflect the adjustment required to eliminate the results of operations of the IDARS Business Unit for the period indicated. As the Company had over $33,400 of net operating loss carryforwards available as of March 31, 2004, no provision for income taxes was made.

APPENDIX A

Appendix A

Execution Copy

ASSET PURCHASE AGREEMENT

dated as of

March 10, 2006

between

DATAWATCH CORPORATION

and

CLEARSTORY SYSTEMS, INC.

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

	1.01	Definitions

ARTICLE II	PURCHASE AND SALE

	2.01	Purchase and Sale
	2.02	Excluded Assets
	2.03	Assumption of Liabilities
	2.04	Excluded Liabilities
	2.05	Assignment of Contracts and Rights
	2.06	Purchase Price; Closing
	2.07	Earnout Payments
	2.08	Allocation of Purchase Price

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER

	3.01	Corporate Existence and Power
	3.02	Corporate Authorization
	3.03	Governmental Authorization; Consents
	3.04	Non-Contravention
	3.05	Financial Statements
	3.06	Absence of Certain Changes
	3.07	Personal Property
	3.08	Sufficiency of Purchased Assets
	3.09	Title to Purchased Assets
	3.10	Litigation
	3.11	Material Contracts
	3.12	Technology and Intellectual Property
	3.13	Insurance Coverage
	3.14	Compliance with Laws
	3.15	Employees
	3.16	Environmental Compliance
	3.17	Customers and Suppliers
	3.18	Transactions with Affiliates; Intercompany Arrangements
	3.19	Finders’ Fees
	3.20	Other Information

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER

	4.01	Organization and Existence
	4.02	Corporate Authorization
	4.03	Governmental Authorization
	4.04	Non-Contravention
	4.05	Litigation

A-i

	4.06	Finders’ Fees
	4.07	Financing

ARTICLE V	COVENANTS OF SELLER

	5.01	Conduct of the Business
	5.02	Access to Information
	5.03	Notices of Certain Events; Continuing Disclosure
	5.04	Noncompetition
	5.05	Trademarks; Tradenames
	5.06	Information Statement
	5.07	Shareholder Approval
	5.08	No-Shop Provision
	5.09	Delivery of Financial Statements
	5.10	Billing

ARTICLE VI	COVENANTS OF BUYER

	6.01	Certain Obligations With Respect to the Operation of the Business
	6.02	Post-Closing Transition
	6.03	Seller License Agreement
	6.04	Audit Fees
	6.05	Application of Cash Receipts

ARTICLE VII	COVENANTS OF BOTH PARTIES

	7.01	Confidentiality
	7.02	Further Assurances
	7.03	Certain Filings
	7.04	Public Announcements
	7.05	Information Requests

ARTICLE VIII	TAX MATTERS

	8.01	Tax Definitions
	8.02	Tax Matters
	8.03	Tax Cooperation; Allocation of Taxes

ARTICLE IX	EMPLOYEE BENEFITS

	9.01	Employee Benefits Definitions
	9.02	ERISA Representations
	9.03	Employees and Offers of Employment
	9.04	Seller’s Employee Benefit Plans
	9.05	No Third Party Beneficiaries

ARTICLE X	CONDITIONS TO CLOSING

	10.01	Conditions to the Obligations of Each Party

A-ii

	10.02	Conditions to Obligation of Buyer
	10.03	Conditions to Obligations of Seller

ARTICLE XI	SURVIVAL; INDEMNIFICATION

	11.01	Survival
	11.02	Indemnification
	11.03	Limitation of Indemnification
	11.04	Procedures
	11.05	Exclusive Remedy

ARTICLE XII	TERMINATION

	12.01	Grounds for Termination
	12.02	Effect of Termination

ARTICLE XIII	MISCELLANEOUS

	13.01	Notices
	13.02	Amendments; No Waivers
	13.03	Expenses
	13.04	Successors and Assigns
	13.05	Governing Law
	13.06	Counterparts; Effectiveness
	13.07	Entire Agreement
	13.08	Bulk Sales Laws
	13.09	Captions
	13.10	Jurisdiction

A-iii

Exhibits

Exhibit A	— Form of Assignment and Assumption Agreement
Exhibit B	— Trademark License Agreement
Exhibit C	— Shareholder Consent
Exhibit D	— Seller License Agreement
Exhibit E	— Press Release
Exhibit E-1	— Press Release
Exhibit F	— Legal Opinion

Schedules

Schedule 1.01	Infrastructure Software
Schedule 2.01(d)	Prepaid Expenses and Deposits
Schedule 2.03	Assumed Liabilities
Schedule 2.03(a)	Deferred Revenue
Schedule 2.03(e)	Accrued Vacation
Schedule 2.07(b)	List Prices- ClearStory Products
Schedule 3.03	Required Consents
Schedule 3.05	Financial Statements of the Business
Schedule 3.06	Ordinary Course
Schedule 3.07	Personal Property
Schedule 3.08	Sufficiency of Assets
Schedule 3.09	Title to Purchased Assts
Schedule 3.11	Material Contracts
• Third Party Agreements
• Vendor Contracts
• VAR Agreements
• Customer License Agreements
Schedule 3.11(a)(iii)	Maintenance Contracts
• Maintenance Contracts Provided
Schedule 3.11(a)(v)	Indebtedness for Borrowed Money
Schedule 3.11(a)(vii)	Source Code Escrow
Schedule 3.12(a)(i)	Intellectual Property - Trademarks
Schedule 3.12(a)(ii)	Intellectual Property – Product and Services
Schedule 3.12(a)(iii)	Intellectual Property – Product and Services - Licensed
Schedule 3.12 (b)(i)	Intellectual Property – Licensed Technology Owned
Schedule 3.12 (b)(i)	Intellectual Property – Licensed Technology Licensed
Schedule 3.12(c)	Intellectual Property – Licensed Technology with 3rd Party Obligation
Schedule 3.12(e)	Intellectual Property – Third Parties with Rights to Owned Intellectual Property
Schedule 3.12(h)	Intellectual Property – Publicly Available Software
Schedule 3.13	Insurance

A-iv

Schedule 3.14(b)	Permits
Schedule 3.15	Employees
Schedule 3.15(b)	Consultants & Independent Contractors
Schedule 3.15(d)	Employee Agreements
Schedule 3.15(e)	Employee Terminations
Schedule 3.15(f)	Severance Policy
Schedule 5.11	Customer Overpayments
Schedule 8.02(a)	Taxes Being Contested
Schedule 8.02(c)	Taxes – Grounds for Assessment Against Buyer
Schedule 8.02 (f)	Tax Jurisdictions
Schedule 9.02	Employee Benefit Plans
Schedule 9.03	Employees

A-v

ASSET PURCHASE AGREEMENT

AGREEMENT dated as of March 10, 2006 between DATAWATCH CORPORATION a Delaware corporation (“Buyer”), and CLEARSTORY SYSTEMS, INC., a Delaware corporation (“Seller”).

RECITALS:

WHEREAS, Seller conducts a business (the “Business”) known as ClearStory Systems, Inc., Document Solutions, a business unit of the Seller that designs, manufactures and markets products which include Radiant Business Document Server and Radiant MailManager; and

WHEREAS, Buyer desires to purchase substantially all of the assets and to assume certain of the liabilities of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01        Definitions.

(a)           The following terms, as used herein, have the following meanings:

“Accounting Convention” means the accounting policies and procedures of Seller used to prepare the Financial Statements and described in Seller’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Ancillary Agreements” means the Assignment and Assumption Agreement, Bill of Sale, Trademark License Agreement, Seller License Agreement, each in the form attached hereto.

“Balance Sheet” means the unaudited balance sheet of the Business as of December 31, 2005 found in Schedule 3.05.

“Balance Sheet Date” means December 31, 2005.

“Business Intellectual Property” means all Intellectual Property that is owned or held by or on behalf of Seller for use, or that is being, and/or has been, used, or is currently under development for use, in the Business as it has been, is currently or is currently planned to be conducted.

“Closing Date” means the date of the Closing.

“Deferred Revenue” means (i) contracts for maintenance services that, as of the date of determination, are invoiced, but not yet recognized as revenue and (ii) amounts under contracts for consulting services that, as of the date of determination, have been billed but not yet recognized as revenue as a result of an ongoing obligation to perform services and, in all events, shall be calculated in accordance with the methodologies set forth on Schedule 1.01(a) hereto.  For greater clarity, Deferred Revenue does not include customer overpayments that have been retained by the Seller.

“Infrastructure Software” means the Seller’s time tracking software, call logging software, and internally used third party financial, network related and desktop software products, as listed on Schedule 1.01(b).

“Intellectual Property” means all tangible or intangible proprietary information and materials, including without limitation:

(b)           (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (ii) all trademarks, services marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (vi) all software and firmware (including data, databases and related documentation);

(c)           all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and

(d)           all licenses, agreements and other rights in any third party product or any third party intellectual property described in (a) and (b) above other than any “off-the-shelf” third party software or related intellectual property.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

“Material Adverse Change” means a material adverse change in the business, assets, financial condition, or results of operations of Seller or the Business taken as a whole; provided, however, that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Change:  (a) any change in the market price or trading volume of Seller’s common stock; (b) any adverse effect on the bookings, revenues, gross margins or earnings of the Seller, or any delay in or reduction or cancellation of orders of the Seller’s products, following execution of this Agreement which is primarily attributable to the announcement of the execution of this Agreement and the transactions contemplated hereby; (c) any change arising out of conditions affecting the economy or industry of the Seller in general which does not affect the Seller in a materially disproportionate manner relative to other participants in the economy or such industry, respectively; (d) employee attrition which is primarily attributable to the announcement of the execution of this Agreement and the transactions contemplated hereby or (e) any short-term adverse change in the Seller’s revenues, gross margins or earnings (including any short-term delay in, or reduction or cancellation of, orders of the Seller’s products), except for such changes as in the aggregate would be reasonably expected to have (in light of all relevant facts and circumstances) a material adverse impact on the Seller’s earnings power over a commercially reasonable period of time (which period of time shall not be less than one year).

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, or results of operations of Seller or the Business taken as a whole; provided, however, that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect:  (a) any change in the market price or trading volume of Seller’s common stock; (b) any adverse effect on the bookings, revenues, gross margins or earnings of the Seller, or any delay in or reduction or cancellation of orders of the Seller’s products, following execution of this Agreement which is primarily attributable to the announcement of the execution of this Agreement and the transactions contemplated hereby; (c) any change arising out of conditions affecting the economy or industry of the Seller in general which does not affect the Seller in a materially disproportionate manner relative to other participants in the economy or such industry, respectively; (d) employee attrition which is primarily attributable to the announcement of the execution of this Agreement and the transactions contemplated hereby or (e) any short-term adverse change in the Seller’s revenues, gross margins or earnings (including any short-term delay in, or reduction or cancellation of, orders of the Seller’s products), except for such changes as in the aggregate would be reasonably expected to have (in light of all relevant facts and circumstances) a material adverse impact on the Seller’s earnings power over a commercially reasonable period of time (which period of time shall not be less than one year).

“Permitted Lien” means (i) mechanic’s and other similar statutory liens that are not material in nature or amount, and (ii) liens for Taxes or other governmental charges not yet due and payable or due but not delinquent or that are being contested in good faith.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“to Seller’s Knowledge”, “Known to Seller” and words of similar import means the knowledge of Seller and the knowledge of each of Seller’s officers or directors.

(e)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accounting Referee	2.07
Acquiror	5.04
Acquisition Proposal	5.08
Allocation Statement	2.08
Apportioned Obligation	8.03
Assumed Liabilities	2.03
Benefit Arrangement	9.01
Business	Recitals
Business Sale Event	2.07
Business Third Party Claim	11.02
Buyer Benefit Plans	9.03
Buyer Sale Event	2.07
Closing	2.06
Code	8.01
Commission	5.06
Contracts	2.01
Conveyance Documents	2.06
COBRA	9.03
COBRA Coverage	9.04
Damage	11.02
Earnout Payment	2.07
Earnout Payment Value	2.07
Earnout Period	2.07
Employee	9.01
Employee Plan	9.01
Environmental Laws	3.16
ERISA	9.01
Excluded Assets	2.02
Excluded Contracts	2.01
Excluded Liabilities	2.04
Financial Statements	3.05(a)
Hazardous Materials	3.16
Hired Employees	9.03
Holdback	2.06
Indemnified Party	11.04
Indemnifying Party	11.04
Information Statement	5.06
Initial Cash Payment	2.06
Initial Earnout Due Date	2.07
Initial Earnout Payment	2.07
Interested Person	3.18
Maintenance Agreements	3.11
Objection Notice	2.07
Owned Intellectual	3.12
Permit	3.14
Personal Property	3.07
Post-Closing Tax Period	8.01
Pre-Closing Tax Period	8.01
Purchased Assets	2.01
Purchase Price	2.06
Required Consent	3.03
Seller License Agreement	6.03
Tax	8.01
Tax Return	8.01
Transferred Employee	9.01
WARN Act	9.03

ARTICLE II

PURCHASE AND SALE

2.01        Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing all of Seller’s right, title and interest in the following assets of the Business, as listed below (the “Purchased Assets”):

(a)           The personal property and interests therein used by Seller or held by Seller for use in connection with the Business, including equipment, furniture, office equipment, and communications equipment, as listed on Schedule 3.07;

(b)           all raw materials, work-in-process, finished goods, supplies and other inventories, wherever situated used by Seller or held by Seller for use in connection with the Business;

(c)           all rights under all contracts, agreements, licenses, commitments, sales and purchase orders and other instruments used by Seller or held by Seller for use in connection with the Business, as listed on Schedule 3.11 other than contracts and such other documents indicated thereon as “Excluded Contracts” (the “Excluded Contracts”) but including any contract or other document which would be listed on Schedule 3.11 but for any dollar limitation contained in Section 3.11 (collectively, the “Contracts”);

(d)           all prepaid expenses and deposits used by Seller or held by Seller for use in connection with the Business, including without limitation the items set forth on Schedule 2.01(d);

(e)           all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties;

(f)            all of the Business Intellectual Property, except for the Infrastructure Software and any other Business Intellectual Property expressly identified as an Excluded Asset under Section 2.02 below, including without limitation the items listed on Schedule 3.12;

(g)           all transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including without limitation the items listed on Schedule 3.03;

(h)           all books, records, files and papers, whether in hard copy or computer format used by Seller or held by Seller for use in connection with the Business, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, all call-in, tracking, warranty and other information relating to the relationship between the Seller and its customers, personnel and employment records (to the extent the same may be transferred or assigned under applicable law), and all information relating to Taxes imposed on or with respect to the Business; and

(i)            all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

2.02        Excluded Assets.  Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a)           All of Seller’s cash and cash equivalents on hand and in banks;

(b)           any Purchased Assets sold or otherwise disposed of in the ordinary course of operation of the Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date;

(c)           all Infrastructure Software;

(d)           all accounts, notes and other receivables used by Seller or held by Seller for use in connection with the Business;

(e)           except as set forth on Schedule 5.05, any and all Intellectual Property rights in and to the name “ClearStory”; and

(f)            all assets of Seller that are not Purchased Assets.

2.03        Assumption of Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing, to assume the following liabilities (the “Assumed Liabilities”):

(a)           all liabilities and obligations of Seller arising under the Contracts (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof except (i) to the extent reserved for in the Seller’s financial statements and specifically disclosed to Buyer, (ii) for obligations of Seller under warranty claims or expenses assumed under Section 2.03(b) or (iii) as specifically identified on Schedule 2.03(a)) including, without limitation obligations associated with Deferred Revenue;

(b)           all warranty claims or expenses of Seller in respect of products sold or services rendered by the Business through the Closing Date, but only to the extent of the reserve therefor shown on the Balance Sheet and any amounts properly accrued since the Balance Sheet Date;

(c)           Seller’s obligation to provide vacation time and vacation pay to the Transferred Employees as listed on Schedule 2.03(c), and for liabilities for vacation time and vacation pay properly accrued through the Closing Date.

2.04        Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or any Affiliate of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising or asserted hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or its Affiliates (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).  Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a)           Any and all liabilities and obligations of Seller for Taxes, (including any Taxes that arise as a result of the transactions contemplated by this Agreement), except as provided for by Section 8.03(c);

(b)           except to the extent provided in Article VIII and Section 2.03(c), any liabilities or obligations relating to employee benefits or compensation arrangements existing as of the end of the day on the day immediately preceding the Closing Date, including, without limitation, any liabilities or obligations under any of Seller’s employee benefit agreements, plans or other arrangements listed on Schedule 9.02;

(c)           any claims for refunds based on any warranty, express or implied, for products or services provided to the extent not reserved therefor on the Balance Sheet or not properly accrued since the Balance Sheet Date;

(d)           any environmental liabilities;

(e)           any amounts owing to Benefactor Funding Corp.;

(f)            any liability or obligation relating to an Excluded Asset; and

(g)           any liability or obligation relating to or arising under any Excluded Contract.

2.05        Assignment of Contracts and Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.  Seller and Buyer will use their best efforts (but without any payment of money by

Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or Buyer thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.  Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.  In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets, to the extent not otherwise adjusted pursuant to Section 2.06(b).

2.06        Purchase Price; Closing.

(a)           The purchase price for the Purchased Assets (the “Purchase Price”) is (i) $4,340,000 in cash, subject to adjustment as provided in Section 2.06(c) (as adjusted, the “Initial Cash Payment”), (ii) the Earnout Payments and (iii) the assumption of the Assumed Liabilities.

(b)           The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Choate, Hall & Stewart LLP, Boston, Massachusetts as soon as possible, but in no event later than two business days after satisfaction of the conditions set forth in Article X, or at such other time or place as Buyer and Seller may agree.  At the Closing,

(i)            Buyer shall pay to Seller the Initial Cash Payment by wire transfer in immediately available funds to an account maintained by Seller, such account to be designated by Seller by written notice to Buyer not later than two business days prior to the Closing Date.

(ii)           Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A, and Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (the “Conveyance Documents”) as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

(iii)          Each of Seller and Buyer shall execute and deliver each of the Ancillary Agreements to be entered into by it at the Closing, in each case substantially in the form attached as an Exhibit to this Agreement.

(iv)          Seller shall have arranged with Buyer for the physical delivery of the Personal Property and all copies of the Business Intellectual Property, and the physical embodiment thereof, including, without limitation, source code and all copies of all versions of the source code for the ClearStory Products.

(v)           Without prejudice to Buyer’s rights under Section 11.02 and Articles X and XI, Seller shall deliver to Buyer revised schedules to this Agreement updating the information shown thereon to the Closing Date.

(vi)          Seller and Buyer shall execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

(c)           An amount equal to $100,000 of the cash Purchase Price will be held by the Buyer at Closing (the “Holdback”).  The Holdback shall be released to the Seller within 10 days after the delivery of the audited financial statements as required under Section 5.09.  To the extent that the Seller does not deliver the audited financial statements as required under Section 5.09, the Buyer shall be entitled to retain the Holdback.  The Buyer is not limited to set-off against the Holdback as an exclusive remedy for damages relating to the breach of Section 5.09.

2.07        Earnout Payments.

(a)           For the period beginning on the Closing Date and lasting until the eighteen month anniversary of the Closing Date (the “Earnout Period”), Buyer shall pay to the Seller, at the end of each fiscal quarter, in accordance with this Section 2.07, an amount (each an “Earnout Payment” and together the “Earnout Payments”) calculated by multiplying the Total ClearStory Revenues for such period by 30%.  Notwithstanding anything herein to the contrary, as relates to the first $750,000 in accrued Earnout Payments (“Initial Earnout Payment”), such Initial Earnout Payment shall be held-back by Buyer and shall not be paid until twelve months after the Closing Date (“Initial Earnout Due Date”); provided, however, that Buyer shall have the right to offset against such Initial Earnout Payment any Damages owed by Seller to the Buyer as and to the extent set forth in Article XI.  After payment of any such Damages and resolution of any such unresolved claim, any amount of the Initial Earnout Payments remaining owed to the Seller with respect to such claim shall be promptly paid to Seller by the Buyer.  For avoidance of doubt, the parties acknowledge and agree that only the Initial Earnout Payment shall be subject to Buyer’s right of offset as aforesaid and nothing in the immediately preceding sentence shall affect the timing of, or Seller’s right to receive, any Earnout Payment other than the Initial Earnout Payment.

(b)           “Total ClearStory Revenues” shall mean the total net revenues of the Business (whether undertaken by Buyer directly or whether operation by Buyer separately as a distinct subsidiary of Buyer or otherwise directly or indirectly by Buyer), for the applicable quarter or other period during the Earnout Period, determined in accordance with generally accepted accounting principles and as provided herein, from the sale or license, including subscriptions, of the ClearStory Products, product maintenance contracts for ClearStory Products, or the sale of business consulting and product implementation services related to the ClearStory Products.

“ClearStory Products” means the software products developed by the Seller known as Radiant Business Document Server and Radiant MailManager, and all Business Intellectual Property, as currently constituted, including without limitation any future enhancements and derivatives thereof, new products developed with respect thereto, and including without limitation any future support, maintenance or other development services performed.  “Net Revenues” shall be calculated in accordance with generally accepted accounting principles as gross revenues less actual returns and a reasonable reserve for bad debts (as calculated in a manner consistent with the historical operations of the Business).  To the extent the ClearStory Products form part of another product or product suite or services of Buyer, the net revenues for the ClearStory Products will be calculated by comparing the total price for the products sold or licensed with the sum of the Buyer’s listed retail price for the products sold or licensed, and applying any discount pro-rata (and not disproportionately) across the combined products based on the listed retail price for ClearStory Products or services sold or licensed and the listed retail price of such other product or product suite.  To the extent that business consulting and product implementation services for ClearStory Products are sold in conjunction with similar services for the Buyer’s products, the revenues allocated to the services related to the ClearStory Products will be calculated in the same proportion as the revenues for the licensed ClearStory Products and Buyer’s products that are being installed, implemented or serviced.  Notwithstanding the foregoing, in no event shall the discount applied to a ClearStory Product (exclusive of any discounts granted to VARs, OEMs or distributors) exceed one-third of the listed retail price for the ClearStory Products as of the date hereof and as indicated on Schedule 2.07(b), unless Buyer and Seller agree to such greater discount.  As relates to discounts granted to VARs, OEM and distributors, any such discounts shall be reasonable in light of all relevant facts and circumstances and shall not have a disproportionate, adverse impact on the pricing of the ClearStory Products as compared to Buyer’s other products.

(c)           The right to receive the Earnout Payments is a contract right only and no certificate evidencing such right shall be issued.  The right to receive the Earnout Payments shall not be transferred or assigned, except to a successor to the Seller in connection with a sale of substantially all the Seller’s assets or in connection with a merger or reorganization in which a majority of the beneficial holders of the Seller’s voting securities do not, directly or indirectly, hold a majority of the Seller’s voting securities after such transaction, provided, however, that the Seller notifies Buyer of such transfer in writing, provides Buyer with the transferee’s name and address and the exact rights transferred and such transferee agrees in writing (in form and substance satisfactory to Buyer) to be bound by the terms and conditions of this Agreement.

(d)           Not later than 30 days after the end of each fiscal quarter (or the ending period, which may be shorter than a fiscal quarter) in the Earnout Period (other than a fiscal quarter which is the end of the Buyer’s fiscal year), Buyer shall prepare a written calculation of the Earnout Payment based on Buyer’s unaudited consolidated financial statements for such period and shall deliver the Seller a copy of such calculation and such unaudited financials together with payment of the full amount of the Earnout Payment (less any applicable withholding) for such period (except as it relates to the Initial Earnout Payment only, as provided in Section 2.07(a)).  Interest on any Earnout Payment that is not paid within 30 days after the end of each fiscal quarter (or the ending period) shall accrue interest at an annual interest rate of 12% starting 30 days after the end of the corresponding fiscal quarter (or ending period) through the date such Earnout Payment is paid in full.

(e)           Not later than 60 days after the end of each fiscal year of Buyer in the Earnout Period, Buyer shall prepare a preliminary written calculation of the Earnout Payment for the preceding fourth quarter and shall deliver to the Seller a copy of such preliminary calculation along with payment of the full amount of the Earnout Payment (less any applicable withholding).  Within fourteen days of the release of Buyer’s audited financial statement for each such fiscal year, Buyer shall prepare a final written calculation of the Earnout Payment for such fourth quarter based on such financial results (reflecting any changes from the preliminary calculation and corrections, if any, for prior quarters resulting from the audit of Buyer’s financial statements) and shall deliver to the Seller a copy of such calculation for such period adjusted for any such corrections (except as provided in Section 2.07(a)).  Interest on any Earnout Payment that is not paid within 60 days after the end of each fiscal year of Buyer shall accrue interest at an annual interest rate of 12% starting 60 days after the end of each applicable fiscal year through the date such Earnout Payment is paid in full.

(f)            Seller will have thirty (30) days from receipt of the final calculation under Section 2.07(d) or 2.07(e) in the 18 month period to contest in writing to Buyer (the “Objection Notice”), which notice must be signed by the Seller, a calculation of an Earnout Payment that it believes in good faith to be inaccurate.  For the sake of clarity, Seller’s Objection Notice may contest any and all calculations and payments provided and made under Sections 2.07(d) and 2.07(e).  If the Seller issues an Objection Notice, Buyer shall provide the Seller with reasonable access to the supporting information for such calculations.  Buyer and Seller shall use their best efforts to reach agreement on the disputed amount.  If Buyer and Seller are unable to reach such agreement within twenty (20) days of receipt of the Objection Notice by Buyer, the parties agree to cause independent accountants of recognized standing reasonably satisfactory to Seller and Buyer (who shall not have a material relationship with Buyer or the Seller) (the “Accounting Referee”) promptly to review this Agreement and the disputed amounts.  The Accounting Referee shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth the calculation of the disputed amount.  The report of the Accounting Referee shall be final and binding upon the parties hereto.  The cost of each such review and report shall be borne by the Seller; provided however, that Buyer shall bear all the expenses associated with any such review if the applicable Earnout Payment exceeds Buyer’s original calculation of such amount by more than five percent (5%) of such original calculation.  The Seller agrees to keep any information provided pursuant to this Section 2.07 confidential; provided however; that nothing in this sentence shall prevent the Seller from using such information to exercise the Seller’s right to dispute the calculation as set forth above or to file any required Tax Returns.

(g)           As Buyer’s sole and exclusive remedy, and Seller’s sole and exclusive obligation in respect of indemnity claims under Sections 11.02(a)(i) and 11.02(a)(ii), Buyer shall have the right to offset the Initial Earnout Payment payable to the Seller pursuant to this Section 2.07, against any amount owed by the Seller to the Buyer pursuant to Section 11.02(a)(i) and 11.02(a)(ii).

(h)           In the event that Buyer consummates a Buyer Sale Event or Business Sale Event, as defined below, prior to the end of the Earnout Period, Buyer shall promptly notify Seller.  Within twenty (20) days after the Sale Event, the Buyer shall pay to Seller a lump sum amount equal to the Earnout Payment Value (as defined below).  As used herein, “Earnout Payment Value” means (A) in the event of a Buyer Sale Event, the net present value of (x) the average quarterly Earnout Payments from the Closing Date to the quarter immediately preceding the quarter in which the Buyer Sale Event occurs multiplied by (y) the remaining time period (expressed in fiscal quarters, or portions of a quarter) of the Earnout Period; and (B) in the event of a Business Sale Event, the net present value of the difference between (u) $2,250,000 and (w) the aggregate amount paid to Seller pursuant to this Section 2.07 as of and through the date of the Business Sale Event (to the extent the amount paid is less than $2,250,000).  Upon payment by Buyer of the Earnout Payment Value to Seller, this Section 2.07 shall immediately terminate, without any further liability of Buyer to Seller for Earnout Payments, except as set forth in this paragraph.  As used herein, (C) the term “Buyer Sale Event” shall mean (i) a merger or consolidation of Buyer with or into any other Person if immediately after such transaction Persons who were stockholders of Buyer immediately before such transaction own less than 50% in voting power of the issued and outstanding stock of the resulting or surviving entity; or (ii) a sale by Buyer of all or substantially all of its assets, and (D) the term “Business Sale Event” shall mean a sale by Buyer of all or substantially all of the assets of the Business to a third party unaffiliated with the Buyer.

2.08        Allocation of Purchase Price.

(a)           As soon as practicable after the Closing, Buyer shall deliver to Seller a statement (the “Allocation Statement”), setting forth the value of the Purchased Assets and of the covenant not to compete described in Section 5.04 hereof, which shall be used for the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets and the covenant not to compete (the allocation shall be made in accordance with all applicable provisions of the Code and any applicable state or local law).

(b)           Except as required by law, Seller and Buyer agree to report an allocation of such Purchase Price among the Purchased Assets and the covenant not to compete in a manner entirely consistent with the Allocation, and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax Returns.  Each party shall notify the other party if it receives notice that the IRS or other governmental agency proposes any allocation different than that set forth in the Allocation Statement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith to Buyer, (which disclosure schedules identify the section and subsection to which each disclosure therein relates), Seller hereby represents and warrants to Buyer as of the date hereof that:

3.01        Corporate Existence and Power.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted.  Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.  Seller has heretofore delivered to Buyer true and complete copies of the corporate charter and bylaws of Seller as currently in effect.

3.02        Corporate Authorization.  The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller.  Each of this Agreement and each Ancillary Agreement to which Seller is a party has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms.

3.03        Governmental Authorization; Consents.

(a)           The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party require no action by or in respect of, or filing with, any governmental body, agency, or official.

(b)           Except as set forth in Schedule 3.03, no consent, approval, waiver or other action (a “Required Consent”) by any Person (other than any governmental body, agency, official or authority referred to in (a) above) under any contract listed on Schedule 3.11 or any other material contract, agreement, indenture, lease, instrument, or other document binding upon or to which the Seller is a party is required or necessary for the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, or for the consummation of the transactions contemplated hereby or thereby.

3.04        Non-Contravention.  The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the corporate charter or bylaws of Seller, (ii) assuming compliance with the matters referred to in Section 3.03(a), contravene or conflict with any provision of any law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to Seller or the Business; (iii) assuming the receipt of all Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, or to a loss of any benefit, relating to the Business to which Seller is entitled under any provision of any agreement, contract or other instrument binding upon Seller or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any Purchased Asset.

3.05        Financial Statements.

(a)           The “Financial Statements” include:

(i)            the unaudited balance sheet of the Business as of March 31, 2005 and the related unaudited statements of operations and cash flows for the Business for the 12 months ended March 31, 2005; and

(ii)           the unaudited balance sheet of the Business as of December 31, 2005 and the related unaudited consolidated statements of income and cash flows for the Business for the fiscal nine months ended December 31, 2005.

(b)           Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of the Business as of its date, and the other statements included in the Financial Statements fairly present in all material respects the results of operations and cash flows, as the case may be, of the Business for the periods therein set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except for the calculation of Deferred Revenue which on the unaudited financial statements is calculated in accordance with the methodologies set forth on Schedule 2.03(a)) and, without limiting the generality of the foregoing, have been prepared in accordance with the specific accounting policies and procedures described in the Accounting Convention except as otherwise stated therein and, with respect to the unaudited financial statements, for the omission of footnote disclosures and, with respect to the unaudited interim financial statements, to the extent consistent with generally accepted accounting principles, normally recurring year-end audit adjustments.

3.06        Absence of Certain Changes.  Since the Balance Sheet Date through the date of this Agreement, except as reflected in Schedule 3.06, Seller has conducted the Business in the ordinary course consistent with past practices, and there has not been any of the following with respect to the Business:

(a)           Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change, or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay Seller’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or under the Ancillary Agreements;

(b)           payment or grant of any right relating to the Business by Seller to any Interested Person, or any charge by any Interested Person to Seller relating to the Business, or other transaction between Seller relating to the Business and any Interested Person, except in any such case for employee compensation payments in the ordinary course of business of Seller consistent with past practice.

(c)           incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money with respect to the Business;

(d)           creation or assumption by Seller of any Lien (other than a Permitted Lien) on any Purchased Asset;

(e)           damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset in an amount greater than $10,000;

(f)            transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case, material to the Business, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(g)           change in any material method of Tax or financial accounting or accounting practice or any making of a material Tax election or change of an existing election by Seller with respect to the Business;

(h)           (i) grant of any severance or termination pay to any employee of the Business, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (iii) change in benefits payable under existing severance or termination pay policies of Seller relating to the Business or employment agreements to which any employee of the Business is a party or (iv) change in compensation, bonus or other benefits payable to employees of the Business;

(i)            labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(j)            employee terminations (other than for poor performance or for cause) and/or layoffs, and Seller has preserved intact and kept available the services of present employees, in each case in accordance with past practice,

(k)           capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in an amount greater than $10,000;

(l)            action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Buyer pursuant to this Agreement; or

(m)          agreement, undertaking or commitment to do any of the foregoing.

3.07        Personal Property.

(a)           Seller has good and marketable title to, or in the case of leased personal property has valid leasehold interests in, all personal property (including machinery and equipment, inventory, and furniture) (whether tangible or intangible) used in the Business (the “Personal Property”).  All of such Personal Property is listed on Schedule 3.07.  None of such Personal Property is subject to any Liens, other than:

(i)            Liens disclosed on the Balance Sheet;

(ii)           Permitted Liens; or

(iii)          Liens that do not materially detract from the value of the Personal Property as now used, or materially interfere with any present or intended use of the Personal Property.

(b)           The Personal Property has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.

3.08        Sufficiency of Purchased Assets.  As of the date of this Agreement, the Purchased Assets constitute, and on the Closing Date will constitute, all of the assets or property used or held for use in the Business as of each such date except as set forth on Schedule 3.08.  On the Closing Date, the Purchased Assets will be generally adequate to conduct the Business as currently conducted except as set forth on Schedule 3.08.

3.09        Title to Purchased Assets.  Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for:

(a)           Permitted Liens; or

(b)           Liens that do not materially detract from the value of such Purchased Asset as now used, or materially interfere with any present or intended use of such Purchased Asset.

3.10        Litigation.  There is no claim, action, suit, investigation or proceeding pending against, or to the Seller’s Knowledge, threatened against or affecting, the Business or any Purchased Asset, or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority.

3.11        Material Contracts.

(a)           Except for the Contracts disclosed in Schedule 3.11 (and referenced to the applicable subsection below), as of the date of this Agreement, and, in each case, with respect to, or relation to the Business, Seller is not a party to or subject to any:

(i)            contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller of, or pursuant to which in the last year Seller paid, in the aggregate $10,000 or more;

(ii)           sales, distribution or other similar agreement providing for the sale or license by Seller of materials, supplies, goods, services, equipment or other assets that provide for annual payments to Seller of, or pursuant to which in the last year Seller received, in the aggregate $10,000 or more;

(iii)          maintenance agreements (“Maintenance Agreements”), except as set forth on Schedule 3.11(a)(iii), which schedule lists all customer names, invoice dates, renewal dates, value of maintenance contracts, and any non-standard terms;

(iv)          partnership, joint venture or other similar contract arrangement or agreement;

(v)           contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000;

(vi)          employment or consulting agreement;

(vii)         license, technology transfer, franchise, source code escrow or other agreement in respect of any Business Intellectual Property or other property owned or used by Seller;

(viii)        agency, dealer, sales representative or other similar agreement;

(ix)           contract or other document that limits the freedom of Seller to compete in any line of business or with any Person or in any area to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset and that would so limit the freedom of Buyer after the Closing Date;

(x)            contract or commitment with or for the benefit of any Interested Person; or

(xi)           other contract or commitment not made in the ordinary course of business that is material to the Business taken as a whole.

(b)           Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.11(a) is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to Seller’s Knowledge, any other party thereto is in default in any material respect under the terms of any such Contract, nor, to Seller’s Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

(c)           Each Contract disclosed in any Schedule to this agreement is not subject to any amendments, side letters, modifications or other agreements relating thereto, except for written amendments, modifications or other agreements as so disclosed in any Schedule.

3.12        Technology and Intellectual Property.

(a)           Schedule 3.12(a) lists:  (i) all patents and all registered trademarks, service marks, copyrights and mask works, and any applications and renewals for any of the foregoing owned by or on behalf of Seller or its Affiliates for the benefit of the Business; (ii) all hardware products and tools, software and firmware products and tools and services that are currently sold, published, offered, or under development by Seller or its Affiliates for the benefit of the Business; and (iii) all licenses (in and out), sublicenses and other agreements to which Seller or its Affiliates is a party and pursuant to which Seller or any other person is authorized to use any of the Business Intellectual Property or exercise any other right with regard thereto.

(b)           Each item of the Business Intellectual Property is either:  (i) owned solely by Seller or its Affiliates free and clear of any liens (the “Owned Intellectual Property”), as listed on Schedule 3.12(b)(i); or (ii) rightfully used and authorized for use by Seller and its successors pursuant to a valid and enforceable written license as listed on Schedule 3.12(b)(ii).  All of the Business Intellectual Property that is used by Seller pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such under Schedule 3.12(b).  Seller has all rights in the Business Intellectual Property necessary to carry out the Business former, current and currently planned future activities, including without limitation (except as noted on Schedule 3.12(b)) rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Business

Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

(c)           Seller is not in material violation of any license, sublicense or other agreement listed on Schedule 3.11 to which Seller is a party or otherwise bound relating to any of the Business Intellectual Property.  Except as noted in Schedule 3.12(c), neither Seller nor any of its Affiliates is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Seller or Buyer, as successor to Seller, in Business Intellectual Property.

(d)           To the Seller’s Knowledge, the use of the Owned Intellectual Property and to the Seller’s actual knowledge, the use of the Intellectual Property listed on Schedule 3.12(b)(ii) by Seller as currently used and as currently proposed to be used does not infringe any other Person’s copyright, trade secret rights, right of privacy, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress or mask work or any other intellectual property right.  No claims (i) challenging the validity, enforceability, effectiveness or ownership by Seller of any of the Owned Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any of the Owned Intellectual Property by Seller, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against Seller or, to Seller’s Knowledge, are threatened by any Person.  There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Owned Intellectual Property, other than review of pending patent applications, and Seller is not aware of any information indicating that such proceedings are threatened or contemplated by any governmental entity or any other Person.  To the Seller’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any of the Owned Intellectual Property, by any third party, employee or former employee.

(e)           Schedule 3.12(e) separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, the Owned Intellectual Property.  Seller has secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, the Owned Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to Seller and has provided true and complete copies of such assignments to Buyer.

(f)            The transactions contemplated under this Agreement shall not alter, impair or otherwise affect any rights of Seller or any Affiliate in any of the Business Intellectual Property.

(g)           Seller has taken commercially reasonable measures to protect the proprietary nature of the Business Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by Seller in the Business.

(h)           Except as disclosed on Schedule 3.12(h), the Owned Intellectual Property and the Business Intellectual Property that is distributed with, or as a part of, Seller’s products and services do not include any Publicly Available Software and Seller has not used Publicly Available Software in whole or in part in the development of any part of the Owned Intellectual Property in a manner that may subject the Owned Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software.  “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge.  Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following:  (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

3.13        Insurance Coverage.  Schedule 3.13 lists all of the insurance policies and fidelity bonds covering the Purchased Assets, the business and operations of the Business and its employees.  Seller has furnished to Buyer true and complete copies of all insurance policies and fidelity bonds listed in Schedule 3.13.  There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums payable under all such policies and bonds have been paid and Seller is otherwise in full compliance with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been effect since January 1, 2005 and remain in full force and effect.  Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business.  Seller does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

3.14        Compliance with Laws.

(a)           Seller is not and has not been in violation of any applicable provisions of any laws, statutes, ordinances or regulations and to Seller’s Knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation applicable to the Purchased Assets or the conduct of the Business.

(b)           Schedule 3.14(b) correctly describes each governmental license, permit, concession or franchise (a “Permit”) material to the Business, together with the name of the governmental agency or entity issuing such Permit.  Except as set forth on Schedule 3.14(b), such

Permits are valid and in full force and effect and, assuming the related Required Consents have been obtained prior to the Closing Date, are transferable by Seller and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.  Upon consummation of such transactions, Buyer will, assuming the related Required Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

(c)           Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority.

3.15        Employees.

(a)           Schedule 3.15 sets forth, with respect to each employee of Seller who is employed in the Business (including any such employee of Seller who is on a leave of absence) (i) the name of such employee and the date as of which such employee was originally hired by Seller, and whether the employee is on an active or inactive status; (ii) such employee’s title; (iii) such employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, equity vesting schedule, severance pay potential, and any other compensation forms; (iv) each current benefit plan in which such employee participates or is eligible to participate; and (v) any governmental authorization that is held by such employee and that is used in connection with the Business.  Except as disclosed in Schedule 3.15(a), the employment of each of the employees of the Business is terminable by Seller at will.

(b)           Schedule 3.15(b) lists all Persons who are currently performing services for the Business who are classified as “consultants” or “independent contractors,” the compensation of each such Person and whether Seller is party to an agreement with such Person (whether or not in writing).  Any such agreements are listed on Schedule 3.11 and have been made available (or, in the case of agreements that are not in writing, a summary thereof has been delivered) to Buyer.  All Persons engaged by Seller for the benefit of the Business as independent contractors, rather than employees, have been properly classified as such and have been engaged in accordance with all applicable foreign, federal, state and/or local laws.

(c)           Seller is not and has never been a party to or bound by any union contract, collective bargaining agreement or similar contract.  There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Seller or any of their employees.

(d)           Schedule 3.15(d) lists all current employee manuals and handbooks, employment policy statements, employment agreements, and other materials relating to the employment of the current employees of the Business.  Seller has made available to Buyer complete copies of all such documents.

(e)           Except as disclosed in Schedule 3.15(e), (i) none of the employees of the Business has notified or otherwise indicated to Seller that he or she intends to terminate his or her employment with Seller, or not to accept employment with Buyer; (ii) Seller does not have a present intention to terminate the employment of any employee of the Business; (iii) to Seller’s Knowledge, no employee of the Business has since January 1, 2006 received an offer of an employment from any other Person; (iv) all employees of the Business have executed Seller’s form Noncompetition, Nondisclosure and Developments Agreement; (v) no employee of the Business is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to affect in any way (A) the performance by such employee of any of his or her duties or responsibilities as a employee, or (B) the business or operations of the Business; (vi) to the Knowledge of Seller, no employee of the Business is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant with any third party relating to the right of any such employee to be employed by Seller; and (vii) Seller is not and never has been engaged in any dispute or litigation with an employee of the Business or former employee of the Business regarding Intellectual Property matters.

(f)            Except as disclosed in Schedule 3.15(f), (i) Seller does not have an established severance pay practice or policy; (ii) no employee of the Business is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from Seller or Buyer (other than accrued salary, vacation, or other paid time off in accordance with the policies of Seller) as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of any termination by the Business on or after the Closing of any Person employed by Seller on or prior to the Closing Date.

(g)           Seller is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.  Seller is not engaged, and to Seller’s Knowledge has never engaged, in any unfair labor practice of any nature.  The employees of the Business have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state law.  Seller has not failed to pay, any of its employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.

(h)           Seller, and each employee of the Business, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an employee of the Business will expire during the six month period following the date of this Agreement.

3.16        Environmental Compliance.

(a)           The Seller has complied in all material respects with all federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”); and

(b)           The Seller has not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except where such handling, generation, use, storage, transportation or disposal has not had, and could not reasonably be expected to have, a Material Adverse Effect.  The foregoing does not constitute a representation or warranty that no violation of Environmental Laws has occurred with respect to premises occupied by the Seller, although Seller has no knowledge of any such violation.

3.17        Customers and Suppliers.  Seller has not received notice from and is not otherwise aware that (a) any customer (or group of customers under common ownership or control) that accounted for a material percentage of the aggregate products and services furnished by the Business during the past 18 months has stopped or intends to stop purchasing the products or services of the Business or (b) any supplier (or group of suppliers under common ownership or control) that accounted for a material percentage of the aggregate supplies purchased by the Business during the past 18 months has stopped or intends to stop supplying products or services to the Business.

3.18        Transactions with Affiliates; Intercompany Arrangements.  There are no agreements, loans, leases, royalty agreements or other continuing transactions, in each cases relating to the Business or the Purchased Assets between Seller and (i) any officer, director or stockholder of Seller or any of their Affiliates or (ii) any member of any officer, director or stockholder of Seller’s family or any of their Affiliates (“Interested Person”).  To the Knowledge of Seller, no Interested Person (x) has any material direct or indirect interest in any entity that does business with Seller with respect to the Business or (y) has any direct or indirect interest in any property, asset or right that is used by Seller in the conduct of the Business.  No Interested Person has any contractual relationship (including that of creditor or debtor) with Seller other than such relationships as result solely from being an officer, director or stockholder of Seller.

3.19        Finders’ Fees.  Except for Berkery, Noyes & Co., LLC, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer, Seller or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

3.20        Other Information.  None of this Agreement, the Ancillary Agreements and the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

4.01        Organization and Existence.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.02        Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement, each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement and each of the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer.

4.03        Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

4.04        Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.

4.05        Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

4.06        Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

4.07        Financing.  Prior to and on the Closing Date, Buyer will have sufficient and available funds to enable Buyer to pay the Initial Cash Payout and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by Buyer on the Closing Date.

ARTICLE V

COVENANTS OF SELLER

Seller agrees that:

5.01        Conduct of the Business.  From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with past practices and shall use its reasonable best efforts to preserve intact the business organization and relationships with third parties and to keep available the services of the present employees of the Business.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not:

(a)           acquire a material amount of assets related to the Business from any other Person;

(b)           sell, lease, license or otherwise dispose of any Purchased Assets except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course consistent with past practices and (iii) without the consent of Buyer, which shall not be unreasonably withheld;

(c)           renew or enter into any Maintenance Agreement except in the ordinary course of business and on the Seller’s standard terms and conditions without the consent of Buyer, which shall not be unreasonably withheld; or

(d)           terminate or otherwise layoff any employees of the Business, and will preserve intact and keep available the services of all employees of the Business, in each case in accordance with past practices.

Seller will not take or agree or commit to take any action that would make any representation and warranty made by Seller under this Agreement on the date of its execution and delivery inaccurate in any respect at, or as of any time prior to, the Closing Date.

5.02        Access to Information.  From the date hereof until the Closing Date, Seller shall (a) give Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives full reasonable access to the offices, properties, books and records of Seller related to the Business, (b) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of Seller to reasonably cooperate with Buyer in its investigation of the Business.  No investigation by Buyer pursuant to this Section shall affect any representation or warranty given by Seller hereunder or any of Buyer’s rights under this Agreement, including without limitation under Articles X and XI.

5.03        Notices of Certain Events; Continuing Disclosure.

(a)           Seller shall promptly notify Buyer of:

(i)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)           any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(iii)          any actions, suits, claims, investigations or proceedings commenced or, to Seller’s Knowledge threatened against, or relating to or involving or otherwise affecting Seller or the Business or that relate to the consummation of the transactions contemplated by this Agreement, or any material developments relating to any actions, suits, claims, investigations or proceedings disclosed pursuant to section 3.10.

(b)           Until the Closing Date, Sellers shall have the continuing obligation promptly to advise Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a Schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by Seller.

(c)           No notice pursuant to this Section shall affect any representation or warranty given by Seller hereunder or any of Buyer’s rights under this Agreement, including without limitation under Articles X and XI.

5.04        Noncompetition.

(a)           Seller agrees that for a period of three full years from the Closing Date, neither it nor any Person that, as of the date of this Agreement or the Closing Date, is an Affiliate of Seller shall:

(i)            engage, either directly or indirectly, as a principal or for its own account, or solely or jointly with others, or as a stockholder in any corporation or joint stock association, in any business that competes with the Business as it exists on the Closing Date; provided that nothing herein shall prohibit the purchase or ownership of up to 5% of the outstanding stock of a publicly-traded company that competes with the Business; or

(ii)           employ or solicit, or receive or accept the performance of services by, any Transferred Employee; or

(iii)          advise any customer or supplier of the Business with respect to its business relationship with the Business.

(b)           For the sake of clarity, in the event Seller is acquired after the Closing Date by a Person (the “Acquiror”) the business activities of Acquiror on the date Acquiror acquires Seller (including any activities that compete with the Business as it exists on the Closing Date) shall not be deemed a violation of the provisions of this Section 5.04 notwithstanding the fact that the combined entity of Acquiror and Seller will continue to engage in such business activities.

(c)           If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.  Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach.  Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof.

5.05        Trademarks; Tradenames.  As soon as practicable after the Closing Date, Seller shall eliminate the use of all of the trademarks, tradenames, service marks and service names used in the Business, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents.  Seller shall grant Buyer the right to use the ClearStory name, as described in the Trademark License Agreement at Exhibit B.

5.06        Information Statement.

(a)           The Seller has prepared an information statement (the “Information Statement”) in connection with the transactions contemplated hereby in a form reasonably acceptable to Buyer.  The Seller shall file the Information Statement with the Securities and Exchange Commission (the “Commission”) as a preliminary information statement within one business day after the date hereof in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.  The Information Statement shall include the recommendation of the Seller’s Board of Directors in favor of approval and adoption of this Asset Purchase Agreement.

(b)           Seller shall notify Buyer promptly after the receipt of any comments of the Commission on, or of any request by the Commission for amendments or supplements to, the Information Statement and shall supply Buyer with copies of all correspondence between Seller or any of its representatives and the Commission with respect to the Information Statement.  Seller shall use its reasonable best efforts to respond to any comments from the Commission with respect to the preliminary Information Statement and to make any further filings (including amendments or supplements thereto or, if necessary or appropriate, amendments to any periodic report filed by Seller with the Commission) in connection therewith that Seller shall deem necessary, proper or desirable and shall cause the definitive Information Statement to be mailed to Seller’s stockholders at the earliest practicable time.  If at any time prior to the Closing Date, any event shall occur relating to Buyer, Seller or any of their respective officers, directors, partners or Affiliates which should be described in an amendment or supplement to the Information Statement, such party shall inform the other promptly after becoming aware of such event.  Whenever Buyer or Seller learn of the occurrence of any event which should be described in an amendment of, or a supplement to, the Information Statement, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the Commission and, if required by applicable law, disseminated to the persons and in the manner required.

5.07        Shareholder Approval.  Seller shall deliver to Buyer immediately upon the execution of this Agreement, an irrevocable written consent of stockholders on the form set forth as Exhibit C, executed by CIP Capital LP, Selway Partners, LLC, CSSMK, LLC, Selway Management, Inc., SCP Private Equity Partners II, LLC and Mitchell Klein (including affiliates), who together shall hold no less than 18,336,295 shares, or approximately 80% of the votes entitled to be cast.

5.08        No-Shop Provision.  From the date hereof until the Closing Date, the Seller shall not:

(a)           enter into any agreement, understanding or arrangement relating to any proposal, plan, agreement, understanding or arrangement contemplating (directly or indirectly):

(i)            any merger, consolidation, reorganization, recapitalization or similar transaction involving the Seller, any of Seller’s subsidiaries or any other entity controlled by Seller or any of Seller’s subsidiaries;

(ii)           any transfer or issuance of any capital stock or other securities of Seller, any of Seller’s subsidiaries or any other entity controlled by Seller or any of Seller’s subsidiaries for the purpose of effecting a change of control of Seller, or

(iii)          any transfer of any material asset of the Business (collectively, an “Acquisition Proposal”).

(b)           engage in any discussions or negotiations relating to, any Acquisition Proposal;

(c)           provide any information regarding Buyer or its business or operations to any party (other than to Buyer) in connection with any possible Acquisition Proposal; or

(d)           solicit or encourage the submission of any Acquisition Proposal;

(e)           provided however, that from the date hereof until the Closing Date, the Seller may engage in discussions with other parties regarding the purchase of solely the assets of the Seller not utilized in the Business.

(f)            In addition, Seller shall use its commercially reasonable efforts to prevent any Associate of Seller from doing any of the foregoing. “Associate” means, with respect to Seller:  (i) Seller’s subsidiaries and other entities under the control of the Seller, (ii) Seller’s directors, officers, employees, agents, representatives, accountants, attorneys and advisors, and (iii) the directors, officers, employees, partners, agents, representatives, accountants, attorneys and advisors of the Seller’s subsidiaries and other affiliates.

(g)           In the event that Seller receives a written or oral inquiry expressing interest in an Acquisition Proposal from any third party, Seller shall immediately by electronic mail, notify Buyer in writing of such inquiry.  If the Seller engages in any discussions under 5.08(e), and the third party initiates or attempts to pursue any discussions of the purchase of the Business, the Purchased Assets, whether as a stand alone purchase or as part of the purchase of the Seller, its securities or all or substantially all of its assets, the Seller shall immediately (i) cease all discussions; (ii) inform the third party that neither the Business nor the Purchased Assets are for sale; and (iii) immediately inform Buyer by electronic mail of such discussions.

5.09        Delivery of Financial Statements.  The Seller shall deliver to the Buyer the audited balance sheet and the related statements of operations and cash flows as of March 31, 2006, along with the unqualified audit opinion, (which may include explanatory language regarding the going concern of the Business or the Seller) of the independent registered accounting firm of Miller Ellin & Company, LLP, by May 15, 2006.

5.10        Billing.  The Seller agrees that it shall not invoice any customers for, or receive any customer payment or deposits with respect to, maintenance service contracts that contain service periods that commence on or after July 1, 2006, provided that the Seller may invoice customers for and receive payments with respect to service periods that commence during July 2006 if the Closing does not occur on or prior to April 18, 2006; provided that the Seller is in compliance with the provisions of Section 7.02 hereof with respect to completing the Closing on or prior to April 18, 2006.  The parties further agree, provided that the Seller is in compliance with the provisions of Section 7.02, if the Closing does not occur by the 15th of any month beginning with May 2006, the Seller may invoice customers for and receive payments with respect to service periods that commence during the month that begins approximately 75 days after the 15th of such month (for example if the Closing does not occur by May 15th, amounts may be billed for August 2006 and if the Closing does not occur by July 15th, amounts may be billed for September 2006).

5.11        Customer Overpayments   The Seller agrees that within thirty (30) days after the Closing, it shall send cash refunds to any customers of the Business in the amounts listed on Schedule 5.11 for which customer overpayments that have been retained by the Seller.

ARTICLE VI

COVENANTS OF BUYER

6.01        Certain Obligations With Respect to the Operation of the Business.

(a)           At all times during the Earnout Period, the Buyer shall keep books and records with respect to the operations of the Business and shall maintain financial records with respect thereto, in all events sufficient to determine the Earnout Payment.  The Buyer, for so long as the Earnout Payment is payable or are in dispute, shall provide access (during normal business hours and upon reasonable prior written notice) to a Seller representative from a nationally recognized accounting firm, who is not reasonably objectionable to the Buyer, to such books and records for purposes of verifying the Earnout Payment.  Such books and records shall be kept in accordance with generally accepted accounting principles, consistent with the historical practices of Buyer, to the extent practicable.

(b)           Until the date that is six months from the Closing Date, without prior consultation with and approval by Seller, Buyer shall not provide customer maintenance or software upgrades under any Contract or additional licenses to any customer of the Business that is more than 120 days past due in paying amounts owed to Seller under accounts receivable outstanding as of the Closing Date.

6.02        Post-Closing Transition.  To the extent Buyer’s employees temporarily reside at Seller’s office in Westborough, MA after the Closing to facilitate transition issues, Buyer agrees that such employees (and any equipment or other assets of Buyer) shall be removed from Seller’s premises by June 1, 2006.

6.03        Seller License Agreement.  At the Closing, the Buyer shall enter into a non-exclusive, end-user license agreement in favor of Seller for 15 named users, containing the terms and conditions set forth in the Seller License Agreement attached hereto as Exhibit D, which are the same terms and conditions as are set forth in Seller’s standard end-user agreement (the “Seller License Agreement”).  Pursuant to the Seller License Agreement, Buyer will grant Seller a non-exclusive right and license to use Radiant Business Document Server and Radiant MailManager for Seller’s own internal business purposes.  In addition, the Buyer shall provide the Seller standard support and maintenance for such software products for a period of not less than 5 years, at the annual rate of $5,000 per year.

6.04        Audit Fees.  Within 10 days after the later of (i) receipt of the audited financial statements required pursuant to Section 5.09 hereof, or (ii) receipt of an invoice for the audits of such financial statements of the Business and the financial statements of the Business required pursuant to Section 10.02(e) hereof, Buyer shall pay to Miller Ellin & Company, LLP its fees for such audits, in an aggregate amount not to exceed $60,000.

6.05        Application of Cash Receipts.  If, at any time after the Closing, the Buyer receives any payments in respect of invoices billed by the Seller prior to the Closing, then the Buyer shall promptly remit such payments to the Seller.  In addition, and in furtherance thereof, the Buyer acknowledges and agrees that it shall apply any such payments so received, first, against the invoices billed by the Seller prior to the Closing, before it applies any such payments against invoices billed by the Buyer after the Closing.

ARTICLE VII

COVENANTS OF BOTH PARTIES

The parties hereto agree that:

7.01        Confidentiality.  The Seller and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to Seller and its Affiliates in connection with the transactions contemplated by this Agreement, and, after the Closing Date, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller (other than with regard to all documents and information concerning the Business), (ii) in the public domain through no fault of Seller or (iii) later lawfully acquired by Seller from sources other than Buyer; provided that Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially in accordance with this Agreement.  The Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning both the Seller and the Business furnished to Buyer and its Affiliates in connection with the transactions contemplated by this Agreement, but after the Closing Date, only the confidential documents and information concerning the Seller not related to the Business except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially in accordance with this Agreement.  The obligation of the disclosing party to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, (a) Seller will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Seller or on its behalf concerning Buyer in connection with this Agreement that are subject to such confidence, and (b) Buyer will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or on its behalf concerning Seller in connection with this Agreement that are subject to such confidence.  Upon the Closing, Seller shall not retain any copies of the source code for the ClearStory Products or any other Business Intellectual Property.

7.02        Further Assurances.

(a)           Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

(b)           Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets.  Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

7.03        Certain Filings.  Seller and Buyer shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

7.04        Public Announcements.  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or stock exchange regulation, will not issue any such press release or make any such public statement prior to such consultation.  Notwithstanding the foregoing, the parties agree to issue the press releases attached hereto as Exhibit E and Exhibit E-1 at the signing of this agreement.  Each party also acknowledges that both the Buyer and Seller will need to file a Form 8-K with the Commission (in accordance with the rules of the Commission) relating to the signing of this Agreement and the Closing.

7.05        Information Requests.  After the Closing, for a period of six months, both the Buyer and the Seller will afford to the other party’s officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours to all personnel, books and records relating to the Purchased Assets, and shall furnish to such persons such financial and operating data and other information concerning the Purchased Assets as such persons from time to time reasonable requests.  Prior to the Closing, Seller shall provide Buyer with the records and data from their call logging and bug tracking software in an electronic or printed format that is reasonably acceptable to both parties.

ARTICLE VIII

TAX MATTERS

8.01        Tax Definitions.  The following terms, as used herein, have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, franchise, capital, paid-up capital, profits, lease, service, transfer, greenmail, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including liability for Taxes imposed on another Person, whether incurred or borne as a transferee or successor or by contract or otherwise), together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

8.02        Tax Matters.  Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

(a)           Seller has timely filed all Tax Returns required to be filed and has timely paid all Taxes owed (whether or not shown or required to be shown on such Tax Returns), in each case to the extent such Taxes and Tax Returns related to the Purchased Assets or the operation of the Business.  All such Tax Returns were complete and correct in all respects.  No portion of any Tax Return that relates to the Purchased Assets or the operation of the Business has been the subject of any audit, action, suit, proceeding, claim or examination by any governmental authority, and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or, to the knowledge of Seller, threatened.  Seller is not currently the beneficiary of any extension of time within which to file any such Tax Return, and Seller has not waived any statute of limitation with respect to any such Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.  No claim has ever been made by a Tax authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction in connection with the Business or the Purchased Assets.  There are no Liens for Taxes upon the Purchased Assets other than Permitted Liens, (and Schedule 8.02(a) contains a list of all Taxes being contested in good faith).  Seller does not have, and has not had, a permanent establishment or other taxable presence in any foreign country in connection with the operation of the Business or the acquisition, use, or holding of the Purchased Assets, as determined under the laws of such country or any applicable Tax treaty or convention between the United States and such foreign country.  Seller does not have any liability for the Taxes of any Person (other than Seller) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise that could have any adverse effect upon the Buyer (or any Affiliate).

(b)           Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor, or other third party and relating to the Business or the Purchased Assets.  None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.

(c)           Except as set forth on Schedule 8.02(c), no state of facts exists or has existed that would constitute grounds for the assessment against Buyer, whether by reason of transferee liability or otherwise, of any liability for any Tax of anyone other than Buyer.  The Purchased Assets do not include any stock or other ownership interests in any foreign or domestic corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.

(d)           Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it, for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

(e)           Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to a Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable therefor.

(f)            Schedule 8.02(f) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by Seller in connection with the Business or the Purchased Assets.

8.03        Tax Cooperation; Allocation of Taxes.

(a)           Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any governmental authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph (a) of Section 8.03.  In addition, Buyer and Seller agree to maintain or arrange for the maintenance of all records necessary to comply with this Section 8.03 for a period of seven (7) years from the Closing Date (or such longer period as may be reasonably requested in writing by Buyer or Seller) and each party agrees to afford the other reasonable access to such records during normal business hours.

(b)           All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period, equitably adjusted if necessary to reflect changes in taxable assets as between the Pre-Closing Period and Post-Closing Period or portions thereof.  Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period.  At Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.03(b) together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed.  Such amount shall be paid by the party owing it to the other at the Closing.  Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate governmental authority; provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period.  If either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.03(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

(c)           Any transfer, documentary, sales, use, stamp, or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be borne and paid by Buyer, and Buyer shall promptly reimburse Seller for any such amounts paid by Seller.  Buyer and Seller shall cooperate to minimize the amount of all the foregoing taxes and shall provide each other with any appropriate resale exemption certifications, tax clearance certificates and other similar documentation.  The party that is required by applicable law to make the filings, reports, or returns and to handle any audits or controversies with respect to any of the foregoing taxes shall do so, and the other party shall cooperate (and make reimbursement) with respect thereto as necessary.

ARTICLE IX

EMPLOYEE BENEFITS

9.01        Employee Benefits Definitions.  The following terms, as used herein, having the following meaning:

“Benefit Arrangement” means an employment, severance or similar contract, arrangement or policy (written or oral) and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits or any Co-employment agreement that (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Seller and (iii) covers any Employee or former Employee of Seller.

“Employee” for purposes of this Section IX means any employee of Seller.

“Employee Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates or any Co-Employer, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Transferred Employees” means those Employees listed on Schedule 9.03 who are being offered employment by Buyer and who commence employment with Buyer as of the Closing Date.

“Business Employees” means any Employee of the Seller who is primarily engaged in activities on behalf of the Business.

9.02        ERISA Representations.  Seller hereby represents and warrants to Buyer that:

(a)           Schedule 9.02 lists each Employee Plan that covers any Employee, copies of all of which, and a summary plan description of each, have previously been furnished to Buyer.  With respect to each Employee Plan, all annual reports (Form 5500) required to be filed with the Internal Revenue Service or Department of Labor have been properly filed on a timely basis and Seller has provided the most recently filed Form 5500.

(b)           Schedule 9.02 also includes a list of each Benefit Arrangement of Seller, copies or descriptions of which have been made available or furnished previously to Buyer.

(c)           None of the Employee Plans or Benefit Arrangements listed on Schedule 9.02 is subject to the laws of any jurisdiction outside the United States.

(d)           No non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan.

(e)           Neither Seller nor any ERISA Affiliate maintains or has ever maintained or contributed to or expects to incur liability with respect to any Employee Plan subject to Title IV of ERISA.  Seller has not incurred nor does it reasonably expect to incur any liability with respect to any transaction described in Section 4069 of ERISA.

(f)            Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.  Seller has furnished to Buyer copies of the most recent Internal Revenue Service determination or opinion letter with respect to each such Employee Plan.  Each Employee Plan and Benefit Arrangement has been maintained in compliance with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations.

(g)           With respect to the Business Employees and former Business Employees, there are no employee post-retirement health or welfare plans in effect, except as required by Section 4980B of the Code or applicable state law.  No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

(h)           All contributions, reserves or premium payments accrued under each Employee Plan and Benefit Arrangement have been made as of the Closing Date or are reflected on the Balance Sheet.

(i)            No Employee will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

9.03        Employees and Offers of Employment.

(a)           On or prior to the Closing Date, Buyer may, at its sole discretion, offer employment on an at-will basis to all of the Business Employees.  Buyer shall provide to Seller a complete and accurate list of the Transferred Employees at least two (2) business days prior to Closing.

(b)           Seller agrees to (i) use reasonable efforts to cooperate with Buyer in Buyer’s recruitment of the Business Employees, (ii) terminate the employment of the Transferred Employees with Seller (or, alternatively, at the discretion of Seller, cause the Transferred Employee to voluntarily terminate his employment and, in connection therewith, Seller will accept the resignation of the Transferred Employees) on or immediately prior to the Closing Date.  Seller agrees to pay any and all liabilities with respect to each Business Employee, including, but not limited to, all such liabilities relating to such termination, including, without limitation any payments and benefits due such Business Employees pursuant to accrued salary and wages, bonuses, commissions, pension, retirement, savings, health, welfare and other benefits and severance, payments or similar payments of the Transferred Employees, excluding vacation accruals assumed by the Buyer in accordance with Section 2.03(e) , and (iii) provide to each Transferred Employee any notice (which notice shall be reasonably acceptable to Buyer) required under any law or regulations in respect of such termination including, without limitation, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Federal Workers Adjustment and Retraining Notification Act (“WARN Act”).

(c)           Buyer agrees that it will make offers of employment to the Business Employees in good faith, with terms and conditions, including, but not limited to, salary and benefits, to be determined at the Buyer’s sole discretion.  Nothing herein shall be construed as an offer of employment on other than an employee-at-will basis.  Seller will make all reasonable efforts to assist Buyer in hiring all such Business Employees, and Seller will not take any action that would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Transferred Employee or any other Business Employee.  Buyer shall not assume responsibility for any Business Employee until such employee commences employment with Buyer, but in no event shall Buyer assume any responsibility for any commitment, obligation, duty or liability (i) of Seller to any Business Employee, or (ii) to any Business Employee that arose prior to the Closing Date, except as expressly set forth herein.  Buyer shall not assume responsibility for any employee of Seller who is not a Transferred Employee and Seller agrees to continue to assume all responsibilities, commitments and/or liabilities for any employee of Seller who is not a Transferred Employee.

(d)           Seller shall use its commercially reasonable efforts (without, however, any requirement to pay monies or any other form of consideration) to assist Buyer in Buyer’s hiring of certain of Seller’s key Business Employees and in its entering into employment or consulting arrangements with them.

(e)           Buyer shall employ the Transferred Employees following the Closing Date in accordance with the terms and conditions set forth in the employment offer letters to be delivered to the Transferred Employees by the Buyer.  Nothing herein shall prevent Buyer from terminating the employment of any such Transferred Employee.

(f)            As soon as reasonably practicable after the Closing Date, Buyer shall take all reasonable action so that all Transferred Employees who accept employment with the Buyer after the Closing Date (“Hired Employees”) shall be entitled to participate in each employee benefit plan, program or arrangement of Buyer of general applicability (the “Buyer Benefit Plans”) to the same extent as similarly-situated employees of Buyer and its subsidiaries (it being understood that inclusion of the Hired Employees in the Buyer Benefit Plans may occur at different times with respect to different plans).  Buyer shall, subject to any third party insurers consent, use its commercially reasonable efforts to cause each Buyer Benefit Plan in which the Hired Employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder including, but not limited to, applicability of minimum waiting periods for participation, the service of such employees with the Seller.

(g)           WARN.  Any notice required under the WARN Act that is, has been or will be required of Seller to its employees or former employees by reason of its acts on or prior to the Closing Date, or by reason of the transaction consummation hereby, will be given by Seller.

9.04        Seller’s Employee Benefit Plans.

(a)           Seller shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of each Employee or former Employee (including any beneficiary thereof).  No assets of any Employee Plan or Benefit Arrangement shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates.  Accrued benefits or account balances of Transferred Employees under the 401(k) Plan shall be fully vested as of the Closing Date.  Seller shall cooperate and assist any Transferred Employee who so requests, in making a direct rollover of the Transferred Employee’s vested account balance to Buyer’s 401(k) plan as soon as practicable after the Closing date.  Buyer shall cooperate with Seller and any Transferred Employee with respect to such direct rollover, provided that Buyer determines that the direct rollover is permitted under the Code and regulations thereunder.  Each of the parties hereto shall pay its own expenses in connection with such direct rollover.

(b)           With respect to any Employee Plans that are group health plans as defined in Section 5000(b)(1) of the Code, Seller shall satisfy the notice requirements of Section 4980B and 9801 of the Code.  Seller shall treat all Employees (and their beneficiaries) who terminate employment with Seller as a result of this transaction as “qualified beneficiaries” entitled to continuation health coverage as described in Section 4980B of the Code (“COBRA Coverage”), regardless of whether the Employee becomes a Transferred Employee, and Seller shall continue to provide COBRA Coverage for the maximum period required by law to any former Employee (or beneficiary) who is eligible for COBRA Coverage as of the Closing Date.  Seller shall promptly notify Buyer if it ceases to provide any group coverage to any of its Employees.

9.05        No Third Party Beneficiaries.  No provision of this Article IX or any other provision in this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their Affiliates and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates.  No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

ARTICLE X

CONDITIONS TO CLOSING

10.01      Conditions to the Obligations of Each Party.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)           No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(b)           Each other party to this Agreement shall have executed and delivered each of the Ancillary Agreements to be entered into by it, in each case substantially in the form attached as an exhibit to this Agreement, and any other documents or items required to be delivered by it pursuant to Section 2.06.

10.02      Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Seller pursuant hereto shall be true and correct at and as of the Closing Date, as if made at and as of such date except for such untruths or inaccuracies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Business and (iii) Buyer shall have received a certificate signed by the of Seller to the foregoing effect.

(b)           There has not been any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change, or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay Seller’s ability to consummate the transactions contemplated by this Agreement or perform its material obligations hereunder.

(c)           No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of all or any material portion of the Purchased Assets after the Closing Date and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing (i) shall have been instituted by any governmental authority before any court, arbitrator or governmental body, agency or official and be pending or (ii) shall have been instituted by any Person (other than a governmental authority) before any court, arbitrator or governmental body, agency or official and be pending, where such proceeding would in the reasonable judgment of the Buyer reasonably be expected to result in a ruling that would prohibit, alter, prevent or materially delay the Closing.

(d)           Buyer shall have received an opinion of Sullivan & Worcester LLP, dated the Closing Date, in substantially the form attached hereto as Exhibit F.

(e)           Buyer shall have received the audited balance sheet of the Business as of March 31, 2005 and the related statements of the Business of operations and cash flows of the Business for the one year period ending March 31, 2005 together with an unqualified audit opinion (which may include explanatory language regarding the going concern of the Business or the Seller) of the independent registered accounting firm of Miller Ellin & Company, LLP.

(f)            Seller shall have received all of the Required Consents as set forth on Schedule 3.03.

(g)           No later than two (2) days prior to Closing, Seller shall deliver to Buyer a draft balance sheet of the Business as of March 31, 2006.

10.03      Conditions to Obligations of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:  (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct at and as of the Closing Date, as if made at and as of such date except for such untruths or inaccuracies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect (as such term would be applied to the business of Buyer)and (iii) Seller shall have received a certificate signed by the Chief Executive Officer of Buyer to the foregoing effect.

ARTICLE XI
SURVIVAL; INDEMNIFICATION

11.01      Survival.

(a)           The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing until the first anniversary of the Closing Date, except as to matters as to which a Person has made a claim for indemnity or given notice of claim on or prior to the first anniversary of the Closing Date, which matters shall survive the expiration of such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied, or

(i)            in the case of Section 7.01 (Confidentiality);

(ii)           in the case of Section 5.04 (Noncompetition), for the period set forth therein; and

(iii)          in the case of Section 11.02(a)(iv), until the expiration of the applicable statute of limitations giving effect to any waivers, extensions or mitigation thereof.

Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 10.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

(b)           All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

11.02      Indemnification.  Seller hereby indemnifies Buyer against and agrees to hold it harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damage”) incurred or suffered by Buyer arising out of:

(a)           (i) any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty giving rise to claim for indemnity hereunder) made or to be performed by Seller pursuant to the provisions of this Agreement the Ancillary Agreements and any certificate or other writing delivered pursuant hereto or thereto; and

(ii)           any claim, action, suit or proceeding by any third party (a “Business Third Party Claim”) alleging facts that if proven true would constitute a misrepresentation or breach of warranty by Seller;

(iii)          any breach of any covenant made by Seller pursuant to Article V, Article VII, Section 8.03 and Section 9.03 of this Agreement; and

(iv)          any Tax obligations of Seller (other than any Tax obligations under Section 8.03(c) hereof), whether as a result of a Permitted Lien or otherwise, notwithstanding any disclosure on any disclosure schedule hereto or otherwise of the possibility of any such Taxes or the existence of any reserves therefor.

(b)           Buyer hereby indemnifies Seller against and agrees to hold it harmless from any and all Damages incurred or suffered by Seller arising out of:

(i)            any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty giving rise to claim for indemnity hereunder) made or to be performed by Buyer pursuant to the provisions of this Agreement the Ancillary Agreements and any certificate or other writing delivered pursuant hereto or thereto; and

(ii)           any Business Third Party Claim alleging facts that if proven true would constitute a misrepresentation or breach of warranty by Buyer; and

(iii)          any breach of any covenant or agreement made by Buyer pursuant to Article VI, Article VII, Section 8.03 and Section 9.03 of this Agreement.

11.03      Limitation of Indemnification.  Notwithstanding the provisions of Section 11.02, (i) neither Seller nor Buyer shall be liable for Damages under Section 11.02(a)(i) and 11.02(b)(i), respectively unless the aggregate amount of Damages with respect to all such misrepresentations or breaches of warranty (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to claim for indemnity hereunder) exceeds $50,000, (ii) Seller’s maximum liability under Section 11.02(a)(i) and 11.02(a)(ii) shall not exceed the Initial Earnout Payment and (iii) Seller’s maximum liability under 11.02(a)(iv) shall not exceed the aggregate amount of the Initial Cash Payment and the Earnout Payments.  Pursuant to Section 2.07, the Buyer shall holdback the Initial Earnout

Payment to pay Damages and Buyer’s sole and exclusive remedy with respect to claims for indemnification under Sections 11.02(a)(i) and 11.02(a)(ii) shall be the holdback of the Initial Earnout Payment.

11.04      Procedures.  Any party seeking indemnification under Sections 8.02, 9.02, and 11.02 (the “Indemnified Party”) shall give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any Third Party Claim; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party has been prejudiced thereby.  The Indemnifying Party may, and at the request of the Indemnified shall, participate in and control the defense of any Third Party Claim at its own expense.  If the Indemnifying Party assumes control of the defense of any Third Party Claim, the Indemnifying Party shall not be liable under Sections 8.02, 9.02 and 11.02 for any settlement effected by the Indemnified Party without its consent of any Third Party Claim.  Notwithstanding the foregoing, if the Indemnifying Party assumes the defense of a Third Party Claim and if the Indemnified Party later determines in good faith that a Third Party Claim is likely to materially adversely affect it or its business in a manner that may not be adequately compensated by the money damages, then the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim.  If the Indemnified Party shall so assume the exclusive right to defend, compromise, or settle such claim, all attorneys’ fees and other expenses incurred by the Indemnified Party in the defense, compromise or settlement of such claim shall be at the Indemnified Party’s expense and shall not be eligible for indemnification from the Indemnifying Party, but the Indemnifying Party shall be entitled to be indemnified by the Indemnifying Party for the full amount of any other Damages suffered by the Indemnified Party as a result of or arising out of the Third Party Claim.  The party controlling the defense of any third party suit, action or proceeding shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

11.05      Exclusive Remedy.  After the Closing, Sections 8.02, 9.02 and 11.02 shall provide the exclusive remedy for any misrepresentation or breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby, other than the covenants contained in Sections 5.04 (Noncompetition) and 7.01 (Confidentiality), or with respect to claims for fraud, willful misrepresentation or willful breach.

ARTICLE XII

TERMINATION

12.01      Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by written agreement of Buyer and Seller;

(b)           by either Buyer or Seller if the Closing shall not have been consummated on or before June 30, 2006; provided that such termination right shall not be available to a party that has failed to fulfill its obligations under this Agreement or whose acts or omissions have been a significant cause of the Closing not occurring on or before such date; and

(c)           by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clauses (b) or (c) shall give notice of such termination to the other party.

12.02      Effect of Termination.  If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach of any representation or warranty by any party to this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach.  The provisions of Sections 7.01 (Confidentiality), 13.03 (Expenses) and 13.10 (Jurisdiction) shall survive any termination hereof pursuant to Section 12.01.

ARTICLE XIII

MISCELLANEOUS

13.01      Notices.  All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given:  (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

if to Buyer, to:	with a copy to:

Datawatch Corporation Quorum Office Park 271 Mill Road Chelmsford, MA 01824 Attn: Chief Financial Officer Phone: 978-441-2200 Facsimile: 978-453-4443	William B. Simmons, Jr. Choate, Hall & Stewart LLP Two International Place Boston, MA 02110 Telephone: (617) 248-5095 Facsimile: (617) 248-4000

if to Seller, to:	with a copy to:

ClearStory Systems, Inc. One Research Drive Suite 200B Westborough, MA 01581 Attn: Hank Nelson Telephone: (508) 870-4100 Facsimile: (508) 870-4221	Alfred L. Browne, III Sullivan & Worcester, LLP One Post Office Square Boston, MA 02109 Telephone: (617) 338-2800 Facsimile: (617) 338-2880

13.02      Amendments; No Waivers.

(a)               Any provision of this Agreement may be amended prior to the Closing Date if, and only if, such amendment is in writing and signed by Buyer and Seller.  Any provision of this Agreement may be waived by Buyer or Seller if the waiver is in writing and signed by the party to be bound.

(b)              No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

13.03      Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

13.04      Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.05      Governing Law.  This Agreement and the Ancillary Agreements shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

13.06      Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

13.07      Entire Agreement.  This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.  None of the provisions of this Agreement and the Ancillary Agreements is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

13.08      Bulk Sales Laws.  Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state.

13.09      Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

13.10      Jurisdiction.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware.

IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DATAWATCH CORPORATION

By:	/s/ ROBERT HAGGER
	Name:	Robert Hagger
	Title:	President & Chief Executive Officer

CLEARSTORY SYSTEMS, INC.

By:	/s/ HENRY F. NELSON
	Name:	Henry F. Nelson
	Title:	President & Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

INDEX OF EXHIBITS AND SCHEDULES

The following exhibits schedules have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request.

Exhibits

Exhibit A	— Form of Assignment and Assumption Agreement
Exhibit B	— Trademark License Agreement
Exhibit C	— Shareholder Consent
Exhibit D	— Seller License Agreement
Exhibit E	— Press Release
Exhibit E-1	— Press Release
Exhibit F	— Legal Opinion

Schedules

Schedule 1.01	Infrastructure Software
Schedule 2.01(d)	Prepaid Expenses and Deposits
Schedule 2.03	Assumed Liabilities
Schedule 2.03(a)	Deferred Revenue
Schedule 2.03(e)	Accrued Vacation
Schedule 2.07(b)	List Prices- ClearStory Products
Schedule 3.03	Required Consents
Schedule 3.05	Financial Statements of the Business
Schedule 3.06	Ordinary Course
Schedule 3.07	Personal Property
Schedule 3.08	Sufficiency of Assets
Schedule 3.09	Title to Purchased Assts
Schedule 3.11	Material Contracts
• Third Party Agreements
• Vendor Contracts
• VAR Agreements
• Customer License Agreements
Schedule 3.11(a)(iii)	Maintenance Contracts
• Maintenance Contracts Provided
Schedule 3.11(a)(v)	Indebtedness for Borrowed Money
Schedule 3.11(a)(vii)	Source Code Escrow
Schedule 3.12(a)(i)	Intellectual Property - Trademarks
Schedule 3.12(a)(ii)	Intellectual Property – Product and Services
Schedule 3.12(a)(iii)	Intellectual Property - Product and Services - Licensed
Schedule 3.12 (b)(i)	Intellectual Property – Licensed Technology Owned
Schedule 3.12 (b)(i)	Intellectual Property – Licensed Technology Licensed
Schedule 3.12(c)	Intellectual Property – Licensed Technology with 3rd Party Obligation

Schedule 3.12(e)	Intellectual Property – Third Parties with Rights to Owned Intellectual Property
Schedule 3.12(h)	Intellectual Property – Publicly Available Software
Schedule 3.13	Insurance
Schedule 3.14(b)	Permits
Schedule 3.15	Employees
Schedule 3.15(b)	Consultants & Independent Contractors
Schedule 3.15(d)	Employee Agreements
Schedule 3.15(e)	Employee Terminations
Schedule 3.15(f)	Severance Policy
Schedule 5.11	Customer Overpayments
Schedule 8.02(a)	Taxes Being Contested
Schedule 8.02(c)	Taxes – Grounds for Assessment Against Buyer
Schedule 8.02(f)	Tax Jurisdictions
Schedule 9.02	Employee Benefit Plans
Schedule 9.03	Employees